As filed with the Securities and Exchange Commission on June 26, 2015.

Registration No. 333-203903

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE J.G. WENTWORTH COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	46-3037859 (I.R.S. Employer Identification No.)

201 King of Prussia Road
Radnor, Pennsylvania 19087
(484) 434-2300

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Stephen A. Kirkwood
Executive Vice President, General Counsel and Corporate Secretary
201 King of Prussia Road
Radnor, Pennsylvania 19087
(484) 434-2300

(Name, address, including zip code, and telephone number,
 including area code, of agent for service)

Copy to:

Steven J. Daniels, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
920 N. King Street
Wilmington, Delaware 19801
(302) 651-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement and after all conditions to the stock purchase as described in the enclosed prospectus are satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 26, 2015

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND WESTSTAR OR JGW A PROXY

Dear Stockholders:

On March 6, 2015, The J.G. Wentworth Company, a Delaware corporation (“JGW”), WestStar Mortgage, Inc., a Virginia corporation (“WestStar”), and the selling stockholders of WestStar party thereto, executed a Stock Purchase Agreement (the “Acquisition Agreement”).  Pursuant to the Acquisition Agreement, JGW or its affiliate agreed to  acquire all of the issued and outstanding shares of WestStar from the selling stockholders of WestStar party thereto and WestStar would become an indirect, wholly-owned subsidiary of JGW, all subject to the terms and conditions specified therein.

No consent or approval of the stockholders of JGW is sought or required in connection with the Acquisition Agreement.

Upon closing of the stock purchase contemplated by the Acquisition Agreement, the WestStar stockholders, at the election of JGW, will receive up to twenty-five percent (25%) of the consideration payable to them in the form of shares of Class A common stock of JGW, and the remainder of the consideration will be payable in cash.  The number of shares of Class A common stock issuable in connection with the stock purchase will fluctuate with the market value of JGW’s shares of Class A common stock and will be determined based upon the average of the closing stock prices of JGW’s shares of Class A common stock as reported on the New York Stock Exchange over the consecutive 10-business day period immediately prior to the second business day prior to the closing.

WestStar stockholders are encouraged to read this entire prospectus carefully, including:

•                  the “Questions and Answers About the Transaction” section beginning on page 1;

•                  the “Summary” section beginning on page 2; and

•                  the “Risk Factors” section beginning on page 6.

JGW’s Class A common stock is listed on the New York Stock Exchange under the symbol “JGW”.  The obligations of JGW, WestStar and the WestStar stockholders to complete the stock purchase are subject to the satisfaction or waiver of several conditions specified in the Acquisition Agreement.  More information about JGW, WestStar, and the stock purchase are contained in this prospectus.

Sincerely,

Stewart A. Stockdale Chief Executive Officer The J.G. Wentworth Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated [      ], 2015, and is first being mailed to the WestStar stockholders on or about [      ], 2015.

i

ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about JGW from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this prospectus by requesting them from JGW in writing or by telephone at the following address and telephone number or by visiting JGW’s website (www.jgw.com):

THE J.G. WENTWORTH COMPANY
201 King of Prussia Road
Radnor, Pennsylvania 19087
(484) 434-2300
Attention: Investor Relations

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by JGW (File No. 333-203903), constitutes a prospectus of JGW under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of JGW Class A common stock to be issued to the WestStar stockholders as contemplated in the Acquisition Agreement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus. This prospectus is dated [      ], 2015. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this prospectus to the WestStar stockholders nor the issuance by JGW of shares of its Class A common stock in connection with the stock purchase contemplated in the Acquisition Agreement will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer in such jurisdiction. Information contained in this prospectus regarding JGW has been provided by JGW and information contained in this prospectus regarding WestStar and the WestStar stockholders has been provided by WestStar, respectively.

ii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Following are questions and related answers that address some of the questions you may have regarding the pending stock purchase transaction (the “Transaction”) contemplated in the Stock Purchase Agreement, dated March 6, 2015, among JGW, WestStar, and the selling stockholders of WestStar party thereto (the “Acquisition Agreement”). These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Acquisition Agreement, or any of the other matters discussed in this prospectus, and are subject to, and are qualified in their entirety by, the more detailed information contained in or attached to this prospectus. Therefore, please carefully read this prospectus, including the attachments hereto, in its entirety.

Q:                                  WHY DID I RECEIVE THIS PROSPECTUS?

A:                                   Pursuant to the Registration Statement of which this prospectus forms a part, JGW is registering shares of its Class A common stock issuable to stockholders of WestStar in the Transaction.  Applicable requirements of the federal securities laws require JGW to provide you with information regarding the Transaction. Because of the structure of the Transaction, your consent to and approval of the Transaction is not required and is not requested. Nevertheless, this prospectus contains important information about the Transaction and certain related matters.

Q:                                  WHEN IS IT EXPECTED THAT THE TRANSACTION WILL BE COMPLETE?

A:                                   JGW, WestStar and the selling stockholders of WestStar party thereto signed the Acquisition Agreement on March 6, 2015.  The parties are working toward completing the Transaction as quickly as possible, and hope to complete the Transaction during the third quarter of 2015; however, the exact timing cannot be predicted. In order to complete the Transaction, several conditions set forth in the Acquisition Agreement must be met or waived, as described in more detail elsewhere in this document.

Q:                                  WHAT WILL I RECEIVE IN THE TRANSACTION?

A:                                   The WestStar stockholders are entitled to receive consideration upon closing of the Transaction in the form of cash (comprising at least 75% of the consideration) and, if JGW elects, subject to the terms and conditions of the Acquisition Agreement, shares of JGW Class A common stock in lieu of cash (comprising no more than 25% of the consideration).  JGW will determine the allocation of consideration between cash and JGW Class A common stock at least five business days prior to closing of the Transaction.

Q:                                  DO I HAVE APPRAISAL RIGHTS?

A:                                   There are no appraisal rights available to stockholders of WestStar or JGW in connection with the Transaction.

Q:                                  WHO CAN ANSWER QUESTIONS REGARDING THE TRANSACTION?

A:                                   If you would like additional copies of this prospectus, or if you have questions about the Transaction, amendments or the other matters discussed in this document, you should contact:

THE J.G. WENTWORTH COMPANY
201 King of Prussia Road
Radnor, Pennsylvania 19087
(484) 434-2300
Attention: Stephen A. Kirkwood
Executive Vice President, General Counsel and Corporate Secretary

SUMMARY

The following is a summary that highlights information contained in this prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Acquisition Agreement and the Transaction, we encourage you to read carefully this entire prospectus, including the attached annex.

The Companies

JGW

The J.G. Wentworth Company
201 King of Prussia Road
Radnor, Pennsylvania 19087
(484) 434-2300

JGW is a leading direct response marketer that provides liquidity to customers by purchasing structured settlement, annuity and lottery payment streams, as well as interests in the proceeds of legal claims, in the United States. JGW securitizes, sells or otherwise finances the payment streams that it purchases in transactions that are structured to generate cash proceeds to JGW that exceed the purchase price JGW paid for those payment streams.  JGW has developed its leading position as a purchaser of structured settlement payments through highly recognizable brands and multi-channel direct response marketing platform.

JGW was incorporated as a Delaware corporation on June 21, 2013. Pursuant to a reorganization into a holding corporation or “Up-C” structure, its primary asset is its equity interest in The J.G. Wentworth Company, LLC. JGW is the managing member of The J.G. Wentworth Company, LLC and operates and controls all of the businesses and affairs of The J.G. Wentworth Company, LLC and its subsidiaries.

JGW’s headquarters are located in Radnor, PA and as of December 31, 2014, JGW had a total of 410 full-time employees.  Additional information about JGW and its subsidiaries is included in documents incorporated by reference into this prospectus.  See “Where You Can Find More Information” on page 37.

WestStar

WestStar Mortgage, Inc.
3350 Commission Court
Woodbridge, Virginia 22192
(703) 496-3303

WestStar is a privately-held residential mortgage company specializing in conforming mortgage lending.  WestStar originates Conventional, VA, and FHA loans and is actively licensed in 39 states and the District of Columbia and holds an inactive license in 1 state.  In 2014, WestStar closed $1.5 billion of new loan originations, and sold or securitized approximately half of the loans it originated to government backed organizations and half to third-party institutional investors in the secondary market.

All of WestStar’s underwriting, closing, funding, and corporate functions occur on a centralized basis at WestStar’s headquarters in Woodbridge, Virginia.  However, WestStar relies on sales and sales support staff (including loan officers, processors, and administrative staff) located throughout the country.  WestStar was founded in 2000 and has over 300 employees in 15 states across the country.

The Transaction

Form of Transaction and Consideration to be Delivered

Pursuant to the Acquisition Agreement, it is expected that JGW or its designated affiliate will acquire all of the issued and outstanding capital stock of WestStar for a purchase price of approximately $54 million, subject to certain possible purchase price adjustments based on WestStar stockholder equity at closing. The purchase price is payable in cash and, at JGW’s election, shares of JGW Class A common stock, with a minimum of 75% of the purchase price to be paid in cash.

Upon consummation of the Transaction, WestStar will become an indirect, wholly-owned subsidiary of JGW.  WestStar will operate as a newly-rebranded subsidiary of JGW under the name J.G. Wentworth Home Lending, Inc.  The subsidiary will remain in WestStar’s current headquarters in Woodbridge, Virginia.  WestStar’s management team, led by Roger W. Jones, and Kathy Murphy-Zimpel, will focus on leveraging the many assets of JGW to drive growth and innovation in the mortgage business.  The acquisition is subject to customary closing conditions and regulatory approvals as more fully described herein.

No Appraisal Rights

There are no appraisal rights available to the stockholders of WestStar or JGW in connection with the Transaction.

Regulatory and Other Approvals

Consummation of the Transaction is conditioned on regulatory consents and third-party approvals and, among other matters, filings and change-in-control approvals, as applicable, with the following state and federal agencies: U.S. Department of Housing and Urban Development, U.S. Department of Veterans’ Affairs, Freddie Mac, Fannie Mae, Ginnie Mae and Virginia Housing Development Authority.  The Transaction is also contingent on certain notice filings and change-in-control consents pursuant to various state mortgage licensing authorities in the states in which WestStar does business. WestStar and JGW will provide information regarding the Transaction to such agencies and applicable regulators as necessary under the circumstances.  Closing of the Transaction is also conditioned upon receipt of consent from WestStar’s warehouse lenders under applicable warehouse credit facilities and counter-parties to other commercial agreements that require consent in the event of a change-in-control of WestStar.

United States Federal Income Tax Consequences of the Transaction

The Transaction should be taxable to U.S. holders of WestStar common stock. You should consult your tax advisor for a full understanding of the particular tax consequences of the Transaction.

Accounting Treatment

JGW will account for the acquisition of shares of WestStar common stock under the purchase method of accounting for business transactions. JGW will be considered to be the acquirer. In determining the acquirer for accounting purposes, JGW and WestStar considered the factors required under accounting principles generally accepted in the United States of America, which are referred to as “GAAP.”

Risk Factors

In considering the Acquisition Agreement, the Transaction and the issuance of shares of Class A common stock of JGW, you should carefully read this prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 6.

SELECTED HISTORICAL FINANCIAL DATA OF JGW

The following table presents selected historical consolidated financial data for JGW as of and for the years ended December 31, 2014, 2013 and 2012. This information has been derived from JGW’s audited consolidated financial statements. The information should be read in conjunction with the historical audited consolidated financial statements of JGW and the related notes, including those contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus.

	As of and for the Year Ended December 31,
	2014	2013	2012
	(Dollars in thousands, except for per share data)
Total assets	$5,182,709	$4,472,097	$4,298,597
Total long-term obligations (1)	4,726,311	4,086,565	3,656,329
Total revenue	494,376	459,563	467,397
Net income	96,613	61,818	119,472
Net income attributable to non-controlling interests	65,402	67,395	2,731
Net income (loss) attributable to JGW	31,211	(5,577)	116,741
Net income (loss) per share of Class A common stock of JGW
Basic	$2.40	$(0.54)	N/A
Diluted	$2.40	$(0.54)	N/A

(1)         JGW includes variable interest entity (“VIE”) derivative liabilities, at fair market value, VIE long-term debt, VIE long-term debt issued by securitization and permanent financing trusts, at fair market value, and the term loan payable from its consolidated balance sheet as its long-term obligations.

SELECTED HISTORICAL FINANCIAL DATA OF WESTSTAR

The following table presents selected historical financial data for WestStar as of and for the years ended December 31, 2014, 2013 and 2012. This information has been derived from WestStar’s audited financial statements.

	As of and for the Year ended December 31,
	2014	2013	2012
	(Dollars in thousands, except for per share data)
Total assets	$234,375	132,981	177,842
Total long-term obligations	224	8	126
Total revenue	63,539	76,196	94,082
Net income	15,236	24,342	43,487

SELECTED QUARTERLY FINANCIAL DATA OF WESTSTAR

The following table presents selected historical quarterly financial data for WestStar as of and for the quarter ended March 31, 2015 and for each quarter in the years ended December 31, 2014 and 2013. This information has been derived from WestStar’s audited and unaudited financial statements.

Year 2015
March 31
(Dollars in thousands, except for per share data)
Total Revenue	$19,807
Gross Profit	$11,829
Net Income	$4,515

	Year 2014
	December 31	September 30	June 30	March 31
	(Dollars in thousands, except for per share data)
Total Revenue	$19,180	15,192	16,388	12,779
Gross Profit	$11,825	8,646	9,469	6,281
Net income	$5,636	3,257	4,658	1,685

	Year 2013
	December 31	September 30	June 30	March 31
	(Dollars in thousands, except for per share data)
Total Revenue	$12,590	17,869	24,849	20,888
Gross Profit	$8,416	11,313	16,383	14,091
Net income	$2,282	4,922	9,362	7,776

COMPARATIVE PER SHARE INFORMATION

The following table presents: (1) historical per share data for JGW; (2) unaudited pro forma per share data of the combined company after giving effect to the Transaction; and (3) historical and unaudited equivalent pro forma per share data for WestStar.  The combined company unaudited pro forma per share data was derived by combining information from the historical consolidated financial statements of JGW and WestStar using the purchase method of accounting for the Transaction after giving effect to the Transaction. The following data assumes 1,600,000 shares of JGW Class A common stock will be issued in the Transaction.

The WestStar unaudited equivalent pro forma per share data was derived by multiplying the JGW and WestStar combined pro forma amounts by a ratio reached by assigning a value to WestStar equal to the estimated purchase price payable in the Transaction of $54,000,000.

Historical book value per share for each of JGW and WestStar has been calculated by dividing stockholders’ equity by the number of shares of common stock of each company outstanding at May [   ], 2015.

You should read this table together with the historical consolidated financial statements of JGW that are filed by JGW with the SEC and incorporated by reference into this document. Please refer to the section of the prospectus entitled “Where You Can Find More Information” beginning on page 37. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the Transaction occurred prior to the dates indicated below.

	JGW			WestStar
	Historical	Pro Forma Combined		Historical		Pro Forma Equivalent
Basic income (loss) per share attributable to stockholders of Class A common stock of The J.G. Wentworth Company
Year ended December 31, 2014	$2.40	$	[ ]	$	[ ]	$	[ ]
Diluted income (loss) per share attributable to stockholders of Class A common stock of The J.G. Wentworth Company
Year ended December 31, 2014	$2.40	$	[ ]	$	[ ]	$	[ ]
Dividends declared per common share
Year ended December 31, 2014	$0		$0	$	[ ]	$	[ ]
Book value per common share (1)
As of December 31, 2014	$8.23	$	[ ]	$	[ ]	$	[ ]

(1)         Calculated as total stockholders’ equity of JGW divided by the number of shares of JGW Class A common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE DATA

JGW Class A common stock is traded on the New York Stock Exchange under the symbol “JGW”. WestStar is a privately held company and there is currently no public market for its securities. The table below sets forth the high and low sales prices per share of JGW Class A common stock as reported on the New York Stock Exchange on March 9, 2015, the last completed trading day prior to the announcement of the Transaction, and on June 25, 2015, the last full trading day for which high and low sales prices were available as of the date of this prospectus.

	JGW			WestStar
	Class A Common Stock			Common Stock
Date	High	Low	Close	High	Low	Close
March 9, 2015	$10.50	$10.28	$10.47	N/A	N/A	N/A
June 25, 2015	$10.265	$9.84	$9.90	N/A	N/A	N/A

For illustrative purposes, the following table provides WestStar equivalent per share information on each of the specified dates. WestStar equivalent per share values are calculated based upon an estimated purchase price of $54,000,000.

	Equivalent Per Share Information
Date	High		Low		Close
March 9, 2015		$540,000		$540,000		$540,000
[ ], 2015	$		$		$

The above table shows only historical comparisons. These comparisons may not provide meaningful information to JGW and WestStar stockholders. JGW and WestStar stockholders are urged to obtain current market quotations for JGW Class A common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 37 of this prospectus.

Dividend Information (JGW and WestStar)

JGW has never declared or paid any cash dividends on its capital stock. JGW does not currently intend to pay cash dividends on its Class A common stock.  WestStar declared cash dividends on its capital stock of $759,925 in 2011, $22,559,164 in 2012, $25,418,070 in 2013 and $10,986,437 in 2014.

RECENT DEVELOPMENTS

WestStar’s financial performance for the first quarter of 2015 improved over the comparable period in 2014. Loan origination volume was approximately $553.6 million. Total revenue in the first quarter of 2015 was $19.807 million, with total net income for WestStar of $4.515 million through March 31, 2015.

RISK FACTORS

In addition to the other information included or incorporated by reference into this prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11, you should carefully consider the following risks.  A description of the material risks of JGW can be found in JGW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this prospectus. You should also read and consider the other information in this prospectus and the other documents incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page 37.

Risk Factors Related to the Transaction

If the Transaction with WestStar is consummated, JGW will face the risks associated with WestStar’s business.

JGW is targeting a closing of the Transaction during the third quarter of 2015. If the proposed Transaction is consummated, JGW may be subject to a number of material risks associated with WestStar’s business, including the following:

•                                          WestStar’s financial results have been and may continue to be materially affected by general economic conditions in the U.S., particularly unemployment levels, interest rates and home prices because these factors may lead to a decrease in demand for resident mortgage loans.  A general deterioration in U.S. economic conditions or financial markets may have a material adverse effect on the residential mortgage lending industry and WestStar’s financial condition and results of operations.

•                                          WestStar may experience increased credit risk, including as related to a general deterioration in economic conditions.  Such increased credit risks may require WestStar to reserve for additional credit losses and loan loss reserves, both of which may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar may experience increased credit risk and higher credit losses to the extent mortgage loans originated by WestStar are not sufficiently diversified by mortgage loan type, industry segment, borrower type, or geographical location of collateral, each of which may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Increased credit risk on behalf of borrowers may result in an increase in defaults, delinquencies and foreclosures, as well as increased repurchase and indemnification requests from investors, each of which may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Changes in U.S. and foreign monetary policies, particularly increases in residential mortgage interest rates, may significantly impact WestStar’s financial condition and results of operations.

•                                          Increases in residential mortgage interest rates may discourage borrowers from prepaying mortgage loans and therefore lead to fewer new mortgage originations.  Conversely, decreases in residential mortgage interest rates may lead to increased originations in connection with refinancings.  Such fluctuations in residential mortgage interests rates may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          The Dodd-Frank Wall Street Reform and Consumer Protection Act and related legislative and regulatory actions may have a significant impact on WestStar’s financial results and business operations due to increased regulatory obligations and scrutiny.

•                                          New regulatory regimes in the consumer financial services area may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          If WestStar is unable to effectively and efficiently respond to regulatory changes in a manner that meets consumer and business needs, WestStar may lose market share and such decrease in market share may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar must effectively manage liquidity to ensure it meets its origination goals and existing cash commitments, including principal and interest payments on mortgage loans in its portfolio.  Any inability to effectively manage liquidity could have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Increased incidents of foreclosures may have a material adverse effect on WestStar’s financial condition because WestStar may not be able to recover the full value of the mortgage loan upon completion of the foreclosure action, particularly with respect to mortgage loans that are not sufficiently insured or guaranteed by a governmental agency or other insurance program.

•                                          Errors or inaccuracies in the assessment or valuation of mortgage loan collateral at the time of origination may result in losses that could have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Should WestStar adopt more lenient underwriting standards in the future, such revised standards may result in less stringent borrower qualifications that may lead to a higher percentage of foreclosed properties.  As previously noted, increased foreclosures may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          An increase in mortgage loan prepayments may lower WestStar’s realized returns per mortgage loan and have a material adverse effect on WestStar’s financial condition.

•                                          If WestStar is unable to consistently offer products and services that are responsive to consumer needs, WestStar may lose market share which may have a material adverse effect on WestStar’s financial condition.

•                                          If WestStar is unable to effectively respond and adapt to technological challenges and changes in the mortgage industry, WestStar may lose market share which may have a material adverse effect on WestStar’s financial condition.

•                                          WestStar’s success depends, in part, on the integrity of its systems and technological infrastructure. System interruption, security breaches, lack of data integrity and infrastructure failures may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          A breach of network security or the misappropriation or misuse of personal consumer information may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Although necessary for its business operations, WestStar’s collection, processing, storage, use and disclosure of personal data may give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights and may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar may fail to adequately protect its intellectual property rights or may be accused of infringing upon intellectual property rights of a third party, each of which may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar relies upon affinity and lead-generation relationships to gain market share and maintain its business operations.  Changes in the terms of these relationships or the inability to maintain and expand relationships with existing or new lead-generators may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Changes to and/or cessation of programs offered by or through the U.S. Department of Veteran’s Affairs, U.S. Department of Agriculture, U.S. Department of Housing and Urban Development and other government sponsored enterprises concerning insuring, offering, pooling and/or purchasing mortgage loans may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar relies upon business relationships with third party vendors who provide services to originators and servicers in the mortgage industry.  Changes in the condition of WestStar’s relationships with such vendors, modifications to the services provided and changes to the material agreements with such vendors, and/or WestStar’s inability to maintain or replace these relationships or agreements, may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar must effectively manage and monitor its key vendor relationships, including its relationship with its sub-servicer, to ensure regulatory compliance and customer satisfaction.  Failure to effective manage and monitor its key vendor relationships could adversely affect financial results and business conditions.

•                                          WestStar must effectively manage and control the risks associated with fluctuating interest rates and market volatility in relation to its retained mortgage servicing rights portfolio.  An inability to effectively manage and control such risks related to its retained mortgage servicing rights may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar must effectively manage and hedge the risks associated with fluctuating interest rates and market volatility in relation to its locked but unclosed pipeline of mortgage loans.  Inability to effectively manage and hedge such risks may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar relies upon business relationships with secondary marketing partners to manage risks associated with fluctuating interest rates.  Changes in the terms of these relationships and/or WestStar’s inability to maintain/replace these relationships may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          Insolvency on behalf of any insurance carrier that supports WestStar (or individual borrowers holding mortgage loans with WestStar) may have a material adverse effect on WestStar’s financial condition and results of operations in the event of uninsurable losses.

•                                          WestStar depends on relationships with marketplace investors who invest in mortgage loans originated by WestStar.  Adverse changes in the relationships with such investors may have a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar relies on warehouse financing with a number of warehouse lenders.  Changes in its warehouse lending relationships and/or an inability to maintain warehouse lending at desirable levels with credible lending institutions may have a material adverse effect on WestStar’s ability to maintain adequate liquidity and therefore its financial condition and results of operations.

•                                          WestStar relies on the performance of highly skilled personnel and if it is unable to attract, retain and motivate well-qualified employees, there may be a material adverse effect on WestStar’s financial condition and results of operations.

•                                          It is intended that WestStar will only own real property if it forecloses on a defaulted mortgage loan and purchases the property at the foreclosure sale.  By becoming the owner of property, WestStar may incur additional obligations, including assessments, taxes, maintenance, and the liquidation costs of the property, all of which may have a material adverse effect on WestStar’s financial condition and results of operations.  Such risks are also associated with any such properties currently owned by WestStar.

•                                          Should WestStar fail to maintain brand recognition and attract and retain customers in a cost-effective manner, there may be a material adverse effect on WestStar’s financial condition and results of operations.

•                                          WestStar’s business operations and financial results tend to fluctuate as a result of seasonality of the mortgage industry, the regulatory environment and other changes in the marketplace.  These fluctuations may make it difficult to predict future performance and financial results of WestStar.

•                                          Increased competition in the marketplace may reduce mortgage loan origination volume and, as a result, reduce WestStar’s returns from origination and servicing fees, which may have a material adverse effect on WestStar’s financial condition and results of operations.

JGW stockholders may not realize a benefit from the Transaction commensurate with the ownership dilution they will experience in connection with the Transaction and WestStar stockholders may not realize a benefit from the Transaction commensurate with the price received for shares of their WestStar common stock sold in the Transaction.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Transaction, JGW’s stockholders will have experienced dilution of their ownership interest in connection with the Transaction without receiving some or all of the intended benefit and the value of the shares of Class A common stock of JGW issued to former WestStar stockholders in the Transaction may decrease from the value ascribed to such shares for purposes of calculating the consideration paid under the Acquisition Agreement.

The combined company may not successfully enter new lines of business and broaden the scope of its current businesses.

JGW is growing its existing core business, developing strategies to leverage its highly recognizable brands, direct marketing capabilities, operational and underwriting capabilities, and low cost of capital to enter into new lines of business that are logical extensions to its core business, thus allowing it to become a diversified consumer financial services provider.  The acquisition of WestStar represents JGW’s entry into the mortgage business. JGW may not achieve its expected growth if it does not successfully enter these new lines of business and broaden the scope of its current businesses. In addition, entering new lines of business and broadening the scope of its current businesses may require significant upfront expenditures that JGW may not be able to recoup in the future. These efforts may also divert management’s attention and expose JGW to new risks and regulations. As a result, entering new lines of business and broadening the scope of JGW’s current businesses may have material adverse effects on JGW’s business, financial condition, results of operations and cash flows.

Because the market price of JGW Class A common stock will fluctuate after the Transaction, WestStar stockholders cannot be certain of the market value of the Transaction consideration they will receive.

Upon completion of the Transaction, holders of WestStar common stock may become holders of JGW Class A common stock. JGW’s business differs in important respects from that of WestStar, and, accordingly, the results of operations of the combined company and the market price of JGW Class A common stock after the completion of the Transaction may be affected by factors different from those currently affecting the independent results of operations of each of JGW and WestStar. For a discussion of the businesses of JGW and of some important factors to consider in connection with JGW’s business, see the documents incorporated by reference in this prospectus and referred to under “Where You Can Find More Information” on page 37.

The completion of the Transaction is subject to certain conditions, which could cause either JGW or WestStar to abandon the Transaction.

Failure to satisfy or waive any of the conditions in the Acquisition Agreement with respect to the Transaction would prevent the Transaction from closing and may result in abandonment of the Transaction by the parties.  Among other conditions the Transaction is conditioned on receipt of a number of regulatory approvals, and there can be no assurance as to whether or not such approvals will be delivered.

Failure to complete the Transaction could negatively impact the stock price and the future business and financial results of JGW.

If the Transaction is not completed, the ongoing business of JGW may be adversely affected and JGW will be subject to several risks, including the following:

•                  focusing JGW’s management on the Transaction, which could lead to the disruption of JGW’s ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect the ability of JGW to maintain relationships with customers, regulators, vendors and employees, or could otherwise adversely affect the business and financial results of JGW, without realizing any of the benefits of having the Transaction completed; and

•                  focusing JGW’s management on the Transaction instead of on pursuing other opportunities that could be beneficial to JGW, without realizing any of the benefits of having the Transaction completed.

If the Transaction is not completed, these risks may materialize and may materially affect JGW’s business, financial results and stock price.

The pendency of the Transaction could adversely affect the business and operations of JGW and WestStar.

In connection with the pending Transaction, some customers or vendors of JGW or WestStar may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of JGW and WestStar, regardless of whether the Transaction is completed. Similarly, current and prospective employees of JGW and WestStar may experience uncertainty about their future roles following the Transaction, which may materially adversely affect the ability of JGW and WestStar to attract and retain key personnel during the pendency of the Transaction.

In addition, due to operating covenants in the Acquisition Agreement, during the pendency of the Transaction, WestStar will be unable, without JGW’s consent, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing or other specified transactions or pursue actions that are not in the ordinary course of business, even if such actions would prove beneficial.

JGW may be unable to successfully integrate WestStar’s business.

JGW and WestStar currently operate as independent corporations.  JGW will be required to devote significant management attention and resources to integrating WestStar’s business. Potential difficulties JGW may encounter in the integration process include the following:

•                  the complexities associated with integrating WestStar and its business, while at the same time continuing to provide consistent, high quality services;

•                  the additional complexities of integrating a company with different core services, markets and customers;

•                  the inability to retain key employees;

•                  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transaction; and

•                  performance shortfalls as a result of the diversion of management’s attention caused by completing the Transaction and integrating WestStar’s business.

For these reasons, you should be aware that it is possible that the integration process could result in the distraction of JGW’s management, the disruption of JGW’s ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect the ability of JGW to maintain relationships with customers, vendors and employees or could otherwise adversely affect the business and financial results of JGW.

JGW will incur significant expenses in connection with the integration of the mortgage business.

JGW expects to incur significant expenses in connection with the integration of the mortgage business, including integrating products, personnel, information technology systems, accounting systems, suppliers, and channel partners of each business and implementing consistent standards, policies, and procedures, and may possibly be subject to material write downs in assets and charges to earnings, which may include severance pay and other costs.  While JGW has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses to be incurred, by their nature, are difficult to estimate accurately at the present time.

JGW and WestStar may be materially adversely affected by negative publicity related to the proposed Transaction and in connection with other matters.

From time to time, political and public sentiment in connection with the proposed Transaction and in connection with other matters may result in a significant amount of adverse press coverage and other adverse public statements affecting JGW and WestStar. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from the management of JGW’s and WestStar’s respective businesses.  The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on JGW’s and WestStar’s respective business, financial condition, results of operations and prospects.

Sales of JGW Class A common stock after the Transaction may negatively affect the market price of JGW Class A common stock.

The shares of JGW Class A common stock to be issued in the Transaction to holders of WestStar stock will generally be eligible for immediate resale. The market price of JGW Class A common stock could decline as a result of sales of a large number of shares of JGW Class A common stock in the market after the consummation of the Transaction or even the perception that these sales could occur.

The shares of JGW Class A common stock to be received by WestStar stockholders as a result of the Transaction will have rights different from the shares of WestStar common stock.

Upon completion of the Transaction, WestStar stockholders will no longer be stockholders of WestStar but will instead become JGW stockholders, and their rights as stockholders will be governed by the terms of the JGW amended and restated certificate of incorporation and the JGW amended and restated bylaws and by Delaware corporate law. The terms of the JGW amended and restated certificate of incorporation and the JGW amended and restated bylaws and Delaware corporate law are, in some respects, different from the terms of the WestStar certificate of incorporation and bylaws and Virginia corporate law, which currently govern the rights of WestStar stockholders. See the section entitled “Comparison of Rights of JGW Stockholders and WestStar Stockholders” beginning on page 27 of this prospectus for a discussion of the different rights associated with JGW Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which reflect management’s expectations regarding future growth, results of operations, operational and financial performance and business prospects and opportunities. These forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as ‘‘plans,’’ ‘‘expects’’ or ‘‘does expect,’’ ‘‘budget,’’ ‘‘forecasts,’’ ‘‘anticipates’’ or ‘‘does not anticipate,’’ ‘‘believes,’’ ‘‘intends,’’ and similar expressions or statements that certain actions, events or results ‘‘may,’’ ‘‘could,’’ ‘‘would,’’ ‘‘might,’’ or ‘‘will,’’ be taken, occur or be achieved.

Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. Although JGW has attempted to identify important risk factors that could cause actual actions, events or results to differ materially from those described in or implied by forward-looking statements, a number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in the forward-looking statements. JGW cannot assure you that forward-looking statements will prove to be accurate, as actual actions, results and future events could differ materially from those anticipated or implied by such statements.

These forward-looking statements are made as of the date of this prospectus and except for ongoing obligations to disclose material information under the federal securities laws, JGW undertakes no obligation to publicly revise any forward-looking statements to reflect circumstances or events after the date of this prospectus, or to reflect the occurrence of unanticipated events. These factors should be considered carefully and readers should not place undue reliance on forward-looking statements. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC, which are incorporated by reference herein.  These important factors also include those set forth under “Risk Factors,” beginning on page 6, as well as, among others, risks and uncertainties relating to:

•                  the proposed Transaction with WestStar, including the expected time period for closing the Transaction;

•                  the ability to obtain or meet the closing conditions in the Acquisition Agreement, including applicable regulatory requirements, and to otherwise complete the Transaction in a timely manner;

•                  future financial and operating results, including cash requirements;

•                  the effects of local and national economic, credit and capital market conditions on the economy in general, and on the pharmaceutical industry in particular, and the effects of foreign exchange rates and interest rates;

•                  the ability to realize the synergies and other perceived advantages resulting from the Transaction;

•                  future opportunities of the combined company;

•                  JGW’s growth strategies;

•                  anticipated trends in JGW’s industry;

•                  changes in laws, including increased tax rates, regulations or accounting standards, third party relations and approvals, and decisions of courts, regulators and governmental bodies;

•                  access to available and feasible financing on a timely basis;

•                  JGW’s anticipated needs for working capital; and

•                  the ability to retain key personnel both before and after the Transaction.

THE CONTEMPLATED TRANSACTION

This section of the prospectus describes the Transaction. Although JGW believes that the description in this section covers the material terms of the Transaction, this summary may not contain all of the information that is important to you. You must carefully read the entire prospectus and the other documents we refer to in this prospectus, including the Acquisition Agreement, for a more complete understanding of the Acquisition Agreement and the Transaction.

General

Pursuant to the Acquisition Agreement, JGW or its affiliate has agreed to acquire all of the issued and outstanding capital stock of WestStar for a purchase price of $54 million, subject to certain possible purchase price adjustments based on stockholder equity at closing.  The purchase price is payable in cash and, at JGW’s election, shares of JGW Class A common stock, with a minimum of 75% of the purchase price to be paid in cash, subject to the terms and conditions of the Acquisition Agreement.

Upon consummation of the Transaction, WestStar will become an indirect, wholly-owned subsidiary of JGW.  WestStar will operate as a newly-rebranded subsidiary of JGW under the name J.G. Wentworth Home Lending, Inc. and the subsidiary will remain in WestStar’s current headquarters in Woodbridge, Virginia.  The management team, led by Roger W. Jones, and Kathy Murphy-Zimpel will focus on leveraging the many assets of JGW to drive growth and innovation in the mortgage business.  The acquisition is subject to customary closing conditions and regulatory approvals as more fully described herein.

Background of the Transaction

In November 2013, JGW completed its initial public offering and listed its shares for trading on the New York Stock Exchange.  Part of the rationale for the JGW initial public offering was to allow JGW and its subsidiaries to evaluate and undertake expansion into its existing and adjacent categories through organic growth and acquisition opportunities.  Shortly after JGW’s initial public offering, JGW started looking for opportunities in its current categories and for opportunities in other, complementary categories.  By March 2014, JGW’s senior management and board of directors identified the mortgage origination area as a potential category.

In April 2014, Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) advised JGW of an acquisition opportunity in the mortgage origination area involving one of Houlihan Lokey’s clients.  Following execution of a non-disclosure agreement, Houlihan Lokey provided a confidential information memorandum regarding WestStar.  By mid-May 2014, Houlihan Lokey provided bidding instructions for all parties who were interested in proceeding with the WestStar acquisition opportunity.

In June 2014, JGW senior management and its board of directors continued to discuss and evaluate the opportunity with WestStar and during June 2014 JGW submitted its first letter of intent.  Also in June 2014, JGW engaged K&L Gates LLP (“K&L Gates”) to advise on the possible acquisition of WestStar.  On June 25, 2014, JGW, its advisors and representatives from WestStar met in Houlihan Lokey’s offices to have initial discussions regarding WestStar’s business, the mortgage origination industry and a possible transaction.

During July 2014, JGW submitted a revised letter of intent when it was notified that it had moved on to the second round of bidding for an acquisition of WestStar and submitted a final revised letter of intent during the final round of bidding.

Throughout the course of June, July and August 2014, JGW’s senior management had a number of conversations with K&L Gates, WestStar and Houlihan Lokey concerning the structure of the transaction, scope of due diligence, purchase price, indemnification terms, limitations on liability and other material terms. JGW also engaged Reed Smith LLP (“ReedSmith”) to advise on the Transaction.

On August 19, 2014, JGW and WestStar entered into the letter of intent pursuant to which JGW would acquire 100% of the issued and outstanding capital stock of WestStar for $50 million, assuming $30 million in stockholder equity at closing, and certain annual earn-out payments up to $10 million to be paid over a course of three years.  The letter of intent contemplated the closing purchase price being paid in a combination of unrestricted stock (25%) and cash (75%).  The letter of intent provided for exclusivity through October 10, 2014, during which time JGW would perform comprehensive due diligence on WestStar.  The letter of intent allowed the exclusivity provision to be extended for an additional 45 days from October 10, 2014 if JGW delivered an initial draft of the definitive purchase agreement to WestStar on or before such date (which condition JGW met as described below).  The letter of intent included other customary provisions including terms outlining closing conditions, regulatory consents, confidentiality and employment matters.

Shortly following execution of the letter of intent, JGW and its advisors commenced the due diligence process, which continued through September 2014.  On September 16 - 17, 2014, senior management from JGW and representatives from K&L Gates, ReedSmith, KPMG and another independent mortgage banking consultant retained by JGW, met with representatives of WestStar, including Walter Jones, Kathy Murphy-Zimpel and Roger Jones, to discuss WestStar’s business and the on-going due diligence review.  Following the on-site meetings and through the end of September 2014, K&L Gates, ReedSmith and KPMG continued their respective due diligence efforts.

Following consideration of the results of JGW’s due diligence review and discussion of the terms of a possible stock purchase agreement, the JGW board of directors determined that JGW should proceed with the Transaction and submit a proposed stock purchase agreement.

K&L Gates delivered the initial draft of the stock purchase agreement to Houlihan Lokey, on behalf of WestStar, on October 10, 2014, thereby extending the exclusivity under the letter of intent for an additional 45 days (through November 24, 2014).  Also on October 10, 2014, JGW and WestStar entered into an amendment to the letter of intent to extend the exclusivity period through December 24, 2014.

On October 15, 2014, Sheppard Mullin Richter & Hampton LLP (“Sheppard Mullin”), counsel for WestStar and its stockholders, contacted K&L Gates to discuss the initial draft of the stock purchase agreement.  In mid-October 2014, K&L Gates and Sheppard Mullin had numerous discussions concerning certain issues presented by the initial stock purchase agreement draft.  Various drafts of the stock purchase agreement were exchanged among the law firms from October 21, 2014 through November 11, 2014.

From November 11, 2014 through November 25, 2014, JGW had numerous conversations with Walter Jones and Roger Jones concerning the earn-out payments and calculation.  On or about December 1, 2014, JGW and Walter Jones reached agreement to eliminate the earn-out and K&L Gates prepared a revised draft of the stock purchase agreement on or about December 2, 2014.

Sheppard Mullin delivered drafts of the disclosure schedules to K&L Gates in mid-December. The parties continued to negotiate the documentation for the Transaction through January 2015.  On December 24, 2014, JGW and WestStar entered into a second amendment to the letter of intent extending the exclusivity period through January 23, 2015.

Through January 2015, the parties continued to negotiate the stock purchase agreement, with a focus on the ability of JGW to issue freely tradable shares as consideration to Walter Jones, Kathy Murphy-Zimpel and Roger Jones, indemnification provisions, limitations on liability and certain closing conditions.

During late January and again in February 2015, WestStar requested that the consideration under the stock purchase agreement be comprised of all cash.  JGW’s senior management had numerous discussions with Walter Jones concerning such request.

On or about February 10, 2015, K&L Gates delivered to Sheppard Mullin a version of the stock purchase agreement with additional provisions addressing the closing conditions related to registration of the shares of Class A common stock to be issued to the WestStar stockholders and other matters.  On February 19, 2015 JGW’s board of directors met to consider the Transaction.  After consideration, JGW’s board of directors authorized senior management to finalize the stock purchase agreement and to execute accordingly.

JGW and WestStar entered into the Acquisition Agreement on March 6, 2015.

Reasons for the Transaction

JGW

A number of factors influencing the mortgage industry, including regulatory environment, compliance and licensing costs, refinance volume and lower cash margins, caused WestStar and a number of other small mortgage originators to evaluate strategic alternatives.  JGW’s senior management and board of directors discussed these factors and the skillset and experience that JGW would bring to the mortgage industry.  JGW’s senior management and board of directors agreed that there was an opportunity to build a significant direct to consumer brand within the mortgage origination area, and agreed to seek out appropriate opportunities.

JGW entered into the Acquisition Agreement to take advantage of an opportunity to diversify its business and become a significant direct to consumer brand within the mortgage origination area.  JGW’s overall growth strategy focuses on continued growth in its core business of structured settlement, annuity and lottery payment purchasing, becoming an information and data analytics based enterprise and offering diversified products to consumers.  JGW’s strong national brand, direct response capabilities, operational efficiencies and access to capital markets positions JGW well for expansion into adjacencies and businesses.  The Transaction is one such adjacency that JGW believes the Transaction fits well with JGW’s existing businesses and will be benefited by JGW’s noted strengths.  As a result, JGW has entered into the Acquisition Agreement to address this opportunity and believes that the Transaction will be accretive to its adjusted net income on an ongoing basis.

The foregoing discussion of the information and factors considered by JGW’s board of directors in connection with the Transaction is not meant to be exhaustive, but includes the material factors considered by JGW’s board of directors. In view of the variety of factors considered in connection with its evaluation of the Transaction, JGW’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The JGW board of directors approved the Acquisition Agreement and the Transaction based upon the totality of the information it considered.

The foregoing description of JGW’s consideration of the factors supporting the Acquisition Agreement and the Transaction is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11 of this prospectus.

WestStar

From time to time WestStar’s stockholders, board of directors and senior management have reviewed WestStar’s portfolio of businesses and assets to determine whether changes might be advisable and to consider possible transactions, including possible disposition opportunities, in order to maximize value for WestStar’s stockholders. As a result of that process, WestStar’s board and stockholders determined that the sale of the shares of WestStar to JGW would be the best way to realize the full value of WestStar’s business.

Among other things, WestStar’s board of directors and stockholders considered the value creation expected to result from the Transaction, the risk that the conditions to the Transaction will not be satisfied or waived, which while not expected could cause the Transaction to not be completed, the tax impact of the Transaction and the terms and conditions of the Acquisition Agreement (including post-closing obligations and restrictions).

The foregoing discussion of the information and factors considered by WestStar in connection with the Transaction is not meant to be exhaustive, but includes the material factors considered by WestStar’s board of directors and stockholders.  In view of the variety of factors considered in connection with its evaluation of the Transaction, WestStar did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors and stockholders may have given different weights to different factors. The WestStar stockholders and  board of directors approved the Acquisition Agreement and the Transaction based upon the totality of the information it considered.

Board of Directors and Officers Post-Transaction and Equity Interests

Upon completion of the Transaction, the board of directors and executive officers of JGW are expected to remain unchanged.  For information on JGW’s current directors and executive officers, please see JGW’s proxy statement dated April 30, 2015 and “Where You Can Find More Information” beginning on page 37.

Accounting Treatment

JGW will account for the acquisition of shares of WestStar common stock under the purchase method of accounting for business transactions. JGW will be considered to be the acquirer. In determining the acquirer for accounting purposes, JGW and WestStar considered the factors required under accounting principles generally accepted in the United States of America, which are referred to as “GAAP.”

THE ACQUISITION AGREEMENT

This section summarizes the material provisions of the Acquisition Agreement. The following is not a complete statement of all the provisions of the Acquisition Agreement. Detailed terms and conditions are contained in the Acquisition Agreement, a copy of which is attached to this prospectus as Annex A and is incorporated into this prospectus by reference. For a complete presentation of this information, please read the full text of the Acquisition Agreement.

General

Pursuant to the Acquisition Agreement, JGW or its affiliate agreed to acquire all of the issued and outstanding capital stock of WestStar subject to and upon the terms and conditions thereof. Upon consummation of the Transaction, WestStar will become an indirect, wholly-owned subsidiary of JGW.  WestStar will operate as a newly-rebranded subsidiary of JGW under the name J.G. Wentworth Home Lending, Inc.

Purchase Price; Holdback

The Acquisition Agreement requires JGW to pay to the stockholders of WestStar a purchase price of $54 million, subject to certain potential purchase price adjustments based on stockholder equity at closing.  The purchase price is payable partially in cash and partially, at JGW’s election, in JGW Class A common stock, with a minimum of 75% of the purchase price to be paid in cash.  Subject to certain restrictions set forth in the Acquisition Agreement, the allocation of purchase price consideration among cash and JGW Class A common stock shall be determined by JGW prior to closing.

The Acquisition Agreement allows for an escrow holdback of $3 million of the purchase price for indemnification claims against WestStar or the WestStar stockholders either under the Acquisition Agreement or the employment agreements or nonsolicitation and noncompetition agreement to be entered into between WestStar and each WestStar stockholder as of the closing of the Transaction.

Completion of the Transaction

Unless the parties agree otherwise, the Transaction shall close two business days following the date on which the closing conditions are either satisfied or waived.  The parties have targeted to complete the Transaction during the third quarter of 2015, subject to satisfaction or waiver of all closing conditions, including receipt of all required third party consents and regulatory approvals.

Conditions to Completion of the Transaction

The obligations of WestStar and JGW to complete the Transaction are subject to satisfaction or waiver of the following mutual conditions:

•                  no law that materially restrains, enjoins or otherwise prohibits the Transaction shall have been enacted, adopted or promulgated and be in effect;

•                  no temporary restraining order, which materially impairs, restrains, enjoins or otherwise prohibits the Transaction shall have been issued, sought or pending; and

•                  all required third party consents and regulatory approvals shall have been obtained.

In addition to customary closing conditions, the obligation of JGW to complete the Transaction is subject to satisfaction or waiver of the following conditions:

•                  all representations and warranties of WestStar and the WestStar stockholders that are qualified as to materiality or WestStar Material Adverse Effect must be true and correct, and those not so qualified were true and correct in all material respects, in each case, as of the date of the Acquisition Agreement as of the closing, except for the failure or failures of such representations and warranties to be so true and correct as have not had and would not have, individually or in the aggregate, a WestStar Material Adverse Effect;

•                  WestStar and the WestStar stockholders must have performed in all material respects all of the covenants and agreements required to be performed by them under the Acquisition Agreement;

•                  a WestStar Material Adverse Effect must not have occurred;

•                  WestStar must have retained certain key employees;

•                  WestStar must have stockholder equity of at least $25 million;

•                  WestStar must not have outstanding repurchase obligations in excess of $2 million;

•                  WestStar must have an aggregate financing commitment pursuant to its warehouse credit facilities of an amount equal to or in excess of $175 million;

•                  WestStar’s specified affinity agreements must be in effect;

•                  WestStar must have taken required actions to reconcile distributions from 2014 fiscal year;

•                  the WestStar stockholders must have delivered to JGW certain IRS tax election forms;

•                  certain conditions must have been met concerning WestStar’s successor subservicing arrangement;

•                  each WestStar stockholder must have executed an employment agreement or nonsolicitation and noncompetition agreement, as applicable; and

•                  WestStar’s current stockholder agreement must have been terminated.

In addition to customary closing conditions, the obligation of WestStar and the WestStar stockholders to complete the Transaction is subject to satisfaction or waiver of the following conditions:

•                  all representations and warranties of JGW that are qualified as to materiality or JGW Material Adverse Effect must be true and correct, and those not so qualified must be true and correct in all material respects, in each case, as of the date of the Acquisition Agreement, and must be true and correct as of the closing, except for the failure or failures of such representations and warranties to be so true and correct as have not had and would not have, individually or in the aggregate, a Material Adverse Effect;

•                  JGW must have performed in all material respects all of the covenants and agreements required to be performed by it under the Acquisition Agreement;

•                  each WestStar stockholder must have been released from each personal guarantee for which he or she is a guarantor;

•                  a JGW Material Adverse Effect must not have occurred; and

Covenants

The parties agreed to use reasonable best efforts to take all actions reasonably necessary to consummate the Transaction, including obtaining all third party and regulatory approvals.

WestStar agreed to manage and operate the business in the ordinary course through the closing date consistent with past practice. Specifically, WestStar agreed to adhere to the following restrictive covenants, subject to certain customary limitations and permissible exceptions:

•                  use commercially reasonable efforts to (A) maintain WestStar’s corporate or other existence in good standing, (B) preserve its business organization in a commercially reasonable manner, (C) retain WestStar’s employees, (D) maintain business and accounting records, (E) preserve the goodwill of the suppliers, customers and other business contacts; (F) maintain WestStar’s assets in good condition and repair, (G) maintain procedures for protection of WestStar intellectual property, and (H) maintain presently existing insurance coverages;

•                  not enter into, amend or terminate any material contract;

•                  not increase its work force;

•                  not sell, transfer, assign, pledge, lease, license or otherwise dispose of or encumber any of WestStar’s assets in one transaction or a series of related transactions having a value in excess of $150,000;

•                  not cancel any debt or waive or compromise any claim or right relating to the business in one transaction or a series of related transactions, in each case, having a value in excess of $150,000;

•                  not make any capital expenditure or commitment for capital expenditures in excess of $250,000;

•                  not incur, assume or guarantee or otherwise become responsible for any indebtedness in excess of $250,000;

•                  not enter into any joint venture, partnership or other similar arrangement;

•                  not terminate, cancel or amend any material insurance coverage with respect to the assets or activities of the business;

•                  not merge or consolidate with or into any other person or permit any other person to merge or consolidate with or into it;

•                  not make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring or buying or selling rights to mortgage loans or hedging of pipeline loans;

•                  not make any changes to its accounting methods, practices or policies;

•                  not settle or consent to the settlement of any action filed or otherwise instituted against WestStar or any affiliate or related party;

•                  not enter into any new master loan sale agreements with any investors, or originate any new loan products or materially modify any existing loan products;

•                  maintain all existing state and federal governmental licenses, permits, registrations, consents and approvals necessary to operate the business;

•                  not declare or pay any dividend on its capital stock, except as otherwise contemplated in the Acquisition Agreement;

•                  not make any new issuances, stock splits or redemptions or similar actions with respect to the capital stock of WestStar;

•                  not amend its articles of incorporation or bylaws;

•                  not make any material tax election or settle or compromise any material liability for taxes, or agree to an extension of a statute of limitations for taxes;

•                  not change an annual accounting period or surrender any right to claim a refund of taxes;

•                  not engage in any transaction with any stockholder or affiliate;

•                  not enter into, establish, adopt or amend any pension, benefits or compensation plans or arrangements;

•                  not acquire all or any portion of, the assets, business, deposits or properties of any other entity; and

•                  not close or relocate any offices at which the business is conducted or open any new offices.

Prior to closing, WestStar has an obligation to send a written request to each counterparty of each of the personal guarantees to which the WestStar stockholders are a party requesting that the applicable stockholder be released from such personal guaranty.  Prior to closing, JGW agreed to take reasonable best efforts to cause such counterparties to fully release the stockholders from any and all obligations under the personal guarantees effective as of the closing.

For a period of 21 months from the closing date, WestStar has certain continuing reporting obligations to the stockholders concerning repurchase demands.  The parties have agreed to other customary covenants concerning publicity, further assurances, notification of certain impediments to closing, and continuing director and officer insurance policies and coverage.

The stockholders have further agreed to cease any ongoing discussions and not to enter into any new negotiations concerning sale of the capital stock of WestStar during such time as the Acquisition Agreement is effective.

Employment Matters and Covenants

The Acquisition Agreement provides that, except as otherwise required by applicable law, WestStar shall have no obligation to continue the employment or retain the services of any employee for any period of time following the closing.  JGW is entitled to modify any compensation or benefits provided to any employee and any other terms or conditions of employment with any employee in its sole discretion after closing.  Notwithstanding the foregoing, the Acquisition Agreement obligates JGW to cause WestStar to arrange for each employee (and his or her eligible dependents) to be covered immediately following the closing by a group health plan that provides health benefits that (i) do not limit or exclude coverage on the basis of any pre-existing condition of any employees or their dependents (other than any limitation already in effect under WestStar’s group health plan), and (ii) provide each employee full credit, for the year during which the closing occurs, for any deductible already incurred by the employee under WestStar’s group health plan and for any other out-of-pocket expenses that count against any maximum or minimum out-of-pocket expense provision of WestStar’s group health plan or medical plan.

Employment Agreements; Nonsolicitation and Non-Competition Agreement

The Acquisition Agreement requires Roger Jones and Kathy Murphy-Zimpel to enter into employment agreements with an affiliate of JGW as of the closing, in substantially the form agreed to by the parties, with such employment agreements including customary non-solicitation and noncompetition covenants.  The Acquisition Agreement also requires Walter Jones to enter into a nonsolicitation and noncompetition agreement as of the closing, in substantially the form agreed to by the parties.

Representations and Warranties

In the Acquisition Agreement, each of WestStar and the WestStar stockholders made representations and warranties to JGW, and JGW made representations and warranties to WestStar and the WestStar stockholders.

The representations and warranties of WestStar and the WestStar stockholders relate to, among other things:

•                  due organization and authority;

•                  capitalization;

•                  no conflicts;

•                  financial statements;

•                  absence of certain changes or events;

•                  contracts and commitments;

•                  absence of undisclosed liabilities;

•                  no securitization transactions;

•                  no brokers;

•                  interests in real property;

•                  intellectual property matters;

•                  compliance with applicable laws, applicable mortgage regulations and regulatory matters;

•                  repurchase obligations;

•                  governmental authorizations;

•                  tax matters;

•                  labor and employee benefit matters;

•                  environmental matters;

•                  insurance matters;

•                  risk management instruments;

•                  absence of investigations or litigation and absence of regulatory impediments;

•                  authority to enter into the Acquisition Agreement and the ancillary documents;

•                  payment of fees to brokers or finders in connection with the Acquisition Agreement and contemplated transactions; and

•                  the absence of any other representations.

JGW made representations and warranties to WestStar and the WestStar stockholders relating to JGW’s SEC filings and financial statements and that the shares of JGW stock to be issued to the WestStar stockholders have been duly authorized and will be validly issued, fully paid and nonassessable and not subject to any restriction on resale.  JGW also made customary representations and warranties related to due organization, authority, no conflicts, solvency, absence of required financing arrangements, acquisition of interests for investment purposes, no regulatory impediment and the absence of fees due to brokers or finders in connection with the Acquisition Agreement and the Transaction.

Certain of the representations and warranties contained in the Acquisition Agreement are subject to a “Material Adverse Effect”  standard, materiality qualifications, knowledge qualifications, or a combination of the foregoing.

Under the Acquisition Agreement, a “WestStar Material Adverse Effect” means any event, circumstance, change, occurrence or effect (i) that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of WestStar, or (ii) that has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay the ability of WestStar or any WestStar stockholder to consummate the Transaction or perform its obligations under the Acquisition Agreement or the Escrow Agreement; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “WestStar Material Adverse Effect”:  any event, circumstance, change, occurrence or effect attributable to (A) changes in the economy or financial or banking markets, including, without limitation, prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including, without limitation, any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset backed securities is tied or linked, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) changes or proposed changes in, or in the application, enforcement, interpretation or implementation of, applicable accounting principles or laws, applicable requirements, or changes in investor or insurer guidelines, (D) general regulatory changes, (E) a flood, hurricane, earthquake or other natural disaster or act of God, (F) the announcement, pendency or completion of the transactions contemplated by the Acquisition Agreement or public or industry knowledge thereof, including losses or threatened losses of employees, customers, lenders or others having business relationships with WestStar, or the communication by JGW of its plans or intentions with respect to a Company, (G) taking or not taking any action as required by the Acquisition Agreement or with respect to which WestStar sought consent that was refused by JGW, or taking or not taking any action at the request of, or with the consent of, JGW, (H) any matter set forth on any disclosure schedule, or (I) the failure, in and of itself, of WestStar to meet any published, internally prepared or other estimates of revenues, earnings or other financial projections, performance measures or operating statistics; and provided further that, with respect to a matter described in any of the foregoing clauses (A), (B), (C), or (E), such matter shall only be excluded so long as such matter does not have a materially disproportionate effect on WestStar relative to other comparable entities operating in the industry in which WestStar operates.

Under the Acquisition Agreement, a JGW Material Adverse Effect means any event, circumstance, change, occurrence or effect (i) that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of JGW on a consolidated basis, or (ii) that has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay the ability of JGW to consummate the Transaction or perform its obligations under the Acquisition Agreement or the Escrow Agreement, subject to exclusions materially and substantially similar to those contemplated by the definition of WestStar Material Adverse Effect.

Survival of Representations and Warranties.

All of the representations and warranties of WestStar, WestStar stockholders and JGW set forth in the Acquisition Agreement survive the closing and continue in full force and effect for a period of 21 months from the closing date, provided that the special representations (as further described below) shall survive until the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) plus 60 days and the fundamental representations and claims based on fraud survive the closing and continue in full force and effect indefinitely.

Fundamental representations of WestStar and the WestStar stockholders include those representations and warranties concerning due organization and authority, capitalization of WestStar, no conflicts, valid ownership of stock, and brokers.  Special representations of WestStar and stockholders include representations concerning absence of securitization transactions, taxes and litigation matters concerning the WestStar stockholders. Fundamental representations of JGW include representations concerning due organization, standing and corporate power, authority, no conflicts, JGW stock and brokers.

Indemnification

Each WestStar stockholder (severally and not jointly) agreed to indemnify JGW and its representatives and hold them harmless against any losses which any such parties actually suffer or incur that are caused by or are a result of or related to: (i) any inaccuracy in or breach of any representation or warranty of WestStar or any WestStar stockholder contained in the Acquisition Agreement, (ii) any breach of, or failure to perform, any covenant or agreement of WestStar contained in the Acquisition Agreement prior to the closing; and (iii) certain mortgage loan repurchase liabilities.  Each WestStar stockholder’s indemnification obligations is limited to his or her proportional share of the applicable loss, based on his or her current proportional share of WestStar’s capital stock.

JGW agreed to indemnify the stockholders and their representatives and hold them harmless against any losses which any such parties actually suffer or incur that are caused by or are a result of or related to: (i) any inaccuracy in or breach of any of the representations or warranties of JGW contained in the Acquisition Agreement; and (ii) any breach of, or failure to perform, any covenant or agreement of JGW contained in the Agreement or any covenant or agreement of WestStar contained in the Acquisition Agreement that WestStar is required to perform after the closing.

Limitations on Liability

The WestStar stockholders’ indemnification obligations are subject to a de minimis claim amount of $5,000 meaning that individual claims for amounts less than $5,000 are not eligible for indemnification, a deductible of $300,000, meaning that JGW is responsible for the first $300,000 of otherwise indemnifiable claims, and an overall cap of $3 million, meaning that indemnity is not available for aggregate claims greater than $3 million, provided that such de minimis amount, deductible and cap do not apply with respect to any losses arising from any breach of any fundamental representation, special representation or fraud by WestStar or any WestStar stockholder.  In addition to the foregoing, each WestStar stockholder’s liability is ultimately capped at one hundred (100%) of the portion of the purchase price received by such stockholder pursuant to the Acquisition Agreement.  The obligations of the WestStar stockholders to indemnify JGW for repurchase liabilities is limited to losses in excess of the applicable loan loss reserves reflected on WestStar’s financial statements for repurchase obligations, and further limited to only eighty percent (80%) of the applicable losses incurred during the 21 months following closing.

In addition to the foregoing limitations, JGW will not be entitled to indemnification pursuant to the Acquisition Agreement for any loss in the event that (i) such loss was either reflected on the post-closing balance sheet of WestStar as a specific line item or otherwise reflected or included in the calculations underlying any such line item, (ii) such loss resulted from the failure of JGW to use commercially reasonable efforts to mitigate or prevent such loss, or (iii) such loss results from the action or inaction of JGW or its representatives after closing.

JGW’s indemnification obligations are also subject to a de minimis claim amount of $5,000 meaning that individual claims for amounts less than $5,000 are not eligible for indemnification, a deductible of $300,000, meaning that JGW is responsible for the first $300,000 of otherwise indemnifiable claims, and an overall cap of $3 million meaning that indemnity is not available for aggregate claims greater than $3 million; provided that the de minimis amount, deductible and cap shall not apply with respect to any losses arising from any breach of the fundamental representations or fraud by JGW.

The Acquisition Agreement allows for an escrow holdback of $3 million of the purchase price for indemnification claims against WestStar or any WestStar stockholder under the Acquisition Agreement or the employment agreements and nonsolicitation and noncompetition agreement to be entered into between WestStar and each WestStar stockholder as of closing, in each case, during the 21 months following closing.

Termination

The Acquisition Agreement may be terminated by written notice of one party to the other in the event of any of the following circumstances:

•                  by the mutual written consent of the WestStar stockholders and JGW;

•                  by either the stockholders or JGW, if the closing shall not have occurred on or before September 2, 2015 (“Termination Date”); provided, however, that at any time prior to five (5) business days prior to the Termination Date, upon written notice given by either JGW or the WestStar stockholders to the other party, if (A) any required third party approval or regulatory consent has not been obtained, (B) any personal guarantee of any WestStar stockholder has not been released, and/or (C) the SEC has not declared the Form S-4 registration statement effective, and, in each case, all other closing conditions have theretofore been satisfied or are reasonably capable of being satisfied, JGW and the WestStar stockholders, as applicable, may extend the Termination Date for an additional sixty (60) days to obtain such approvals, obtain the release of such personal guarantees and/or seek to have the registration statement deemed effective by the SEC;

•                  by either the WestStar stockholders or JGW, if (A) any governmental authority which must grant a required approval has denied such approval and such denial has become final and nonappealable or (B) any governmental authority shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Transaction;

•                  by JGW, if it is not in material breach of its obligations under the Acquisition Agreement, if at any time the representations and warranties of WestStar or any WestStar stockholder become untrue or inaccurate, or any covenants of such parties have not been fulfilled, such that certain closing conditions could not be met; or

•                  by the WestStar stockholders, if neither WestStar nor any WestStar stockholder is in material breach of its obligations under the Acquisition Agreement, if at any time the representations and warranties of JGW become untrue or inaccurate, or any covenants of JGW have not been fulfilled, such that certain closing conditions could not be met.

Assignment

The Acquisition Agreement prohibits assignment by any party without the prior written consent of the other parties.  Notwithstanding the foregoing, JGW may assign the Acquisition Agreement to an affiliate, provided that JGW may not assign its obligations with respect to the issuance of the JGW stock and JGW shall remain obligated to pay or cause its affiliate to pay the cash portion of purchase price.  JGW intends to assign the Acquisition Agreement to its direct, wholly-owned subsidiary prior to closing of the Transaction.

Expenses

Each party is generally responsible for its own respective costs and expenses incurred in connection with the negotiation, preparation, execution or performance of the Acquisition Agreement, whether or not the closing occurs, provided that WestStar and JGW shall be equally responsible for all costs and expenses incurred in connection with obtaining the required governmental approvals of WestStar.

Amendments

The Acquisition Agreement may not be amended except pursuant to a written instrument signed by each of the parties.

Governing Law and Venue

The Acquisition Agreement is subject to New York law and all actions arising out of or relating to the Acquisition Agreement shall be heard and determined exclusively in New York courts sitting in the Borough of Manhattan of The City of New York.

Waiver

Waiver of any term or condition of the Acquisition Agreement by any party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of the Acquisition Agreement.  No failure or delay by any party in exercising any right, power or privilege under the Acquisition Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

United States Federal Income Tax Consequences

The following is a general discussion of United States federal income tax consequences of the Transaction applicable to U.S. holders (as defined below) who hold WestStar common stock (and will hold JGW Class A common stock). As used in this discussion, the term “U.S. holder” means a beneficial owner of WestStar common stock that is, for United States federal income tax purposes, any of the following:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•                  an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•                  a trust, in general, if (A) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

If an entity classified as a partnership for United States federal income tax purposes holds WestStar common stock, the tax treatment of a partner in such partnership generally depends on the status of the partner and the activities of the partnership. Partnerships holding WestStar common stock and partners in such partnerships should consult their tax advisers.

This discussion does not address all aspects of United States federal income taxation that may be relevant to particular U.S. holders in light of their individual circumstances or the United States federal income tax consequences applicable to U.S. holders that are subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, and U.S. holders that hold WestStar common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

The discussion is based on currently existing provisions of the United States Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the United States Internal Revenue Service, or the IRS, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, or subject to different interpretation. Any changes in such authorities could alter the tax consequences to U.S. holders described herein. This discussion does not address the state, local, or foreign tax or United States federal alternative minimum tax consequences relating to the Transaction. We recommend that U.S. holders consult their tax advisors regarding the United States federal tax consequences with respect to the Transaction, as well as the applicability and effect of any state, local or foreign tax laws in light of their particular circumstances.

•                  Consequences to U.S. Holders

The Transaction should be taxable to U.S. holders. A U.S. holder should generally recognize gain or loss equal to the difference between (a) the fair market value of the JGW Class A common stock and cash received in the Transaction over (b) such U.S. holder’s tax basis in its WestStar common stock surrendered pursuant to the Transaction. Gain or loss and holding period should be determined separately for each block of WestStar common stock (i.e., shares acquired at the same cost in a single transaction) exchanged in the Transaction. Such gain or loss should be capital gain or loss if the stock has been held by the U.S. holder as a capital asset and should be long-term capital gain or loss if the U.S. Holder’s holding period for its surrendered WestStar common stock exceeded one year.  A U.S. holder’s tax basis in its JGW Class A common stock received pursuant to the Acquisition Agreement should equal the fair market value of such interests on the effective date.  A U.S. holder’s holding period for its shares of JGW Class A common stock received pursuant to the Transaction should begin on the day following the effective date.

HOLDERS OF WESTSTAR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

SELLING STOCKHOLDERS; PLAN OF DISTRIBUTION

•                  WestStar Selling Stockholders

The registration statement of which this prospectus forms a part relates to the aggregate resale of up to 1,600,000 shares of JGW Class A common stock acquired in the Transaction by the selling stockholders of WestStar listed below.  Without this registration statement, the shares of JGW Class A common stock acquired in the Transaction could only be resold by the selling stockholders of WestStar subject to the restrictions on resale in Rule 144 of the Securities Act.

None of the selling stockholders of WestStar has held a position or office or had a material relationship with JGW within the past three years. Upon consummation of the Transaction, employment agreements between a wholly owned subsidiary of JGW and each of Roger Jones and Kathleen Murphy-Zimpel will become effective. For a description of the employment agreements, see the section entitled “The Acquisition Agreement - Employment Agreements; Nonsolicitation and Non-Competition Agreement” on page 19.  JGW will not receive any proceeds from the resale of its shares of Class A common stock by the WestStar selling stockholders.

The following table sets forth the name of each WestStar selling stockholder and certain other information with respect to such selling stockholder’s beneficial ownership of shares of JGW Class A common stock issuable to such selling stockholders upon the consummation of the Transaction. Beneficial ownership is determined in accordance with the rules of the SEC. The tabular information below assumes that upon the consummation of the Transaction the WestStar selling stockholders will receive an aggregate of 1,600,000 shares of JGW Class A common stock, to be allocated among the WestStar selling stockholders in the amounts set forth in the table below. The last two columns of this table assume that no additional shares of Class A common stock are bought or sold by the WestStar selling stockholders and that no WestStar selling stockholder owns publicly traded shares of JGW (of which JGW has no knowledge). Percentage ownership is based on a total of 15,850,264 shares of Class A common stock of JGW outstanding, after giving effect to the Transaction.  Because the actual number of shares of JGW Class A common stock to be received by the WestStar selling stockholders will not be finally known until the completion of the Transaction, the exact number of shares of JGW Class A common stock that the WestStar selling stockholder may hold after completion of the Transaction cannot be determined at this time. Information concerning the WestStar selling stockholders may change from time to time and, to the extent required, will be set forth in supplements or amendments to this prospectus.

	Shares of JGW	Shares of JGW	Shares of JGW Class A Common Stock Beneficially Owned After the Transaction
WestStar Selling Stockholder	Class A Common Stock Beneficially Owned Prior to Transaction	Class A Common Stock to be Acquired in the Transaction	Shares of JGW Class A Common Stock	Percent of Outstanding Shares of JGW Class A Common Stock
Walter F. Jones	0	864,000	864,000	5.45%
Kathleen Murphy-Zimpel	0	520,000	520,000	3.28%
Roger W. Jones	0	216,000	216,000	1.36%

If all of the shares of JGW Class A common stock acquired in the Transaction by the WestStar selling stockholders listed above are resold to unaffiliated third parties pursuant to this registration statement, then each such selling stockholder would, after the completion of such resale, hold zero shares of Class A common stock.

•                  Plan of Distribution

•                  As used in this “— Plan of Distribution” section of this prospectus, “selling stockholder” includes the individuals listed in the table above and donees, pledgees, transferees or other successors in interest selling shares of JGW Class A common stock received in the Transaction after the date of this prospectus. The selling stockholder from time to time may sell the shares referenced herein on the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise. The shares of JGW Class A common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

•                  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of such exchange;

•                  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•                  privately negotiated transactions;

•                  short sales;

•                  through the writing of options on the shares;

•                  in one or more underwritten offerings on a firm commitment or best efforts basis; and

•                  a combination of any such methods of sale.

The shares of JGW Class A common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders may effect such transactions by selling shares of stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so, acting as agent for the selling stockholders, such broker-dealer may purchase, as principal, any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on the New York Stock Exchange at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledges, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of the selling stockholders’ shares will decrease as and when it takes such actions. The plan of distribution for the selling stockholders’ shares will otherwise remain unchanged. In addition, the selling stockholders may, from time to time, sell short shares of JGW Class A common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares of JGW Class A common stock referenced herein may be used to cover such short sales.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of shares of JGW Class A common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the JGW Class A common stock by such broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of JGW Class A common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholder may also loan or pledge the shares of JGW Class A common stock to a broker-dealer, and the broker-dealer may sell such shares so loaned or upon a default may sell or otherwise transfer such pledged shares.

The selling stockholder and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act. In transactions in which the selling stockholder is deemed to be an underwriter, the selling stockholder and any broker-dealers or agents acting in connection with such sale will be subject to the prospectus delivery requirements of the Securities Act.

JGW may agree to indemnify selling stockholders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of securities.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act with respect to sales of shares through this prospectus. The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act.  Selling stockholders should seek the advice of their own counsel about the legal requirements of such sales.

Costs, expenses and fees to be incurred by the selling stockholder in connection with the registration of the shares referenced herein, including all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder.

COMPARISON OF RIGHTS OF JGW STOCKHOLDERS AND WESTSTAR STOCKHOLDERS

If the Transaction is consummated and JGW elects to issue Class A common stock as part of the consideration, stockholders of WestStar will receive shares of Class A common stock of JGW. The rights of JGW stockholders are governed by and subject to the provisions of the General Corporation Law of the State of Delaware, or the DGCL, and the amended and restated certificate of incorporation and the amended and restated bylaws of JGW, rather than the provisions of the Virginia Stock Corporation Act, or VSCA, and the articles of incorporation and the bylaws of WestStar. The following is a summary of the material differences between the rights of holders of JGW Class A common stock and the rights of holders of WestStar common stock, but does not purport to be a complete description of those differences and is qualified in its entirety by reference to the relevant provisions of (i) the DGCL, (ii) the VSCA, (iii) the amended and restated certificate of incorporation of JGW, (iv) the articles of incorporation of WestStar, (v) the amended and restated bylaws of JGW, (vi) the bylaws of WestStar and (vii) descriptions of JGW’s common stock previously filed with the SEC and most recently described in JGW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

This section does not include a complete description of all differences among the rights of JGW stockholders and WestStar stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the DGCL and the VSCA, as well as the governing corporate instruments of each of JGW and WestStar, copies of which are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

Authorized Capital

JGW.  JGW’s current authorized capital stock consists of 500,000,000 shares of Class A common stock, par value $0.00001 per share, 500,000,000 shares of Class B common stock, par value $0.00001 per share, 500,000,000 shares of Class C common stock, par value $0.00001 per share, and 100,000,000 shares of blank check preferred stock.

•                  Shares of Class A Common Stock

JGW’s Class A stockholders are entitled to cast one vote per share, and, generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of shares of Class A common stock and shares of Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by the DGCL, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of Class A common stock and shares of Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the shares of Class A common stock or shares of Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to JGW’s amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

Class A stockholders share ratably if and when any dividend is declared by the JGW board of directors. On JGW’s liquidation, dissolution or winding up, each Class A stockholder will be entitled to a pro rata distribution of any assets available for distribution to common stockholders. Each Class C Share may, at the option of the holder, be converted at any time into a Class A Share on a one-for-one basis.

•                  Shares of Class B Common Stock

Class B stockholders are entitled to cast 10 votes per share, with the number of shares of Class B common stock held by each holder of limited liability company interests in The J.G. Wentworth Company, LLC (“JGW Common Interests”) being equivalent to the number of JGW Common Interests held by such holder (except that PGHI Corp. does not and will not hold shares of Class B common stock).  Shares of Class B common stock are transferable only together with an equal number of JGW Common Interests. Each of JGW’s shares of Class B common stock will be redeemed for its $0.00001 par value and cancelled by JGW if the holder of the corresponding JGW Common Interest exchanges or forfeits its JGW Common Interest pursuant to the terms of the operating agreement of The J.G. Wentworth Company, LLC.  JGW’s Class B stockholders do not participate in any dividend declared by the JGW board of directors. On JGW’s liquidation, dissolution or winding up, Class B stockholders will be entitled only to receive an amount per share equal to the $0.00001 par value of the shares of Class B common stock. Pursuant to the operating agreement of The J.G. Wentworth Company, LLC, each holder of shares of Class B common stock agrees to certain restrictions on transfer.

•                  Shares of Class C Common Stock

JGW’s Class C stockholders are generally not entitled to vote on any matter unless that matter would alter or change the number, powers, preferences, or special rights of the shares of Class C common stock so as to affect them adversely. Class C stockholders share ratably (based on the number of shares of Class C common stock held) if and when any dividend is declared by the JGW board of directors. On JGW’s liquidation, dissolution or winding up, each Class C stockholder will be entitled to a pro rata distribution of any assets available for distribution to common stockholders. Subject to the terms and conditions of the operating agreement of The J.G. Wentworth Company, LLC, PGHI Corp. and its permitted transferees have the right to exchange the non-voting JGW Common Interests they hold for JGW’s shares of Class C common stock, or, at the option of The J.G. Wentworth Company, LLC, cash equal to the market value of one of JGW’s shares of Class C common stock. Each Class C Share may, at the option of the holder, be converted at any time into a Class A Share on a one-for-one basis.

•                  Preferred Stock

JGW’s amended and restated certificate of incorporation provides that JGW’s board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are currently no shares of preferred stock outstanding. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. JGW has no present plans to issue any shares of preferred stock.

WestStar.  WestStar is authorized to issue 1,000 shares of common stock, par value $1.00 per share.  WestStar has 100 shares of common stock issued and outstanding.

The articles of incorporation of WestStar place restrictions on the transfer of shares and prohibit transfer to a non-stockholder unless the seller makes an offer, in writing and on the same terms as to a non-stockholder, to each current stockholder of WestStar and each stockholder either refuses or does not offer to purchase the shares within 30 days of the offer.

Stockholder Actions

JGW. The DGCL provides that the board of directors or such person or persons authorized by the corporation’s amended and restated certificate of incorporation or amended and restated bylaws may call a special meeting of stockholders.  JGW’s amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of JGW’s stockholders may only be called by JGW’s Chief Executive Officer, pursuant to a resolution adopted by a majority of JGW’s board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the chairman of JGW’s board of directors. Stockholders are not permitted to call a special meeting or to require JGW’s board to call a special meeting.

JGW’s amended and restated certificate of incorporation provides that stockholder action may be taken by written consent in lieu of a meeting. If, however, certain affiliates of JLL Partners, Inc. (the “JLL Holders”) and their affiliates cease to control at least a majority of any relevant voting powers, this provision will automatically be eliminated from JGW’s amended and restated certificate of incorporation so that stockholder action may be taken only at an annual or special meeting of stockholders.

For the voting rights of individual classes of stockholders please see “Comparison of Rights of JGW Stockholders and WestStar Stockholders - Authorized Capital”.

WestStar.  The bylaws of WestStar permit special meetings of the stockholders at any time as called by the president or by a majority of the board of directors.  The stockholders holding, together, at least one-fifth of the stock of WestStar entitled to vote may require the president to call a special meeting.

Under the VSCA, action required or permitted to be adopted or taken at a stockholders’ meeting may be adopted or taken without a meeting if the corporate action is adopted or taken by all the stockholders entitled to vote on the action, in which case no action by the board of directors shall be required, but the articles of incorporation may authorize action by stockholders by less than unanimous written consent provided that the taking of such action is consistent with any requirements that may be set forth in the corporation’s articles of incorporation, the bylaws, or section 13.1-657 of the VSCA.

Classification of Board of Directors

JGW. The DGCL permit a Delaware corporation to classify its board of directors such that only a portion of the directors stand for election each year.  JGW’s amended and restated certificate of incorporation provides for a classified board of directors, divided into three classes (with two classes each having one JLL Holder-designated director (who each have two votes on each matter) and the third class having two JLL Holder-designated directors (who each have two votes on each matter until the earlier to occur of such time as JGW ceases to be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGW Common Interests and at least 20% of the aggregate number of JGW Common Interests held on such date by members of The J.G. Wentworth Company, LLC who were members of The J.G. Wentworth Company, LLC (or its predecessor) on July 12, 2011)), with JGW’s stockholders electing one class each year. Between stockholders’ meetings, the board of directors are able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class may be replaced each year and it would take three successive annual meetings to replace all directors. As a result, the majority of the votes on the board will be up for election every two years.

WestStar.  The board of directors of WestStar is not classified.

Number of Directors

JGW. The DGCL permits the certificate of incorporation or bylaws of a corporation to govern the number and term of directors.  The certificate of incorporation sets the number of directors at no less than three and no greater than eleven with the number to be set by resolution of the board.  JGW has certain restrictions on how directors are elected.  For additional information see “Comparison of Rights of JGW Stockholders and WestStar Stockholders - Director Designation Agreement”.

WestStar.  The articles of incorporation and the bylaws set the number of directors at two unless WestStar is owned by one person or entity in which case the bylaws set the number of directors at one.

Removal of Directors

JGW. The DGCL provides that stockholders may remove a director serving on a classified board unless the certificate of incorporation provides otherwise only for cause.  JGW’s amended and restated certificate of incorporation and bylaws provide that members of JGW’s board of directors may not be removed without cause. JGW’s bylaws further provide that only JGW’s board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of JGW’s board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

WestStar.  Under the VSCA, the stockholders may remove one or more directors with or without cause at a meeting called for that purpose.

Director Designation Agreement.

JGW. In connection with JGW’s initial public offering, JGW entered into a Director Designation Agreement with the JLL Holders and one of its stockholders, PGHI Corp. Under this agreement, the JLL Holders have the right to designate four director designees to JGW’s board of directors so long as the JLL Holders own at least 934,488 JGW Common Interests and at least 20% of the aggregate number of JGW Common Interests held on such date by members of The J.G. Wentworth Company, LLC who were members of The J.G. Wentworth Company, LLC (or its predecessor) on July 12, 2011, and PGHI Corp. will have the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate at least 436,104 JGW Common Interests

WestStar.  WestStar does not have a director designation agreement.

Amendment of Certificate or Articles of Incorporation and Bylaws

JGW.  Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

The DGCL provides that if any such amendment would alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate class, is nevertheless required to authorize such amendment.

Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation’s certificate of incorporation vests such power in the board of directors. The fact that such power has been conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

JGW’s amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of JGW’s capital stock entitled to vote in connection with the election of directors to amend any provisions of JGW’s certificate of incorporation described in this section or to amend or repeal JGW’s bylaws. In addition, JGW’s amended and restated certificate of incorporation grants JGW’s board of directors the authority to amend and repeal JGW’s bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or JGW’s certificate of incorporation.

The foregoing provisions of JGW’s amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of JGW’s board of directors and in the policies formulated by JGW’s board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce JGW’s vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for JGW’s shares and, as a consequence, they also may inhibit fluctuations in the market price of JGW’s shares of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in JGW’s management or delaying or preventing a transaction that might benefit you or other minority stockholders.

WestStar. Under Virginia Law, the articles of incorporation of WestStar may be amended by the affirmative vote of the holders of a majority of all shares entitled to be cast by any voting group at a meeting at which a quorum of that voting group is present. The bylaws of WestStar may be amended by the stockholders or a majority of the board of directors.

Affiliated Transaction Statutes

JGW. Under the business combination provision of the DGCL, Section 203, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless certain conditions are met. The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders. In JGW’s certificate of incorporation, JGW has elected not to be bound by Section 203 of the DGCL and thus JGW is not subject to Section 203 of the DGCL.

WestStar. Under 13.1-725.1 and related provisions of the VSCA regarding affiliated transactions. generally, no corporation may engage in any affiliated transaction with any interested stockholder for a period of three years following such interested stockholder’s “determination date” unless the transaction is approved by a vote of a majority of the disinterested directors and by the vote of holders of two-thirds of the voting shares of the corporation other than shares owned by the interested stockholder.

Limitation of Personal Liability of Directors

JGW.  The DGCL provides that a corporation’s certificate of incorporation may include a provision eliminating director liability except for cases of a breach of the director’s duty of loyalty, instances where the director has received an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and improper payment of dividends. JGW’s bylaws provides for elimination of director liability to the fullest extent allowed by Delaware law. In addition, as permitted by Delaware law, JGW’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of JGW’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict JGW’s rights and the rights of JGW’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

WestStar.  The articles of incorporation of WestStar, aside from providing for indemnification, do not eliminate or limit director liability.

Indemnification of Directors and Officers

JGW. JGW’s amended and restated certificate of incorporation and by-laws provide indemnification for JGW’s directors and officers to the fullest extent permitted by the DGCL. In connection with JGW’s initial public offering, JGW entered into indemnification agreements with each of JGW’s directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

WestStar.  Virginia law generally allows indemnification against liability incurred because a person is a director or an officer other than in the case of that person’s willful misconduct or knowing violation of criminal law. WestStar’s articles of incorporation provide that each director and officer shall be indemnified against all claims, liabilities, judgments, settlements, costs and expenses in connection with or resulting from any action suit or proceeding relating to his having been a director or officer except in relation to those matters where he is liable for gross negligence or willful misconduct.

Dividends

JGW. Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

WestStar.  Under the VSCA, no distribution of dividends may be made if after the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution, unless the articles permit otherwise.  WestStar’s articles of incorporation do not permit otherwise.

Rights of Appraisal

JGW. Under the DGCL, except as otherwise provided therein, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a transaction or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of: (i) shares of stock (or depository receipts in respect thereof) of the corporation surviving or resulting from such transaction or consolidation, (ii) shares of stock (or depository receipts in respect thereof) of any other corporation which at the effective date of the transaction or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii).

Under the DGCL, any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of, among other things, any transaction or consolidation. The JGW charter does not provide for such appraisal rights.

WestStar Under the VSCA, and subject to certain requirements, stockholders have the right to dissent from mergers, share exchanges, the sale or exchange of all or substantially all the corporation’s property, and any corporate action taken pursuant to a stockholder vote to the extent the articles, bylaws or a board resolution gives them this right. To qualify for appraisal, a stockholder must deliver to the corporation, before the vote is taken, written notice of intent to dissent and must not vote such shares in favor of the proposed action.

INFORMATION ABOUT WESTSTAR

Description of Business

WestStar is a privately-held residential mortgage company specializing in conforming mortgage lending.  WestStar is headquartered in the Washington, D.C. suburb of Woodbridge, Virginia. WestStar originates Conventional, VA, and FHA loans and is actively licensed in 39 states and the District of Columbia and holds an inactive license in 1 state.  WestStar was founded in 2000 and has over 300 employees in 15 states across the country. In 2014, WestStar closed $1.6 billion of new loan originations, and sold or securitized approximately half of the loans it originated to government backed organizations and half to third party institutional investors in the secondary market.

WestStar maintains approvals with the U.S. Department of Housing and Urban Development, U.S. Department of Veterans’ Affairs, Freddie Mac, Fannie Mae, Ginnie Mae, and the Department of Agriculture.  In 2014, WestStar’s top five states for origination volume were Virginia (22.0%), California (19.7%), Texas (8.1%), Florida (6.8%), and Maryland (6.1%).

All of WestStar’s underwriting, closing, funding, and corporate functions occur on a centralized basis at WestStar’s headquarters in Woodbridge, Virginia.  However, WestStar relies on sales and sales support staff (including loan officers, processors, and administrative staff) located throughout the country.

WestStar’s Distributed Retail Channel operates through 19 branches in 11 states.  WestStar’s Distributed Retail Channel accounted for approximately 20.8% of its production volume in 2014.  Through WestStar’s Direct Lending Channel, which operates through five (5) offices across the country, WestStar originates mortgage loans in reliance upon leads purchased through lead generators, such as the LendingTree Network, and an affinity relationship with CostCo Wholesale.  WestStar’s Direct Lending Channel accounted for approximately 78.2% of its production volume in 2014.  In 2013, WestStar re-launched its Wholesale Channel, which originates loans brokered from third parties.  Presently the Wholesale Channel only conducts activities in the Washington, D.C. and Mid-Atlantic regions.  The Wholesale Channel accounted for approximately 1% of WestStar’s production volume in 2014.

Market Price and Dividends on WestStar’s Common Shares and Related Stockholder Matters

WestStar is a privately held company and there is currently no public market for its securities.  There are currently three (3) stockholders of WestStar.

Changes in and Disagreements with Accountants

None.

WestStar Management’s Discussion & Analysis of Financial Condition and Results of Operations

Overview

WestStar Mortgage, Inc. is a national residential mortgage lender that is actively licensed in 39 states and the District of Columbia and holds an inactive license in 1 state. WestStar’s revenue is generated through origination and servicing of U.S. residential mortgage loans. Following origination, WestStar predominantly transfers mortgage loans into pools with Ginnie Mae and Fannie Mae and various other third party investors in the secondary market. Recently, WestStar has been approved as a Freddie Mac seller/servicer. WestStar expects to begin active whole loan sales to Freddie Mac during the third quarter of 2015. WestStar’s principal revenue channels include (i) gain on sale of mortgage loans from loan securitizations and whole loan sales, (ii) fee income from mortgage originations and (iii) fee income from loan servicing.

Industry Trends and Outlook

In 2014 the U.S. residential mortgage industry saw purchase mortgage demand and industry-wide originations decrease, as higher interest rates made refinancing less attractive to borrowers.  Nevertheless, refinancing origination activity stabilized by the end of 2014.  Increases in market interest rates may have an adverse impact on WestStar’s operating results, including a reduction in new origination volume and a shift from mortgage refinancing to purchase loan volume.  However, in January 2015, longer-term interest rates declined by approximately 0.5%, resulting in an increase in mortgage applications and refinancing activity.

The U.S. residential mortgage market is focused on conventional agency and government conforming mortgage home loans, which, along with increased capital requirements, regulatory burdens and repurchase risks, has led to increased consolidation among U.S. residential mortgage lenders. As a result, many mortgage loan originators have exited the market.

The mortgage loan origination business is sensitive to changes in interest rates and the overall housing market. Origination volumes are down significantly since the peak in 2006 and an increase in market interest rates could further depress origination volumes.  An improved economy and more robust purchase market could spur refinance activity and mitigate some of the volatility associated with the origination business.

The residential mortgage loan industry continues to experience major changes with regard to regulations, licensing and applicable legislation.  WestStar frequently leverages technology to efficiently meet industry standards and enhance origination productivity in the current regulatory environment.  WestStar expects that regulations will continue to evolve in the foreseeable future and additional changes may increase the cost of originations for WestStar and the industry as a whole.

Similarly, the mortgage servicing industry has been negatively impacted by elevated levels of borrower delinquencies and foreclosure activity.

Results of Operations

WestStar’s origination volume has generally increased over the past five (5) years as a result of new call centers in its direct-to-consumer origination channel.  Currently WestStar operates five (5) call centers in Virginia, Florida, Texas, Michigan and Arizona.  WestStar maintains active origination licenses in 39 states and the District of Columbia and holds an inactive license in 1 state.  WestStar anticipates that future origination growth will come from opening additional call centers in the direct-to-consumer channel, obtaining additional state licenses in new origination markets, allocating additional resources to both the wholesale and correspondent third-party-origination channels.  In addition, WestStar expects to expand into non-agency mortgage loan production to be sold in the whole loan market or securitized as part of private label securitizations.

Revenue

Comparison of revenue results for the years ended December 31, 2014 and December 31, 2013 (in thousands):

	2014	2013	$ Change	% Change
Gains on mortgage loans held for sale, net	$51,755	59,867	(8,112)	-14%
Changes in mortgage servicing rights valuation	(2,091)	4,913	(7,004)	-143%
Loan origination and other loan fees	5,288	7,387	(2,099)	-28%
Loan Servicing Fees, net of direct servicing costs	4,612	2,546	2,065	81%
Interest Income	1,985	2,821	(836)	-30%
Total Revenues	61,549	77,534	(15,985)	-21%

WestStar saw a decrease in its gain on sale in 2014.  In 2014, WestStar had $51.8 million in gain on sale as of December 31, 2014 compared to $59.9 million in gain on sale as of December 31, 2013, a decrease of 13.6%.  Such decrease in gain on sale was driven by lower mortgage loan origination activity in 2014.

WestStar also saw a decrease in the value of its mortgage servicing rights portfolio during 2014 primarily resulting from decreased market interest rates and flattening of the yield-curve during the second half of 2014.  Decreases in market interest rates result in decreased values for mortgage servicing rights portfolios because valuation metrics take into account the increased likelihood of mortgage loan prepayments and a flattening yield curve which decrease the expected value of interest income on servicing escrow balances.

In 2014, WestStar grew its servicing revenues because the number of mortgage loans in its servicing portfolio increased as a result of internal originations.  WestStar is also capable of buying and selling mortgage servicing rights.  WestStar may sell a portion of its current servicing rights to third parties in bulk mortgage servicing rights transactions or retain and sell mortgage servicing rights as originations and current market conditions allow.  Servicing revenue is earned over the life of mortgage loans in WestStar’s servicing portfolio and risks associated with retained servicing rights include pre-payment and delinquency.  Selling mortgage servicing rights (rather than retaining servicing results) allows for additional liquidity and for WestStar to invest in higher return assets.  As WestStar sells mortgage servicing rights, the risk associated with higher pre-payment rates and lower interest rates decrease.

WestStar saw lower mortgage loan origination and other fees during 2014.  This was a result of lower origination activity and decreases in its retail branch production to 20.8% of total production for the year ended December 31, 2014 (as compared to retail branch production of 26.4% of total production for 2013).

WestStar’s mortgage loan servicing fees increased in 2014.  Such increase is a direct result of a higher average servicing portfolio of $2.4 billion in unpaid principal balance during the year ended December 31, 2014, compared to an average servicing portfolio of $1.8 billion in unpaid principal balance for the year ended December 31, 2013.  Average loan servicing fees, as a percentage of the average servicing portfolio, was 0.31% for the year ended December 31, 2014, in comparison to 0.28% for the year ended December 31, 2013.

WestStar’s interest income decreased 29.6% for the year ended December 31, 2014 compared to December 31, 2013 due to lower mortgage loan origination volume during 2014.  WestStar saw $1.5 million in interest income for the year ended December 31, 2014 compared to $1.8 million in interest income for the year ended December 31, 2013.

Expenses

Comparison of expenses for the years ended December 31, 2014 and December 31, 2013 (in thousands):

	2014	2013	$ Change	% Change
Salaries, commissions and benefits	29,971	33,624	(3,653)	-11%
General and administrative expenses	8,827	8,078	749	9%
Interest expenses	2,768	3,873	(1,105)	-29%
Occupancy, equipment and communications	3,574	3,538	36	1%
Provision for mortgage repurchases and indemnification	810	3,755	(2,945)	-78%
Depreciation and amortization expenses	338	324	14	4%
Loss on disposal of property and equipment	25	0	25	N/A
Total Expenses	46,313	53,192	(6,879)	-13%
Net (loss) income	15,236	24,342	(9,106)	-37%

WestStar’s total expenses decreased $6.9 million for the year ended December 31, 2014 compared to the year ended December 31, 2013.  WestStar attributes such decrease in total expenses to the following factors: (i) a 12.8% decrease in total mortgage loan originations caused variable costs to decrease for 2014, offset by (ii) a 5.2% increase in sub-servicing expenses generated by a 16.7% increase in WestStar’s servicing portfolio during 2014, and (iii) increased ancillary costs associated with WestStar’s increased origination volume through the direct-to-consumer channel, which has greater variable costs (e.g. advertising expenses) than the retail channel.  Underlying item (iii) is the fact that WestStar saw retail branch mortgage loan originations decrease from 26.4% of WestStar’s total origination production in 2013 to 20.8% of total production in 2014 and direct-to-consumer originations increased by nearly 5% of total origination production from 2013 to 2014.

In 2014, WestStar saw an 11% decrease from 2013 in expenses related to employee salaries, commissions and benefits.  Such reduction in expenses is primarily attributable to lower commissions and bonus compensation paid to employees during 2014 as a result of a 12.8% decrease in total mortgage loan originations compared to 2013.

General and administrative expenses increased by $0.8 million for the year ended December 31, 2014 compared to December 31, 2013.  Such increased expenses are primarily attributable to an increase in workforce levels at WestStar’s existing call center locations and the opening of a new call center in Phoenix, Arizona.

WestStar saw a decrease in interest expenses of $1.1 million from the year ended December 31, 2014 compared to the year ended December 31, 2013.  Such decrease is primarily the result of the following factors:  (i) the decrease of 12.8% in overall mortgage loan origination volume for the year ended December 31, 2014 as compared to the year ended December 31, 2013, which led to a decrease in the overall debt WestStar carried under its warehouse credit facilities, and (ii) WestStar successfully negotiated lower pricing under its warehouse credit facilities during 2014 (average warehouse interest rates for 2014 were 2.5% as compared to 3.2% for 2013).

WestStar’s corporate lease obligations, equipment costs and communications expenses increased by $36,000 for the year ended December 31, 2014 compared to the year ended December 31, 2013. Such increase in expenses is due to costs associated with WestStar’s new call center in Phoenix, Arizona.

WestStar decreased its reserves for mortgage loan repurchase obligations, indemnification demands and related losses by $2.95 million for the year ended December 31, 2014 compared to the year ended December 31, 2013.  WestStar calculates such reserve amount based upon estimated losses related to selling representations and warranties and related repurchase and indemnification obligations for transferred mortgage loans and losses attributable to its servicing activities, including loss mitigation efforts.

Depreciation and amortization expenses increased in 2014 by $14,000 compared to 2013 due to additional property and equipment expenditures related to the expansion of WestStar’s call center operations, including the new call center located in Phoenix, Arizona.

In 2014, WestStar realized losses of $25,000 for the disposal of fixed assets with a book value of $25,000 (such assets were no longer being used productively by WestStar).  WestStar did not realize any such losses in 2013.

Other Drivers of Operating Results

Interest Rate Environment — Typically, when interest rates rise, the value of mortgage loans and interest rate lock commitments decrease while the value of their associated hedges increase. When interest rates decrease, the value of mortgage loans and interest rate lock commitments increases while the value of their associated hedge positions decrease. Lower interest rates also spur increased refinancing activity and leads to lower pull-through rates on pipelines of hedged and unclosed loans.

Risk Management / Credit Risk — WestStar is subject to the risk of potential credit losses on all mortgage loans it originates. Whether mortgage loans are held for sale, held for investment and ultimately sold, to investors or securitized, investor losses can be passed back to WestStar as the originator where there are breaches of selling representations and warranties. The representations and warranties require adherence to investor or guarantor origination or underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset documentation requirements and compliance with applicable federal, state and local laws. The level of mortgage loan repurchase and indemnification losses is driven by economic factors, investor loss mitigation strategies and other external conditions and variables that may change over the life of an underlying loan.

Risk Management / Interest Rate Risk — Fluctuations in interest rates can have a material impact on the operations of WestStar. To a large extent, interest rates impact origination volume, operating results and the value of assets and liabilities. Operating results are also based upon the ability of WestStar to manage interest rate risk, including risks related to prepayment speeds, changes in the value of interest rate lock commitments, mortgage loans, associated hedges and the value of mortgage servicing rights. The ability of WestStar to originate purchase mortgage loans (as opposed to refinance transactions) during times of increasing or high interest rates is important to mitigating the operational risk associated with interest rate fluctuations.

Prepayment Speeds — A significant driver of the profitability of WestStar’s servicing channel is prepayment speed, which is the measurement of how quickly the unpaid principal balances on mortgage loans is reduced by routine payment amortization, mortgage payoffs, foreclosures and principal curtailment from loan modifications. Prepayment speeds vary by interest rate, mortgage loan type, conditions in the housing and financial markets, competition and other factors. Prepayment speeds impact future servicing fees, the value of mortgage servicing rights and interest expenses on advances. Typically, when interest rates rise, it is less attractive for borrowers to refinance and prepayment speeds tend to decrease. This extends the period over which servicing income is earned but also reduces the demand for new mortgage loans. When interest rates decrease, prepayment speeds increase, thereby decreasing the value of mortgage servicing rights and shorting the period over which servicing income is earned. However, the demand for new mortgage loans increases.

Liquidity — WestStar’s ability to operate profitably is dependent on access to mortgage warehouse financing as well as the ability to securitize and/or sell mortgage loans profitability to third party investors as well as service loans profitably.  WestStar currently has $205 million in committed warehouse financing from five warehouse banks, three channels for loan securitization with government sponsored enterprises and ten active relationships with third party investors. WestStar currently adds to its servicing portfolio through internal originations where servicing strips are targeted to maximize the mortgage servicing rights valuation and associated servicing income.

NO APPRAISAL RIGHTS

There are no appraisal rights available to WestStar or JGW stockholders in connection with the Transaction.

EXPERTS

The consolidated financial statements of JGW appearing in JGW's Annual Report (Form 10-K) for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report included thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of JGW Class A common stock to be issued in the Transaction will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

WHERE YOU CAN FIND MORE INFORMATION

JGW files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including JGW, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult JGW’s website (www.jgw.com) for more information concerning the Transaction described in this prospectus.

JGW has filed with the SEC a registration statement of which this prospectus forms a part. The registration statement registers the shares of JGW Class A common stock to be issued to WestStar stockholders in connection with the Transaction. The registration statement, including the attached exhibits and schedules, contains additional relevant information about JGW’s Class A common stock. The rules and regulations of the SEC allow JGW to omit certain information included in the registration statement from this prospectus.

In addition, the SEC allows JGW to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that JGW has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about JGW, its financial condition and other matters.

JGW Filings (File No. 001-36170)	Period
Annual Report on Form 10-K	Filed on March 13, 2015 for the fiscal year ended December 31, 2014.

Quartely Report on Form 10-Q	Filed on May 11, 2015 for the quarter ended March 31, 2015

Current Reports on Form 8-K	Filed on February 13, 2015, March 11, 2015, March 12, 2015, March 31, 2015, May 11, 2015, June 1, 2015 and June 12, 2015.

Registration Statement on Form S-1/A (description of JGW Class A common stock)	Filed on November 7, 2013 (and declared effective by the SEC on November 7, 2013) (SEC File Number 333-191585)

In addition, JGW incorporates by reference herein any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering for resale of securities described herein.  Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Annex A

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

The J.G. Wentworth Company,

WestStar Mortgage, Inc.,

Walter F. Jones,

Kathleen Murphy-Zimpel

and

Roger W. Jones

Dated as of March 6, 2015

A-i

A-ii

LIST OF EXHIBITS

EXHIBIT A	ESCROW AGREEMENT FORM
EXHIBIT B	EMPLOYMENT AGREEMENT FORM
EXHIBIT C	NON-COMPETE AND NON-SOLICITATION AGREEMENT FORM

A-iii

LIST OF DISCLOSURE SCHEDULES

Company Disclosure Schedules

Sellers Disclosure Schedules

Buyer Disclosure Schedules

A-iv

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of March 6, 2015 (this “Agreement”), is by and among WestStar Mortgage, Inc., a Virginia corporation (“Company”), Walter F. Jones, Kathleen Murphy-Zimpel and Roger W. Jones (each a “Seller” and collectively “Sellers”) and The J.G. Wentworth Company, a Delaware corporation (“Buyer”).  The Company, Sellers and Buyer are referred to collectively herein as the “Parties” and each individually as a “Party.”

Background

WHEREAS, the Company is engaged in the business of originating, making, selling, and servicing residential mortgage loans and is licensed to conduct its business in forty (40) states and the District of Columbia (the “Business”);

WHEREAS, Sellers own in the aggregate 100 shares of the Company’s common stock, par value $1.00 per share, representing all of the issued and outstanding capital stock of the Company (“Purchased Shares”); and

WHEREAS, Buyer desires to purchase and acquire from Sellers, and Sellers desire to sell, transfer and assign to Buyer, the Purchased Shares upon the terms and subject to the conditions set forth herein.

Terms

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.

(a)                                 Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, litigation, arbitration, inquiry, proceeding or investigation by or before any Regulatory Authority or other Governmental Authority.

“Actual Total Equity” means the Total Equity reflected on the Post-Closing Balance Sheet.

“Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended from time to time.

“Affinity Agreements” means the affinity agreements and lead-generation agreements set forth on Schedule 1.1(a).

“Agency” means the FHA, the Farmers Home Administration (RHCDS or Rural Housing and Community Development Services), Fannie Mae, Freddie Mac, Ginnie Mae, the VA, the USDA, the RHS and HUD.

“Applicable Pipeline Requirements” means and includes, as of the time of reference, (i) all contractual obligations of the Company with respect to the Company’s origination of Pipeline Loans, (ii) all applicable guidelines of the Company for the stage of processing of the Pipeline Loans, (iii) the Applicable Requirements, and (iv) all applicable Mortgage Loan Regulations.

“Applicable Requirements” means (i)  the responsibilities and obligations of the Company relating to any Mortgage Loan or Pipeline Loan set forth in any Servicing Agreement, mortgage broker agreement, loan correspondent agreement, mortgage loan purchase agreement, or other agreement between the Company, on the one hand, and any third party originator, loan correspondent, loan seller, Agency, Investor or Insurer, on the other hand, (ii) applicable guidelines and handbooks of the Company and all applicable guidelines, handbooks and other published written requirements of any Investor, Agency or Insurer with respect to the origination, sale or servicing of Mortgage Loans by the Company, and (iii) the applicable terms and provisions of the Mortgage Files.

“Approved Servicers” means the servicers set forth on Schedule 1.1(j).

“Authorizations” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions, in each case, issued or granted by a Governmental Authority.

“Balance Sheet” means the unaudited interim balance sheet of the Company at December 31, 2014, previously delivered to Buyer.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which commercial banks in New York, New York or Virginia, generally are required or authorized by law or executive order to close, or (iii) a day when the New York Stock Exchange is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Buyer in connection with the issuance of the JGW Stock pursuant to this Agreement, as said registration statement may be amended prior to the time it becomes effective under the Securities Act.

“Buyer Fundamental Representations” means each of the representations and warranties of Buyer set forth in Section 5.1 (Organization, Standing and Corporate Power), Section 5.2 (Authority), Section 5.3(a)(i) (No Conflicts), Section 5.5 (JGW Stock) and Section 5.9 (Brokers and Other Advisors).

“Buyer Material Adverse Effect” means any Event (i) that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of Buyer on a consolidated basis, or (ii) that has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay the ability of Buyer to consummate the Contemplated Transactions or perform its obligations under this Agreement or the Escrow Agreement; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Buyer Material Adverse Effect”:  any Event attributable to (A) changes in the economy or financial, capital or securities markets, including, without limitation, any disruption thereof and any decline in the price of any security (including the JGW Stock) or any market index, generally in the United States or any foreign market, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) changes or proposed changes in, or in the application, enforcement, interpretation or implementation of, applicable accounting principles or Laws, (D) general regulatory changes, (E) a flood, hurricane, earthquake or other natural disaster or act of God, (F) the announcement, pendency or completion of the transactions contemplated by this Agreement or public or industry knowledge thereof, including losses or threatened losses of employees, customers, lenders or others having business relationships with Buyer, or the communication by Buyer of its plans or intentions with respect to a Company, (G) any matter set forth on the Disclosure Schedule, or (H) the failure, in and of itself, of Buyer to meet any published, internally prepared or other estimates of revenues, earnings or other financial projections, performance measures or operating statistics; and provided further that, with respect to a matter described in any of the foregoing clauses (A), (B), (C), or (E), such matter shall only be excluded so long as such matter does not have a materially disproportionate effect on Buyer relative to other comparable entities operating in the industry in which Buyer operates.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and the regulations promulgated thereunder.

“Closing Balance Sheet” means the unaudited balance sheet of the Company prepared in accordance with GAAP and with the methodology used in preparation of the Balance Sheet as of the end of the month prior to the month in which the Closing Date occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Collateral” means the property securing a Mortgage Loan.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means all material Intellectual Property (x) owned, licensed or used by the Company or (y) owned or licensed by an Affiliate of the Company and used in the operation of the Business by the Company as presently conducted by the Company.

“Company Material Adverse Effect” means any Event (i) that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect upon the business, assets, liabilities, financial condition or operating results of the Company, or (ii) that has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay the ability of the Company or any Seller to consummate the Contemplated Transactions or perform its obligations under this Agreement or the Escrow Agreement; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”:  any Event attributable to (A) changes in the economy or financial or banking markets, including, without limitation, prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including, without limitation, any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset backed securities is tied or linked, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (C) changes or proposed changes in, or in the application, enforcement, interpretation or implementation of, applicable accounting principles or Laws, Applicable Requirements, or changes in investor or insurer guidelines, (D) general regulatory changes, (E) a flood, hurricane, earthquake or other natural disaster or act of God, (F) the announcement, pendency or completion of the transactions contemplated by this Agreement or public or industry knowledge thereof, including losses or threatened losses of employees, customers, lenders or others having business relationships with the Company, or the communication by Buyer of its plans or intentions with respect to a Company, (G) taking or not taking any action as required by this Agreement or the Escrow Agreement or with respect to which the Company sought consent of Buyer that was refused by Buyer, or taking or not taking any action at the request of, or with the consent of, Buyer, (H) any matter set forth on the Disclosure Schedule, or (I) the failure, in and of itself, of the Company to meet any published, internally prepared or other estimates of revenues, earnings or other financial projections, performance measures or operating statistics; and provided further that, with respect to a matter described in any of the foregoing clauses (A), (B), (C), or (E), such matter shall only be excluded so long as such matter does not have a materially disproportionate effect on the Company relative to other comparable entities operating in the industry in which the Company operates.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement.

“Contracts” means all agreements, contracts, commitments and undertakings, written or oral, including any amendments thereto, to which any Person is a party, an obligor or a beneficiary, or by which any of its assets or properties is bound.

“Cut-off Date” means 12:00 pm (noon), East Coast time, on the second Business Day prior to the Closing Date.

“DBA” means any “doing business as name,” “fictitious business name,” “trade name,” or “assumed name” under which the Company operates, other than “WestStar Mortgage, Inc.”

“Disclosure Schedules” means the Schedules attached hereto being delivered by the Parties on the date hereof.

“Employee” means any individual employed by the Company, including those employees on medical leave, family leave, military leave or personal leave under the Company’s policies.

“Employee Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) stock option, stock purchase, restricted stock, equity compensation, deferred compensation, bonus, fringe benefit, sick leave, vacation, paid or unpaid leave, profit sharing, pension, retirement, medical, life, disability, accident, salary continuation, supplemental retirement, severance, change-of-control and unemployment benefit plan, program or agreement (whether or not insured) and (iii) written employment agreement under which compensation in excess of $100,000 per year was paid during each year from January 1, 2012 through December 31, 2014, in each case, that is currently in effect, and that has been established, maintained, or sponsored by the Company, or to which the Company has contributed, or into which the Company has entered, for the benefit of any active, retired or former employee or director of the Company; provided that the term “Employee Benefit Plan” shall not include (i) any Employee Benefit Plan that is maintained under applicable Law by a Governmental Authority or (ii) employment offer or agreement that is terminable at will and does not provide for any payment of deferred compensation within the meaning of Section 409A of the Code.

“Employment Agreements” means employment agreements in the form attached hereto as Exhibit B to be entered into on the Closing Date by and between Golden Apple Management Company, a wholly owned subsidiary of Buyer, and each of Roger Jones and Kathleen Murphy-Zimpel.

“Encumbrances” means any claims, liens, encumbrances, pledges, easements, servitudes, mortgages, deeds of trust, security interests, options, charges or similar rights of any Person, of any kind whatsoever against the asset.

“Environmental Laws” means all applicable federal, state and local Laws concerning pollution or protection of the environment or health and safety including (i) CERCLA, (ii) RCRA, (iii) the Federal Water Pollution Control Act, (iv) the Federal Clean Air Act, (v) the Toxic Substances Control Act, (vi) the Safe Drinking Water Act, (vii) the Pollution Control Act of 1990, (viii) the Federal Insecticide, Fungicide and Rodenticide Act, (ix) Laws related to releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land, surface and subsurface waste) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances, and (x) comparable state and local Laws, as each of the foregoing may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business that is a member of the same controlled group of corporations as the Company, within the meaning of Section 414(b) of the Code, that is under common control with the Company, within the meaning of Section 414(c) of the Code, that is a member of the same affiliated service group as the Company, within the meaning of Section 414(m) of the Code, or that is otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Escrow Agent” means U.S. Bank.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among the Escrow Agent, Buyer and Sellers regarding treatment of the Holdback Amount for indemnification claims of the Buyer Indemnified Parties under Article X, substantially in the form attached hereto as Exhibit A.

“Estimated Cash Adjustment” means (i) if the Estimated Total Equity exceeds the Total Equity Threshold, an upward dollar-for-dollar adjustment in an amount equal to the difference between the Estimated Total Equity and the Total Equity Threshold, or (ii) if the Estimated Total Equity is less than the Total Equity Threshold, a downward dollar-for-dollar adjustment in an amount equal to the difference between the Estimated Total Equity and the Total Equity Threshold; provided that the Estimated Cash Adjustment shall be zero dollars ($0.00) if the Estimated Total Equity equals the Total Equity Threshold.

“Estimated Cash Purchase Price” means an amount equal to the Initial Cash Amount, as adjusted by the Estimated Cash Adjustment.

“Estimated Total Equity” means the Total Equity reflected on the Closing Balance Sheet.

“Event” means any event, circumstance, change, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

“Federal Funds Rate” means, for any date, the weighted average of the rates set forth in the weekly statistical release H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System opposite the caption “Federal Funds (Effective).”

“FHA” means the United States Federal Housing Administration, or any successor thereto.

“Final Cash Adjustment” means (i) if the Actual Total Equity exceeds the Total Equity Threshold, an upward dollar-for-dollar adjustment in an amount equal to the difference between the Actual Total Equity and the Total Equity Threshold, or (ii) if the Actual Total Equity is less than the Total Equity Threshold, a downward dollar-for-dollar adjustment in an amount equal to the difference between the Actual Total Equity and the Total Equity Threshold; provided that the Final Cash Adjustment shall be zero dollars ($0.00) if the Actual Total Equity equals the Total Equity Threshold.

“Final Cash Purchase Price” means an amount equal to the Initial Cash Amount, as adjusted by the Final Cash Adjustment.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof, consistently applied.

“General Public License” means the general public software license, which provides end users the right to use, study, share, copy, and modify software.

“Ginnie Mae” means the Government National Mortgage Association, or any successor thereto.

“Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof, but excluding any Agency.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) any Indebtedness of any primary obligor or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of any Indebtedness of any primary obligor of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay any Indebtedness of such primary obligor.

“Hazardous Substances” means “hazardous substances” pursuant to CERCLA, “hazardous waste” pursuant to RCRA, “toxic pollutants” pursuant to the Federal Water Pollution Control Act and any materials, wastes and substances defined as “hazardous substances” or regulated as such under any other Environmental Law, including asbestos, polychlorinated byphenyls and petroleum products.

“Holdback Amount” means Three Million Dollars ($3,000,000) which shall be all in JGW Stock, unless the Stock Purchase Price represents less than Three Million Dollars ($3,000,000) of the Initial Purchase Price Amount (in accordance with Section 2.4(b)), in which case the Holdback Amount shall include all of the Stock Purchase Price plus a cash amount equal to Three Million Dollars ($3,000,000) less the value of the Stock Purchase Price (as determined pursuant to the definition of Stock Purchase Price); provided, that if Buyer is required to pay 100% the Initial Purchase Price Amount in cash pursuant to Section 2.4(b)(ii), then the Holdback Amount shall also be 100% in cash.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid by such Person, other than trade credit incurred in the ordinary course of business that is no more than sixty (60) days old, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) the notional amount of all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Independent Accountant” means an independent nationally recognized auditing firm selected by Sellers and Buyer that is not the independent auditing firm for any of Buyer, the Company or any Seller or any Affiliate thereof.

“Initial Cash Amount” means the Initial Purchase Price Amount less the Stock Purchase Price, as determined by Buyer pursuant to Section 2.4(b), which amount may be up to $54 million.

“Initial Purchase Price Amount” means $54 million.

“Insurer” means a Person who insures or Guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any Mortgage Loan or Pipeline Loan and any provider of hazard, title or other insurance with respect to any Mortgage Loan or Pipeline Loan or the Collateral securing any such loan.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:  (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), patents and patent applications together with reissuances, continuations, continuations-in-part, revisions, extensions, reviews, and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, domain names, and trade names, including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (iii) works of authorship, copyrights, and applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including confidential and proprietary ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (v) Software.

“Interim Financial Statements” means (i) the Balance Sheet and (ii) the related unaudited interim statements of income, of shareholder’s equity and of cash flows of the Company for the twelve-month period ended December 31, 2014, previously delivered to Buyer which have been prepared in accordance with GAAP except as otherwise noted therein (except for the omission of footnotes required in accordance with GAAP and subject to adjustments required by FAS 91 and normal year-end adjustments).

“Investor” means any Person (including an Agency) having a beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

“JGW Stock” means Class A Common Stock, par value $0.00001 per share, of The J.G. Wentworth Company.

“Key Employees” means those employees of the Company set forth on Schedule 1.1(b).

“Knowledge” means, (i) with respect to the Company, the actual knowledge of and by Sellers and the executives listed on Schedule 1.1(c), (ii) with respect to Sellers, the actual knowledge of and by each Seller and, (iii) with respect to Buyer, the actual knowledge of and by the executives listed on Schedule 1.1(d), in each case after reasonable inquiry.

“Laws” mean all constitutions, laws, statutes, ordinances, rules, rulings, regulations, including any applicable Mortgage Loan Regulations, Orders, charges, directives, determinations, executive orders, writs, judgments, injunctions or decrees of any Governmental Authority but excluding, for the avoidance of doubt, any Applicable Requirements.

“Leases” means the real property leases and subleases set forth on Schedule 1.1(e) pertaining to branch office and other facility locations operated by the Company.

“Liability” means any liability whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

“Losses” means, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any and all claims, causes of action, losses, damages, indemnities, assessments, liabilities, obligations, judgments, settlements, awards, deficiencies, offsets, Taxes, and costs and expenses incurred by such Person, including penalties and attorneys’ fees, third-party expert and consultant fees and expenses, fines, judgments and awards; provided, however, that Losses shall not include any incidental, consequential, punitive, indirect or special losses or damages, including lost profits, lost multiples based upon acquisition valuation matrices, or diminution in value of the Business or the Company, other than such damages or losses awarded to a third party.

“Mortgage” means, with respect to a Mortgage Loan, the obligations created by any Mortgage Instrument reflecting an Encumbrance upon real property and any other property described in such Mortgage Instrument and securing payment by a Mortgagor under a Mortgage Note.

“Mortgage Files” means the file or files containing the photostatic copy or copies on any other media and, to the extent required by applicable Law or Applicable Requirements, original documents, of the Mortgage Note, any Mortgage or other documents creating or evidencing a security interest in the related Collateral and other related loan documents, including the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents related to the foregoing reasonably necessary to (i) establish the eligibility of the Mortgage Loans for insurance by an Insurer or for sale or delivery to the Company or an Investor, (ii) Service the Mortgage Loans in accordance with applicable Laws, Applicable Requirements, and the Mortgage Loan Regulations, or (iii) comply with applicable Laws, Applicable Requirements, and the Mortgage Loan Regulations regarding documentation to be maintained by a servicer of a Mortgage Loan, or by the document custodian thereof.

“Mortgage Instrument” means any deed of trust, security deed, mortgage, security agreement or any other instrument that, together with any assignment, reinstatement, extension, endorsement or modification thereof, evidences a Mortgage.

“Mortgage Loan” means any loan that is, or upon closing or funding will be, evidenced by a Mortgage Instrument evidencing the Indebtedness of the Mortgagor under a Mortgage Note.

“Mortgage Loan Regulations” means (i) applicable federal, state and local Laws applicable to the origination of any Pipeline Loan or the origination, sale, securitization or Servicing of Mortgage Loans, including Laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) applicable Laws with respect to the origination, sale or servicing of Mortgage Loans, (iii) federal and state fair labor standards Laws or similar wage and hour Laws, and (iv)  applicable Orders with respect to the Company pertaining to Mortgage Loans or Pipeline Loans.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of Indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgagor” means, with respect to a Mortgage Loan, the borrower of such Mortgage Loan.

“Non-Compete and Non-Solicitation Agreement” means non-compete and non-solicitation agreement in the form attached hereto as Exhibit C, to be entered into on the Closing Date by and between the Company and Walter Jones.

“Nonsolicitation and Confidentiality Agreement” means that certain Nonsolicitation and Confidentiality Agreement dated October 3, 2000 by and among the Company and the Original Shareholders.

“Open Source Materials” means all Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business as conducted by the Company since January 1, 2013.

“Original Shareholders” means Walter F. Jones, Kathleen Murphy-Zimpel, Walter O’Shell, Robert Curry and Doug Applegate.

“Originator” means, with respect to any Mortgage Loan, any Person(s) that (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application, or (iv) closed and/or funded the Mortgage Loan.

“Permitted Encumbrances” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ or other similar Encumbrances arising or incurred in the Ordinary Course of Business and for amounts which are incurred in the Ordinary Course of Business and are not delinquent and may be paid without penalty or as to which the Company agrees, and has funds available, to pay any resulting penalty, (ii)  Encumbrances for Taxes not yet due and payable or for Taxes that the taxpayer is contesting and may be paid without penalty, (iii) in the case of any of the Leases, zoning, building or other restrictions, variances, covenants, rights of way, conditions, easements and Encumbrances arising as a matter of Law in favor of landlords, and (iv) Encumbrances created pursuant to the Warehouse Credit Facilities.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Pipeline Loans” means applications in process for residential Mortgage Loans whether or not registered and designated as price protected on the Company’s residential mortgage loan origination system and which have not closed or funded as of the Closing Date.

“Post-Closing Balance Sheet” means an unaudited interim balance sheet of the Company prepared as of the Closing Date in accordance with GAAP and the methodology used in preparation of the Balance Sheet.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Pre-Closing Taxes” means (i) any Taxes of Sellers with respect to any Pre-Closing Period or with respect to the pre-Closing portion of any Straddle Period, and any Taxes of Sellers with respect to any period, (ii) any and all liabilities of the Company (as a result of Treasury Regulations Section 1.1502-6 or otherwise) for Taxes of any other Person with whom the Company joins or have ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return prior to the Closing Date, and (iii) any payments required to be made under any Tax allocation, Tax indemnity or Tax sharing agreement or similar contract or arrangement to which the Company is obligated, bound by or a party on or prior to the Closing Date (other than, in each case, commercial contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes), and (iv) all Taxes of any other Person imposed on any of Buyer or the Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.  The portion of any Tax that is allocable to the pre-Closing portion of any Straddle Period shall be: (x) in the case of real property, personal property and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days in such period up to and including the Closing Date, and the denominator of which is the number of calendar days in the entire period, and (y) in the case of all other Taxes, determined as though the taxable period terminated at the close of business on the Closing Date.  For purposes of determining any Tax attributable to the pre-Closing portion of any Straddle Period in accordance with clause (y) of the preceding sentence, any extraordinary transaction outside the Ordinary Course of Business that occurs on the Closing Date but after the Closing shall be considered to occur on the day following the Closing Date.

“Previously Disposed of Mortgage Loans” means all Mortgage Loans or any other type of loans or servicing rights that, as at any time as of or prior to Closing, the Company owned and subsequently sold, transferred, conveyed or assigned and for which the Company retains a contingent liability to third parties for failure to originate, service, sell, securitize, or otherwise handle such Mortgage Loans or other loans or servicing rights in accordance with the then current Mortgage Loan Requirements, Applicable Requirements, or comparable requirements including, without limitation, any Mortgage Loan or other loans for which the Company has the obligation to repurchase or indemnify the Investor or any purchaser pursuant to the applicable loan or servicing purchase agreement.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended from time to time, and the regulations promulgated thereunder.

“Representatives” means each of the respective attorneys, accountants, officers, employees and other authorized agents, advisors and representatives of Buyer, the Company or Sellers.

“Required Buyer Approvals” means those Buyer Governmental Approvals and Buyer Third Party Consents set forth on Schedule 1.1(h).

“Required Company Approvals” means those Company Governmental Approvals and Company Third Party Consents set forth on Schedule 1.1(i).

“RHS” means the Rural Housing Servicing of the United States Department of Agriculture, or any successor thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and state securities or “blue sky” Laws.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Sellers Fundamental Representations” means the representations and warranties of the Company and Sellers set forth in Sections 3.1 (Organization and Authority) (other than the third and fourth sentences thereof), 3.2 (Capitalization of the Company), 3.3(a)(i) (No Conflicts), 3.3(d) (No Conflicts), 3.9 (No Brokers) 4.1 (Organization and Authority), 4.2 (Ownership of Purchased Shares) and 4.3(a)(i) (No Conflicts).

“Servicing” means the responsibilities with respect to servicing of Mortgage Loans under the Applicable Requirements and Mortgage Loan Regulations, whether performed as a servicer, subservicer or interim servicer.

“Servicing Agreement” means an agreement pursuant to which the Company performs Servicing of Mortgage Loans.

“Shareholder Agreement” means that certain Shareholders’ Agreement dated as of October 4, 2000 by and among the Company and the Original Shareholders.

“Software” means any and all of the following but excluding software that is generally commercially available at retail: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) software databases and compilations, including any and all digital data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, and menus; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Special Representations” means the representations and warranties of the Company and Sellers set forth in Sections 3.8 (No Securitization Transactions), 3.23 (Taxes) and 4.5 (Litigation).

“Stock Purchase Price” means the total number of shares of JGW Stock with an aggregate value not to exceed 25% of the Initial Purchase Price Amount (as such amount is determined by Buyer pursuant to Section 2.4(b)), with the number of shares of JGW Stock determined based upon the average of the closing stock prices of the JGW Stock as reported on its principal exchange over the consecutive 10-Business Day period immediately prior to the second Business Day prior to Closing, with such shares being allocated among Sellers based on the respective percentages listed across their names on Schedule 1.1(f).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subservicing Agreement” means the Subservicing Agreement, dated October 15, 2012, by and between the Company and Provident Funding, LP.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, unclaimed property, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” means any return, report, claim for refund or other written statements or information required to be filed with a Governmental Authority with respect to Taxes.

“Total Equity” means the total stockholders’ equity or total equity, as the case may be, as reflected on the Closing Balance Sheet or the Post-Closing Balance Sheet, as applicable, in each case, prepared in accordance with GAAP; provided, that (a) the value of the Company’s MSRs shall be calculated based on (i) for the Closing Balance Sheet, the average of the value of the Company’s MSRs as of the end of the three (3) full months prior to the Closing Date and (ii) for the Post-Closing Balance Sheet, the average of the value of the Company’s MSRs as of the end of each of the three (3) full months prior to the Closing Date and the period from the end of the last full month prior to the Closing Date through the Closing Date, (b) the value of the Company’s MSRs as of each of the periods referenced above will be as determined by Phoenix Capital Inc. in a manner consistent with the approach used by Phoenix Capital Inc. to value such MSR assets in the past for the Company.

“Total Equity Threshold” means $30 million.

“USDA” means the United States Department of Agriculture or any successor thereto.

“VA” means the United States Department of Veterans’ Affairs or any successor thereto.

“Warehouse Credit Facilities” means the credit facilities established pursuant to the warehouse loan and credit agreements and repurchase agreements set forth on Schedule 1.1(g) and any such agreements entered into following the date hereof with the consent of Buyer pursuant to Section 6.1(b) or as listed under Schedule 6.1(b).

Other Definitions.  The following defined terms shall have the meaning set forth on the referenced page:

Index

Acquisition Engagement	A-73
Agreement	A-1
Allocation	A-51
Articles of Incorporation	A-20
Asset Allocation	A-51
Audited Financial Statements	A-22
Business	A-1
Buyer	A-1
Buyer Governmental Approvals	A-37
Buyer Indemnified Parties	A-59
Buyer Losses	A-59
Buyer Third Party Consents	A-37
Bylaws	A-20
Claim	A-60
Closing	A-16
Closing Date	A-16
Company	A-1
Company Agents	A-46
Company Contracts	A-23
Company Engagements	A-73
Company Governmental Approvals	A-21
Company Third Party Consents	A-21
Confidentiality Agreement	A-68
De Minimis Amount	A-62
Dispute Notice	A-18
Environmental Permits	A-33
Final Calculation Statement	A-18
Final Determination	A-51
Financial Statements	A-22
General Cap	A-62
General Survival Period	A-58
Indemnified Party	A-60
Indemnifying Party	A-60
Licensed IP Agreements	A-25
Materials Contracts	A-23
MERS	A-30
Net Cost Cap	A-56
Order	A-54
Parties	A-1
Party	A-1
Personal Guarantees	A-45
Pre-Closing Indemnity Payment	A-63
Purchase Price	A-17
Purchased Shares	A-1
Regulatory Authority	A-30
Repurchase Liabilities	A-63
Repurchase Obligation	A-32
Resolution Period	A-18
Schedule Update	A-45
Seller Indemnified Parties	A-59
Seller Losses	A-59
Sellers	A-1
SMRH	A-73
Special Survival Period	A-58
Specified Obligation Amount	A-63
Tax Adjustment	A-51
Tax Election	A-50
Termination Date	A-67
Third-Party Action	A-60
Threshold	A-62

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED SHARES; CLOSING

2.1                               Purchase and Sale of the Purchased Shares.  On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase and acquire from Sellers, and Sellers shall sell, transfer and assign to Buyer all of the Purchased Shares free and clear of all Encumbrances.

2.2                               Closing.  Unless this Agreement shall have been terminated and the Contemplated Transactions shall have been abandoned pursuant to Section 11.3, the closing of the Contemplated Transactions (the “Closing”) shall take place at 9am ET at the offices of K&L Gates LLP, 1601 K Street, NW, Washington, DC two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions in fact being satisfied at Closing) (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”); provided, however, that if the Closing Balance Sheet is not available on or prior to second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions in fact being satisfied at Closing), then the Closing shall be delayed for up to five (5) calendar days to allow the Company to prepare and deliver the Closing Balance Sheet.

2.3                               Closing Obligations.

(a)                                 Deliveries of the Company and Sellers.

(i)                                     No later than the Closing, the Company shall deliver to Buyer the Required Company Approvals (and any other Company Governmental Approvals and Company Third Party Consents obtained by the Company prior to the Closing).

(ii)                                  No later than the Cut-Off Date, (A) each Seller shall deliver to Buyer payment instructions indicating the bank account(s) to which Buyer should pay such Seller, by wire transfer of immediately available funds, such Seller’s percentage of the Estimated Cash Purchase Price in accordance with the percentage set forth across such Seller’s name on Schedule 1.1(f) and (B) the Company shall deliver to Buyer the Closing Balance Sheet.

(iii)                               At the Closing, Sellers shall deliver to Buyer (A) certificates representing the Purchased Shares, endorsed in blank and accompanied by executed stock transfer powers, (B) documentation evidencing termination of the Shareholder Agreement and Nonsolicitation and Confidentiality Agreement prior to Closing, and (C) the Employment Agreements duly executed by Roger Jones and Kathleen Murphy-Zimpel and the Non-Compete and Non-Solicitation Agreement duly executed by Walter Jones.

(iv)                              At the Closing, Sellers shall deliver to Buyer, or shall cause to be delivered to Buyer, (A) duly executed Escrow Agreement; (B) the certificates required by Sections 9.2(c), 9.2(d) and 9.2(e); (C) resignations of all of the members of the board of directors and all executive officers of the Company, except as may otherwise be specified by Buyer in writing and (D) any and all other agreements, certificates, instruments and documents otherwise, required of Sellers or the Company under this Agreement or as may reasonably be requested by Buyer.

(b)                                 Deliveries of Buyer.

(i)                                     No later than the Closing, Buyer shall deliver to Sellers the Buyer Governmental Approvals and Buyer Third Party Consents;

(ii)                                  At the Closing, Buyer shall deliver to the Escrow Agent the cash portion of the Holdback Amount by wire transfer of immediately available funds and one stock certificate in the name of each Seller representing the number of shares of JGW Stock as determined in accordance with percentages set forth on Schedule 1.1(f), with such certificates together representing the stock portion of the Holdback Amount.

(iii)                               At Closing, Buyer shall deliver to each Seller (A) such Seller’s percentage (in accordance with the percentage listed across such Seller’s name on Schedule 1.1(f)) of the amount equal to (x) the Estimated Cash Purchase Price less (y) the cash portion of the Holdback Amount by wire transfer of immediately available funds to the account(s) designated by such Seller (i.e., the total payments to be made pursuant to this clause (A) shall equal the Estimated Cash Purchase Price less the cash portion of the Holdback Amount), (B) a stock certificate for shares of JGW Stock evidencing such Seller’s percentage (in accordance with the percentage listed across such Seller’s name on Schedule 1.1(f)) of the number of shares of JGW Stock equal to (x) the Stock Purchase Price less (y) the JGW Stock portion of the Holdback Amount, in the name of such Seller (i.e., the total number of shares of JGW Stock to be reflected on the certificates to be issued to Sellers pursuant to this clause (B) shall equal the Stock Purchase Price less the JGW Stock portion of the Holdback Amount), (C) duly executed Escrow Agreement; (D) the certificate required by Section 9.3(c), and (E) any and all other agreements, certificates, instruments and documents otherwise required of Buyer under this Agreement or as may reasonably be requested by Sellers.

For the avoidance of doubt, the aggregate amount of cash to be paid by Buyer pursuant to Sections 2.3(b)(ii) and 2.3(b)(iii) shall equal the Estimated Cash Purchase Price, and the aggregate number of JGW Stock to be issued by Buyer pursuant to Sections 2.3(b)(ii) and 2.3(b)(iii) shall equal the Stock Purchase Price.

2.4                               Purchase Price.

(a)                                 The “Purchase Price” shall be an amount equal to the sum of the Final Cash Purchase Price and Stock Purchase Price (which may be paid 100% in cash if Section 2.4(b)(i) or (ii) applies).

(b)                                 At least five (5) Business Days prior to the Closing Date, Buyer shall determine the allocation of the Initial Purchase Price Amount between the Initial Cash Amount and the Stock Purchase Price, provided that the Stock Purchase Price shall not represent more than 25% of the Initial Purchase Price Amount. The Parties acknowledge and agree that (i) Buyer may elect to pay up to 100% of the Initial Purchase Price Amount (for the avoidance of doubt, subject to the Estimated Cash Adjustment) in cash and (ii) Buyer shall be required to pay 100% of the Initial Purchase Price Amount (for the avoidance of doubt, subject to the Estimated Cash Adjustment) in cash on the Closing Date if, on the Termination Date (which may be the same as the Closing Date), as may be extended pursuant to Section 11.3(a)(ii), the Buyer Form S-4 Registration Statement has not been declared effective by the SEC (in which case the Stock Purchase Price shall be zero dollars ($0.00)).

2.5                               Cash Purchase Price Adjustment.

(a)                                 Upon the earlier to occur of (i) the Parties’ agreement (or deemed agreement pursuant to Section 2.5(b)) with respect to the calculation of the Final Cash Purchase Price and (ii) the delivery of any report of the Independent Accountant as provided in Section 2.5(c) with respect to the Final Cash Purchase Price, as applicable:

(i)                                     Buyer shall pay in cash to Sellers, in such amounts as allocated among the Sellers pursuant to Schedule 1.1(f), (x) the aggregate amount, if any, by which the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price, plus (y) interest on the applicable amount computed pursuant to clause (x) above at the Federal Funds Rate for the period from the Closing Date to the date of payment in full of such amount; or

(ii)                                  Sellers shall pay in cash to Buyer (x) the aggregate amount, if any, by which the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price, plus (y) interest on the amount computed pursuant to clause (x) above at the Federal Funds Rate for the period from the Closing Date, to the date of payment in full of such amount.

(b)                                 No later than 30 days after the Closing Date, the Company shall deliver to Sellers and Buyer the Post-Closing Balance Sheet, from which the Final Cash Purchase Price shall be calculated.  Within five (5) days of receipt of the Post-Closing Balance Sheet, Buyer shall deliver to Sellers a statement setting forth its determination as to the Final Cash Purchase Price (“Final Calculation Statement”).  Sellers shall have thirty (30) days from receipt of the Final Calculation Statement, to give Buyer written notice of its objection to any item or calculation contained in the Final Calculation Statement specifying in reasonable detail all disputed items and the basis therefor (a “Dispute Notice”).  If Sellers concur with the Final Calculation Statement or otherwise do not give Buyer a Dispute Notice within such thirty (30) day period, such Final Calculation Statement shall be deemed final and conclusive with respect to the determination of the Final Cash Purchase Price, and shall be binding on the Parties for all purposes under this Agreement. If, however, Sellers deliver to Buyer a Dispute Notice objecting to any items or calculations contained in the Final Calculation Statement within the applicable thirty (30) day period, the Parties shall meet within thirty (30) days following the date of the Dispute Notice (the “Resolution Period”) and shall attempt in good faith to resolve such objections and any written resolution by them as to any disputed amount shall be deemed final and conclusive with respect to the determination of the Final Cash Purchase Price, and shall be binding on the Parties for all purposes under this Agreement.  Buyer shall, and shall cause the Company to, provide Sellers and their representatives with access (with the right to make copies), during normal business hours, to (i) the work papers of the Company used to calculate the amounts set forth in the Final Calculation Statement, (ii) the Company’s and Buyer’s accountants or any of its other representatives who participated in the preparation of the Final Calculation Statement and (iii) such other books and records and other relevant information of the Company used to calculate the amounts set forth in the Final Calculation Statement, and (iv) Company employees knowledgeable about the information used in, and the preparation of, the Final Calculation Statement.

(c)                                  If the Parties are unable to resolve Sellers’ objections within the Resolution Period, then all amounts and issues remaining in dispute and Buyer’s responses thereto will be submitted by Buyer and Sellers for review by the Independent Accountant.  The Parties agree to execute, if requested by the Independent Accountant, a reasonable engagement letter with respect to the determination to be made by the Independent Accountant. The Independent Accountant will determine only those issues still in dispute at the end of the applicable Resolution Period and the Independent Accountant’s determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Accountant will be based solely on presentations with respect to such disputed items by Buyer and Sellers to the Independent Accountant and not on the Independent Accountant’s independent review. Each of Buyer and Sellers will use its commercially reasonable efforts to make its or their presentation as promptly as practicable following submission to the Independent Accountant of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Accountant. Discovery shall be limited to documents designated by the Independent Accountant as necessary for it to assess the proper calculation of the Final Cash Purchase Price, consistent with this Agreement. Buyer and Sellers shall instruct the Independent Accountant to make its determination within thirty (30) days after its engagement (which engagement will be made by Buyer and Sellers no later than five (5) Business Days after the end of the Resolution Period), or as soon thereafter as possible, and such determination will be set forth in a written statement delivered by the Independent Accountant to Buyer and Sellers. The Final Calculation Statement, as finalized by the Independent Accountant, shall be deemed final and conclusive with respect to the Final Cash Purchase Price and shall be binding on Buyer and Sellers for all purposes under this Agreement. In deciding any matter, the Independent Accountant (i) will be bound by the provisions of this Section 2.5, and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Sellers or less than the smallest value for such item claimed by Buyer or Sellers. The fees and expenses of the Independent Accountant shall be allocated between Buyer and Sellers so that Sellers’ share of such fees and expenses shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Sellers (as determined by the Independent Accountant), and the denominator of which is the total amount in dispute that is resolved by the Independent Accountant.  Buyer shall be responsible for the remaining fees and expenses of the Independent Accountant.  Except as provided in the preceding sentences, all other costs and expenses incurred by Buyer and Sellers in connection with resolving any dispute hereunder before the Independent Accountant will be borne by the Party incurring such cost and expense.

2.6                               Holdback Amount and Escrow. The Holdback Amount shall be held by the Escrow Agent in an escrow account established pursuant to the terms of the Escrow Agreement and shall serve as a hold-back for indemnification claims of the Buyer Indemnified Parties under Article X of this Agreement and claims by Buyer or the Company with respect to breaches of the Employment Agreements and Non-Compete and Non-Solicitation Agreement to be entered into by the Company and the applicable Seller; provided that, with respect to breaches of such Employment Agreements and Non-Compete and Non-Solicitation Agreement, Buyer shall only be permitted to recover the applicable portion of the Holdback Amount attributable to the breaching Seller in accordance with the allocation set forth on Schedule 1.1(f).  The Holdback

Amount shall be released to Buyer or Sellers, as applicable, as set forth in Section 10.5(c) and the terms of the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date, except as set forth on the Disclosure Schedules, as follows:

3.1                               Organization and Authority.  The Company is duly organized and validly existing and in good standing as a corporation under the Virginia Stock Corporation Act and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Escrow Agreement and to consummate the Contemplated Transactions.  The Company has the requisite corporate power and authority to carry on the Business as currently conducted, and is duly qualified or otherwise authorized to do business in each jurisdiction where the operation of the Business requires such qualification except as would not cause a Company Material Adverse Effect.  The Company has all requisite qualifications and authorizations to conduct the Business under all DBAs that it uses in all jurisdictions in which it conducts the Business under such names. All DBAs used by the Company and the jurisdictions in which they are used are set forth on Schedule 3.1. All necessary corporate action and other corporate proceedings required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions have been duly taken or will be taken before execution of such documents or consummation of such transaction, as applicable.  This Agreement has been, and the Escrow Agreement will be, duly executed and delivered by the Company, and, assuming the due execution by Buyer of this Agreement and the Escrow Agreement, constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.  True, complete and correct copies of the articles of incorporation dated as of June 19, 2000 and any amendment thereto (the “Articles of Incorporation”), and the bylaws and any amendments thereto (the “Bylaws”), of the Company, in each case, in effect as of the date of this Agreement, have been previously made available to Buyer.

3.2                               Capitalization of Company.

(a)                                 Schedule 3.2(a) contains a complete and accurate capitalization table of the Company setting forth the Purchased Shares, name of each shareholder, the number and class of shares held by each shareholder and the total number of shares of each class that are outstanding.  Other than the shares listed on such capitalization table, no shares of any class of the Company’s securities are issued or outstanding.  All of the Purchased Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  Upon consummation of the Contemplated Transactions, Buyer will be the owner of the Purchased Shares, which in the hands of Buyer shall be duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Encumbrances other than those created by Buyer or any Affiliate thereof and other than those under applicable Securities Law.

(b)                                 Schedule 3.2(b) sets forth a list of all Contracts currently in effect in respect of subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, or any securities convertible or exchangeable for, any shares of capital stock of the Company.  Except as set forth in the Articles of Incorporation and the Shareholder Agreement and except as imposed under applicable Law, there are no restrictions upon, or obligations with respect to, the voting or transfer of the Purchased Shares.  The Company has no Liabilities or obligations to any prior holder of the Company’s capital stock or any prior holder of rights to acquire any of the Company’s capital stock pursuant to any Contract with the Company or otherwise, in each case with respect to the acquisition or ownership of the Company’s capital stock.

(c)                                  Other than as set forth in Schedule 3.2(c), the Company has no, and since inception has had no, subsidiaries and does not own any ownership interests in any other Person.

3.3                               No Conflict.

(a)                                 The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions will not:

(i)                                     violate or conflict with the Articles of Incorporation or Bylaws of the Company;

(ii)                                  assuming the receipt of the Company Governmental Approvals, violate any provision of Law to which the Company or the conduct of its Business is subject or violate or conflict with any Order applicable to the Company or the conduct of its Business;

(iii)                               violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation of the Company or any of its Affiliates with respect to any Contract to which the Company or any Affiliates is a party; or

(iv)                              result in the creation of any Encumbrance other than a Permitted Encumbrance on any of assets of the Company or any Affiliate thereof.

(b)                                 Except for notices or consents listed on Schedule 3.3(b) (the “Company Governmental Approvals”), the execution, delivery and performance by the Company of this Agreement, the Escrow Agreement and the consummation by the Company of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any Governmental Authority by or with respect to the Company or the Business.

(c)                                  Except for notices or consents listed on Schedule 3.3(c) (the “Company Third Party Consents”), the execution, delivery and performance by the Company of this Agreement, the Escrow Agreement and the consummation by the Company of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any third party (including any Agency) by or with respect to the Company, any Company Contract or the Business.

(d)                                 Other than as contained in the Shareholder Agreement, there are no rights of first refusal, rights of first offer or other similar rights of any Person that would be applicable to any of the Contemplated Transactions or the execution, delivery or performance by the Company under this Agreement or the Escrow Agreement.

3.4                               Absence of Certain Changes or Events.

(a)                                 Except as set forth on Schedule 3.4(a), since January 1, 2014, the Company has operated the Business in the Ordinary Course of Business.

(b)                                 Except as set forth on Schedule 3.4(b), since January 1, 2014, there has not been (i) any material damage, destruction or loss, whether or not covered by insurance with respect to any material portion of the Company’s assets, (ii) any material change in financial or tax accounting methods, principles or practices by the Company except insofar as may have been required by a change in GAAP or applicable Law, (iii) any Tax election or change in Tax election or any settlement or compromise of any Tax liability, (iv) any revaluation by the Company of any of its assets, (v) any licensing or other agreement with regard to the acquisition or disposition of any material assets or rights thereto, or (vi) any Company Material Adverse Effect.

3.5                               Financial Statements.

(a)                                 The audited consolidated balance sheet and the related statements of income, of total equity and of cash flows of the Company at December 31, 2012 and 2013 and for the years then ended, including the footnotes thereto (“Audited Financial Statements”), and the Interim Financial Statements (together with the Audited Financial Statements, “Financial Statements”), have been delivered to Buyer by the Company.  The Financial Statements are based on the books and records of the Company, and fairly present the financial position and results of operations of the Company, as of the date or for the periods indicated therein, in accordance with GAAP (except, in the case of the Interim Financial Statements, for the omission of footnotes required in accordance with GAAP and subject to adjustments required by FAS 91 and normal year-end adjustments).

(b)                                 The Company maintains internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Board of Directors of the Company, and (iii) are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company.

3.6                               Contracts and Commitments.

(a)                                 Except for this Agreement and the Escrow Agreement, Schedule 3.6(a) sets forth a complete list of each (i) Contract to which the Company is a party (a “Company Contract”)  not made in the Ordinary Course of Business; (ii) Company Contract relating to the borrowing of money in excess of $250,000 or Guarantee of any such obligation, together with any hedge agreements; (iii) Company Contracts concerning completed or pending transfers of Mortgage Loans or servicing rights by the Company to another Person, including any Company Contract containing on-going indemnification obligations; (iv) Company Contract that by its terms limits the payment of dividends or distributions by the Company or that by its terms either requires the Company to do business with the contract party on an exclusive basis or restricts or limits the Company from owning, managing or operating any business or in any geographical location (including non-competition agreements); (v) Company Contract that is a joint venture or partnership agreement; (vi) Company Contract that grants any right of first refusal or right of first offer or similar right to third parties or that limits or purports to limit the ability of the Company in any material respect to pledge, sell, transfer or otherwise dispose of any material amounts of assets or business; (vii) Company Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control with respect to the Company; (viii) material agency, broker, sale representative, marketing, referral, affinity, lead-generation or similar Company Contract; (ix) Company Contract that contains a “most favored nation” clause obligating the Company to change the material terms and conditions of such Contract based on better terms or conditions provided to other parties in similar contracts; (x) Company Contract relating to (A) any merger or business combination concerning the Company, (B) the acquisition by the Company of all or substantially all of the assets of any other Person, or (C) the disposition by the Company of all or substantially all of its assets to any other Person; (xi) written Company Contract with any manager, director, officer, employee, shareholder, or Affiliate of the Company involving payments or compensation in excess of $100,000 per year during each year from January 1, 2012 through December 31, 2014, in each case, that is currently in effect; (xii) other Company Contract involving aggregate annual expenditures or revenues in excess of $250,000; and (xiii) Servicing Agreements (the contracts of the type covered in clauses (i) through (xiii), the “Material Contracts”).   The Company has provided, or otherwise made available, to Buyer true and correct copies of all Material Contracts. The Company has no oral employment agreements or other compensation arrangements with any manager, director, officer, employee or shareholder of the Company.

(b)                                 Except as set forth in Schedule 3.6(b), (i) each Material Contract is valid and binding on the Company and in full force and effect and, to the Knowledge of the Company, is valid and binding on the other parties thereto; and (ii) the Company (and, to the Knowledge of the Company, any counterparty thereto) has performed in all material respects all obligations required to be performed by it to date under each Material Contract.  The Company is not in default under any Material Contract, and to the Knowledge of the Company, there has not occurred any Event that, with the lapse of time or giving of notice or both, would constitute such a default.

(c)                                  The Company has provided a schedule to Buyer showing all indemnification payments made by the Company during the past three (3) years.

3.7                               Absence of Undisclosed Liabilities.  The Company has no material liability (contingent or otherwise), except (i) as specifically disclosed or reserved against in the Financial

Statements or on Schedule 3.7, and (ii) for liabilities incurred in the Ordinary Course of Business consistent with past practice since the date of the Balance Sheet.

3.8                               No Securitization Transactions. Except as set forth on Schedule 3.8, the Company has not arranged, sponsored, engaged in or issued any securities with respect to any securitization transactions, and is not the owner of any receivables created as a part of a securitization transaction.

3.9                               No Brokers.  Except for Houlihan Lokey, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from the Company or Sellers or any of its or their Affiliates in connection with the consummation of the Contemplated Transactions.  For the avoidance of doubt, Sellers shall be responsible for payment of all fees and expenses due to Houlihan Lokey.

3.10                        Real Property.

(a)                                 The Company does not own any real property.  The Company has a valid, binding and enforceable leasehold interest under the Leases as provided therein, free and clear of all Encumbrances, except Permitted Encumbrances, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Leases are in full force and effect, and the Company has not received and has not given any notice of any default or Event that with notice or lapse of time, or both, would constitute a default under any Lease and to the Company’s Knowledge no party to any Lease is in default or has exercised any termination rights with respect thereto.

(b)                                 The Company has all material Authorizations required under applicable Law and Mortgage Loan Regulations for the current use and operation of the Business under any Lease, and the Company has complied in all material respects with all conditions of the Authorizations applicable to it.  No material default or violation, or Event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Authorization.

(c)                                  There does not exist any actual, or to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Lease or any part thereof.

3.11                        Intellectual Property.

(a)                                 Schedule 3.11(a) identifies each pending Intellectual Property registration (including patent, copyright, trademark and service mark) that has been issued to the Company and identifies each pending patent application or pending application for registration that the Company has made with respect to any of the Company Intellectual Property, and identifies each license, agreement or other permission that the Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of the Company Intellectual Property.  Schedule 3.11(a) also identifies each material trade name or unregistered trademark or service mark owned or used by the Company, including any common law trademarks, internet addresses, and any domain name registrations owned by the Company or used by the Company in the operation of the Business.  Schedule 3.11(a) also identifies all material Software owned by or developed by or on behalf of the Company.  With respect to each item of Intellectual Property required to be identified in Schedule 3.11(a), and except as expressly set forth on Schedule 3.11(a), (i) the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrances, except Permitted Encumbrances; and (ii) no Action is pending or, to the Knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use or ownership of the item.  The Company owns or otherwise has the right to use all Company Intellectual Property set forth on Schedule 3.11(a), which also identifies the owner or licensee thereof.

(b)                                 Except as set forth in Schedule 3.11(b), to the Knowledge of the Company neither the Company, the conduct of the Business as presently conducted by the Company, nor the Company Intellectual Property is infringing upon, the rights of any Person with regard to any Intellectual Property owned by such Person.  To the Knowledge of the Company no Person is infringing on or otherwise violating any right of the Company with respect to any of the Company Intellectual Property.

(c)                                  There is no outstanding Order by or with any Regulatory Authority relating to any of the Company Intellectual Property owned by the Company by which the Company is bound.

(d)                                 Set forth on Schedule 3.11(d) is a true, correct and complete list of all licenses, agreements, authorizations and permissions pursuant to which the Company uses any one or more items of Intellectual Property licensed from third parties in connection with the Business (“Licensed IP Agreements”), other than Software that is generally commercially available at retail.  The Company has delivered to Buyer correct and complete copies of each of the Licensed IP Agreements.  Each of the Licensed IP Agreements is legal, valid, binding, enforceable, and in full force and effect.  The Company is not in breach of any of the Licensed IP Agreements, and, to the Knowledge of the Company, no other party to any of the Licensed IP Agreements is in breach thereof.  The Company has not granted any sublicense with respect to any Licensed IP Agreement.  The Company has not received any notice that the other parties to the Licensed IP Agreements intend to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or right thereunder.  Consummation of the Contemplated Transactions will not cause a breach of any of the Licensed IP Agreements.

(e)                                  Except as set forth on Schedule 3.11(e), all of the current and former Employees, officers, contractors and consultants of Company who have participated in the creation of any Company Intellectual Property have executed valid and enforceable Intellectual Property assignment and confidentiality agreements for the benefit of the Company.

(f)                                   The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property.  The Company is in compliance with all applicable Laws and contractual requirements pertaining to information privacy and security.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any confidential information has been made or, to the Knowledge of the Company, is threatened against the Company.  To the Knowledge of the Company, no unauthorized disclosure has occurred of any third party proprietary or confidential information in the possession, custody or control of the Company.  No breach has occurred of the Company’s security procedures wherein confidential information has been disclosed to a third party. All Software owned by the Company and, all Software material to the Business of the Company as set forth in Schedule 3.11(a), to the Knowledge of the Company (i) performs in conformance with its documentation, (ii) is free from any material software defect, and (iii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software.  The Company has possession of, or access to, the source code for each material version of Software owned or developed by the Company, as well as all documentation related thereto.

(g)                                  Except as set forth on Schedule 3.11(g), the Software, databases and other information technology used to operate the Business have not suffered any material error, breakdown, failure, or security breach in the last two (2) years that has caused any material disruption or damage to the operation of the Business or that was, is or will be reportable to any Governmental Authority.

(h)                                 The Company has not incorporated, or otherwise utilized, any Open Source Materials in the creation of any Software that would result in such Software being covered by the General Public License or a similar “viral” open source licensing regime, which General Public License or other regime would require such Software to be generally made available to the public.

3.12                        Transactions with Affiliates.  Except for any distributions, salaries or bonuses payable pursuant to written Contracts set forth on Schedule 3.12, or as otherwise set forth in such schedule, and except for any business expense reimbursement payments (or advances) and other similar payments made or payable in the Ordinary Course of Business, there are no Contracts with, outstanding amounts payable to or receivable from, or outstanding advances by the Company to any Seller, to any director, manager or officer of the Company.  Except as set forth on Schedule 3.12, there are no Contracts with, outstanding amounts payable to or receivable from, or outstanding advances by the Company to an Affiliate of the Company or any Seller.

3.13                        Litigation and Orders.

(a)                                 Litigation.  Schedule 3.13(a) sets forth a true and complete list of all claims (including any civil litigation) or Actions that are, or were at any time during the past three (3) years, pending (or to the Company’s Knowledge threatened in writing) against any Key Employee, the Company or any of its Affiliates relating to or involving the conduct of the Business.

(b)                                 Orders.  Except as disclosed on Schedule 3.13(b), there is no Order relating to or involving the Company, the conduct of the Business by the Company or any Seller with respect to the Business, and nor has there been any such Order at any time during the past three (3) years.  The Company is not in breach or default (with or without notice or lapse of time, or both), and at no time during the past three (3) years been in breach or default, under any Order applicable to the Company or its Business or any Seller.

3.14                        Employment Matters; Employee Benefit Plans.

(a)                                 Except as set forth on Schedule 3.14(a), none of the Employee Benefit Plans is an employment agreement or a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA, or is subject to Title IV of ERISA or is solely for the benefit of non-U.S. active, retired or former Employees or directors of the Company.

(b)                                 Schedule 3.14(b) sets forth a list of all Employee Benefit Plans.  The Company has made available to Buyer, with respect to each Employee Benefit Plan, to the extent applicable, complete and correct copies of (i) each plan document, including any amendments thereto (or, in the case of any unwritten Employee Benefit Plan, a written summary of the terms of such Employee Benefit Plan), (ii) the summary plan description, (iii) the trust agreement, (iv) the three most recent Form 5500 Annual Reports, and (v) all related agreements, insurance Contracts and other agreements by which such Employee Benefit Plan is established, operated, administered or funded.  The Company has not announced or otherwise made a commitment to implement any arrangement that, if implemented, would be an Employee Benefit Plan.

(c)                                  The Company does not have any ERISA Affiliates or subsidiaries.

(d)                                 Each Employee Benefit Plan has been operated and administered in accordance with the terms of such Employee Benefit Plan and applicable Law, including ERISA and the Code, except to the extent that any noncompliance would not reasonably be expected to result in a material Liability to the Company.  With respect to each Employee Benefit Plan that is intended to meet requirements for tax-favored treatment under the Code, the term “applicable Law” shall include, without limitation, the provisions of the Code that provide for such tax-favored treatment.

(e)                                  Neither the Company nor any director, officer or Employee of the Company, nor, to the Knowledge of the Company, any other Person who participates in the operation of any Employee Benefit Plan has engaged in any transaction with respect to any Employee Benefit Plan, or breached any applicable fiduciary responsibility or obligation under Title I of ERISA that would subject any of them to a material penalty or Liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such a claim.

(f)                                   The Company has not incurred any material Liability or civil penalty under Sections 409, 402(i), 502(c) or 502(l) of ERISA or material Liability arising under Chapter 43 or Section 6652 of the Code with respect to any Employee Benefit Plan, and no Event has occurred and no condition or circumstance exists that could reasonably be expected to give rise to any such material Liability with respect to any Employee Benefit Plan.

(g)                                  There are no material actions, suits or claims pending or, to the Knowledge of the Company, threatened against or with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan (other than routine claims for benefits and appeals of denied claims) and no civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or to the Knowledge of the Company, threatened against the Company or, to the Knowledge of the Company, any fiduciary of any Employee Benefit Plan with respect to any such Employee Benefit Plan. The Company has not received any written notice that any Employee Benefit Plan or any fiduciary thereof is presently the direct or indirect subject of any Action by any Governmental Authority, and to the Knowledge of the Company, no such Action has been threatened.

(h)                                 Schedule 3.14(g) separately identifies each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.  Each such Employee Benefit Plan and each trust established in connection with each such Employee Benefit Plan (i) is the subject of a favorable determination letter issued by the Internal Revenue Service or (ii) was established by adoption of a prototype or volume submitter plan that is the subject of a favorable opinion letter issued by the Internal Revenue Service upon which the Company is permitted to rely, and, in either case, the remedial amendment period described in Section 401(b) of the Code applicable to any amendment of each such Employee Benefit Plan, prototype plan or volume submitter plan adopted after the date of such letter has not expired.  Since the date of each such determination or opinion letter, no Event has occurred that has resulted or is reasonably likely to result in the revocation of any such determination letter or the inability of the Company to rely on any such opinion letter or that is reasonably likely to adversely affect the qualified status of such Employee Benefit Plan or the exempt status of any such trust.  Sellers have delivered or made available to Buyer a true and complete copy of each such determination or opinion letter.

(i)                                     Except as set forth on Schedule 3.14(i), no Employee Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(41) of ERISA.  Each fund established in connection with an Employee Benefit Plan that is a welfare plan and that is intended to meet the requirements for a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code has at all relevant times met such requirements.  No Employee Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company has no obligation under any Employee Benefit Plan to provide any such benefits to any retired or former employees or active employees of the Company following such employee’s retirement or termination of service, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, codified as Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, or any similar applicable Law.

(j)                                    The Company has delivered (or upon request will deliver) to Buyer a complete and accurate list of all Employees, which includes the name, principal work location, position and job title, hourly pay rate for hourly Employees, annual salary for salaried Employees, incentive compensation for those Employees who receive it, current status (full-time, part-time, temporary, seasonal, or other), accrued vacation and other paid time off, status as active or inactive, and whether classified as exempt or non-exempt under the Fair Labor Standards Act.  The Company has provided or will provide a complete and accurate list of all Persons who provide services to the Company on an independent contractor basis, together with a description of all agreements and arrangements covering their fees and other material terms. Except as set forth on Schedule 3.14(j), the Company has properly classified all Employees as exempt or non-exempt, as applicable, and to the Knowledge of the Company there are no liabilities to any former or current Employee for outstanding overtime pay, except as applicable to the current period which shall be properly accrued on the Closing Balance Sheet.

(k)                                 All employees of the Company have provided to the Company legally-required documentation evidencing their capacity to legally work in the United States, and the Contemplated Transactions will not affect the ability of these employees to legally work in the United States.

(l)                                     All Employees are employed on an at-will basis by the Company and may be terminated at any time with or without cause, and without any severance or other Liabilities to the Company, subject to obligations, if any, arising under applicable Laws or Employee Benefit Plans.  There has been no written representation made to any Employees that commits the Company or Buyer to retain them as employees for any period of time subsequent to the Closing.

(m)                             Except as set forth on Schedule 3.14(m), each individual who is classified by the Company as (i) an independent contractor or other non-Employee status, or (ii) an exempt or non-exempt Employee, is properly so classified for all purposes, including (A) Taxes, (B) eligibility to participate in Employee Benefit Plans and (C) applicable Laws governing the payment of wages.

3.15                        Labor Relations and Employment.  The Company is not subject to any collective bargaining agreement, and there is no collective bargaining agreement being negotiated by the Company.  To the Company’s Knowledge there is not pending any effort or campaign to organize employees into any labor union or organization or, demand for recognition via a card-check or otherwise, or any other request or demand from a union or labor organization for representative status with respect to any Employees, contractors and/or consultants retained by the Company.  During the three (3)-year period ending on the date hereof, the Company has not experienced, nor is there pending, nor to the Knowledge of the Company, is there threatened, any strike, organized slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor dispute affecting the Company.  The Company, in its best judgment, is and has been, with respect to the Employees, in compliance in all material respects with all applicable Laws and Orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, and workers’ compensation, and is not engaged in any unfair labor practices.  There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any comparable Governmental Authority.  During the three (3)-year period ending on the date hereof, the Company has not initiated any plant or facility closing or mass layoff which would trigger any obligations under the WARN Act.

3.16                        Compliance with Laws.  Except as set forth on Schedule 3.16, the Company and (to the extent relating to the conduct of the Business by the Company) each Seller and their respective Affiliates are in compliance in all material respects with all Laws and Mortgage Loan Regulations applicable to the conduct of the Business.  Except as set forth on Schedule 3.16, neither the Company nor (to the extent relating to the conduct of the Business by the Company) any Seller or its respective Affiliates has received any written communication from any Governmental Authority, the substance of which has not been resolved, regarding any actual or potential material violation of, or failure to materially comply with, any Law or Mortgage Loan Regulation.

3.17                        Regulatory Matters.  Except as set forth on Schedule 3.17, none of Sellers, the Company, or, to the Company’s Knowledge, any of its officers, directors, Affiliates or Employees is (or in the last three (3) years has been), in connection with conduct of the Business by the Company, a party to or is subject to any suspension, debarment, outstanding order, decree, agreement, finding, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Investor, Insurer, Agency, or any Governmental Authority charged with the supervision or regulation of residential mortgage lenders or the supervision or regulation of the Company and its Employees (each, a “Regulatory Authority”).  Except as set forth on Schedule 3.17, to the Company’s Knowledge, no Originator, current or former officer, or other personnel of the Company has been indicted, arraigned, or convicted (or has been in the last three (3) years or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, servicing, or sale of Mortgage Loans or the conduct of the Business.  Except as set forth on Schedule 3.17, except for normal examinations conducted by a Governmental Authority in the regular course of business of the Company, no Governmental Authority has initiated, or to the Knowledge of the Company, threatened, any proceeding or investigation into the business or operations of the Company that is ongoing or pending.  Except as set forth on Schedule 3.17, there is no unresolved violation by any Governmental Authority with respect to any report or statement relating to any examinations or investigation of the Company or any Employee.

3.18                        Authorizations.  Except as set forth on Schedule 3.18, the Company and, to the Knowledge of the Company, its applicable Employees have all of the material Authorizations that are required to carry on the Business as presently conducted by the Company.  The Company is (i) an approved servicer or originator, seller/servicer or issuer, as applicable, of Mortgage Loans for HUD, USDA, Freddie Mac, Fannie Mae, Ginnie Mae, FHA, RHS and VA, (ii) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer under any Servicing Agreement and applicable Law, and (iii) qualified to act as the servicer under each Servicing Agreement, and to the Company’s Knowledge no Event has occurred which would make the Company unable to comply in all material respects with all such eligibility requirements or which would require notification to HUD, USDA, Freddie Mac, Fannie Mae, Ginnie Mae, FHA, RHS and VA.  Except as set forth on Schedule 3.18, the Company and, to the Knowledge of the Company, its applicable Employees have complied with all requirements in connection with such Authorizations in all material respects and such Authorizations are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them has been threatened.  Neither the Company nor any Seller has received any written notice or other written communication from any Regulatory Authority that such Regulatory Authority intends to terminate or restrict the Company’s status as an approved participant in its programs involving the Business for which the Company is as of the date hereof registered, approved or authorized.  The Company is a member in good standing with Mortgage Electronic Registrations Systems, Inc. (“MERs”).

3.19                        Mortgage Loans and Pipeline Loans.

(a)                                 Origination, Sale and Servicing Practices.  Each Mortgage Loan originated by the Company was originated in all material respects in accordance with Mortgage Loan Regulations and Applicable Requirements, each as applicable.  Each Mortgage Loan assigned, sold or serviced by the Company was assigned, sold and serviced in all material respects in accordance with Mortgage Loan Regulations and Applicable Requirements, each as applicable. Each Mortgage Loan originated by an Originator on behalf of, placed with, or assigned or sold to, the Company, was originated in all material respects in accordance with applicable Mortgage Loan Regulations and Applicable Requirements, each as applicable.  Each Mortgage Loan serviced by any subservicer on behalf of the Company, was, to the Company’s Knowledge, serviced in all material respects accordance with applicable Mortgage Loan Regulations and Applicable Requirements, as applicable.

(b)                                 Investor/Insurer Requirements.  To the Knowledge of the Company each Pipeline Loan conforms to Applicable Pipeline Requirements in all material respects, and to the Knowledge of the Company each Pipeline Loan is eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor to which the Pipeline Loan may be sold by the Company.  Except as set forth on Schedule 3.19(b), to the Knowledge of the Company no Pipeline Loan is committed to any Investor under circumstances that would provide for recourse against the Company other than due to breaches of customary representations, warranties and covenants provided in the corresponding loan purchase and sale agreements.

(c)                                  Compliance with Laws.  The Company and, to Company’s Knowledge, each Originator, have complied, in all material respects, with respect to the Pipeline Loans, with all Applicable Pipeline Requirements.  To Company’s Knowledge, each Originator of each Pipeline Loan was qualified to do business, and had all requisite licenses, permits and approvals (to the extent such Originator is required to hold such licenses, permits and approvals) in the states in which the properties associated with the Pipeline Loans are located, as well as the states in which the associated Mortgage Notes or Mortgages will be executed.

(d)                                 Interest Rate.  All interest rate locks on Pipeline Loans have been conducted and managed in the Company’s Ordinary Course of Business and consistent with customary mortgage banking practices.

(e)                                  Repurchase/Indemnification. None of the Pipeline Loans previously were rejected for purchase by any Investor or insurance by any Insurer.

3.20                        Risk Management Instruments.  Since January 1, 2012, all of the Company’s interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (all of which are listed on Schedule 3.20), were entered into (i) in accordance with commercially reasonable business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  The Company, and to the Company’s Knowledge any other party thereto, is not in breach of any of its obligations under such agreement or arrangement.

3.21                        Repurchase Obligations.  Except as set forth in Schedule 3.21, the Company is not subject to and has not been notified of any repurchase, indemnification, make-whole or substantially similar obligation (each a “Repurchase Obligation”) with respect to any Previously Disposed of Mortgage Loan nor are there, to the Company’s Knowledge, any facts or circumstances which would reasonably be expected to give rise to any Repurchase Obligation.

3.22                        No Regulatory Impediment.  Except as set forth on Schedule 3.22, to the Knowledge of the Company, there are no facts relating to the Company, Sellers or the conduct of Business that might reasonably be expected to impair in any material respect the Company’s, or Buyer’s ability to obtain all consents, orders, authorizations, and approvals from Regulatory Authorities necessary for the consummation of the Contemplated Transactions or conduct of the Business after Closing.

3.23                        Taxes. Except as set forth on Schedule 3.23 hereto:

(a)                                 The Company has been and is a qualified Subchapter S corporation under the Code (and any similar provision of any state or local jurisdiction) since July 1, 2003.  The Company has properly made all elections and met all required obligations to be a qualified Subchapter S corporation under the Code (and any similar provision of any state or local jurisdiction).  The Company has timely filed, subject to permitted extensions, all material Tax Returns that it was required to file.  All such Tax Returns, including any uncertain tax position reported in such Tax Returns, were correct and complete and were prepared in compliance with all applicable Laws.  All material Taxes owed by the Company (whether or not shown or required to be shown on any Tax Return) have been paid. There are not any outstanding claims in a jurisdiction where the Company does not file material Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)                                 The Company has withheld and paid all material Taxes and any other applicable withholdings required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, shareholder or other third party, and all forms required with respect thereto have been properly completed and timely filed.

(c)                                  No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are currently ongoing, pending or threatened with regard to any Taxes or Tax Returns of the Company.

(d)                                 The Company has not waived any statute of limitations in respect of Taxes and has not agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  The Company has no obligation to make a payment that is not deductible under Code Sections 280G or 162(m).

(f)                                   The Company has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  The Company is not a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return; and (ii) has no Liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any other similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract or otherwise.

3.24                        Insurance.  The Company has previously disclosed all material insurance Contracts and policies of insurance relating to the Business (other than title insurance policies or insurance policies relating principally to the Pipeline Loans) that name the Company as an insured party thereunder.  All such insurance Contracts and insurance policies are in full force and effect, the Company is not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

3.25                        Environmental Matters.  Except as set forth on Schedule 3.25 hereto:

(a)                                 The Company has all Authorizations required for the conduct of the Business as presently conducted under applicable Environmental Laws (“Environmental Permits”) and is in compliance in all material respects with all terms and conditions of such Environmental Permits and all applicable Environmental Laws.

(b)                                 The Company has not received any written communication concerning any violation or alleged violation by the Company of any Environmental Law or any alleged Liability of the Company involving the presence of or exposure to any Hazardous Substance.  There are no Orders outstanding, or any Actions pending, relating to compliance by the Company with or any Liability under any Environmental Law affecting the Company.

3.26                        Exclusivity of Representations.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, (A) NEITHER THE COMPANY NOR ANY OTHER PERSON, MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY, ITS BUSINESS OR OPERATIONS OR (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS AS SET FORTH IN ARTICLE IV) OTHERWISE IN CONNECTION WITH THIS AGREEMENT, THE ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE ESCROW AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY THE COMPANY, AND (C) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, INCLUDING ANY MATERIALS OR INFORMATION MADE AVAILABLE IN THE ELECTRONIC DATA ROOM HOSTED BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN CONNECTION WITH PRESENTATIONS BY THE COMPANY’S MANAGEMENT, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OR ARTICLE IV.   NOTHING IN THIS SECTION 3.26 SHALL LIMIT OR BE CONSTRUED TO LIMIT BUYER’S RIGHTS AND REMEDIES IN THE CASE OF FRAUD.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, except as set forth on the Disclosure Schedules, as follows:

4.1                               Organization and Authority.  This Agreement has been, and the Escrow Agreement will be, duly executed and delivered by such Seller, and, assuming the due execution by Buyer of this Agreement and the Escrow Agreement, constitute the legal, valid and binding obligations of such Seller, enforceable against it in accordance with their terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

4.2                               Ownership of Purchased Shares.  Such Seller is the legal and beneficial owner of all right, title and interest in and to the Purchased Shares that such Seller will sell to Buyer pursuant to this Agreement, free and clear of any Encumbrances (other than those Encumbrances created by Buyer or under applicable Securities Laws).  Other than as set forth on Schedule 3.2(b), or in the Articles of Incorporation or the Shareholder Agreement, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of such Seller’s Purchased Shares.  There are no restrictions upon, or obligations with respect to, the voting or transfer of such Seller’s Purchased Shares.  Upon completion of the Contemplated Transactions, Buyer will acquire good and marketable title to the Purchased Shares from such Seller, free and clear of all Encumbrances (other than Encumbrances created by Buyer or under applicable Securities Law).  Such Seller has no Liabilities or obligations to any prior holder of the Company’s capital stock or any prior holder of rights to acquire any of the Company’s capital stock pursuant to any Contract with such Seller or otherwise.

4.3                               No Conflict.

(a)                                 The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Contemplated Transactions will not:

(i)                                     assuming the receipt of the Company Governmental Approvals, violate any provision of Law to which such Seller is subject or conflict with any Order applicable to such Seller; or

(ii)                                  assuming the receipt of the Company Third Party Consents, violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation of such Seller with respect to any Contract to which such Seller is a party which violation, breach or default would reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 Except for the Company Governmental Approvals, the execution, delivery and performance by such Seller of this Agreement, the Escrow Agreement and the consummation by such Seller of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any Regulatory Agency by or with respect to such Seller.

(c)                                  Assuming receipt of the Company Third Party Consents and Company Governmental Approvals, the execution, delivery and performance by such Seller of this Agreement, the Escrow Agreement and the consummation by such Seller of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any third party by or with respect to such Seller.

4.4                               Registration; Investment.

(a)                                 Such Seller has been furnished with all materials relating to the business, finances and operations of Buyer that have been reasonably requested by such Seller.  Such Seller understands that its investment in respect of the shares of JGW Stock to be acquired in connection with payment of the Stock Purchase Price involve a high degree of risk.  Such Seller (i) is able to bear the economic risk of an investment in the shares of JGW Stock to be acquired in connection with payment of the Stock Purchase Price including a total loss, (ii) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment in the shares of JGW Stock to be acquired in connection with payment of the Stock Purchase Price, and (iii) has had an opportunity to ask questions of and receive answers from the Representatives of Buyer concerning the financial condition and business of Buyer and other matters related to an investment in Buyer.  Such Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of JGW Stock to be acquired in connection with payment of the Stock Purchase Price.

(b)                                 Each Seller confirms that he or she is not relying on any communication (written or oral) from Buyer or any of its Affiliates or Representatives, as investment advice or as a recommendation to purchase the JGW Stock.  It is understood that information and explanations related to the terms and conditions of the JGW Stock provided by Buyer or any of its Affiliates or Representatives shall not be considered investment advice or a recommendation to purchase the JGW Stock, and that none of Buyer nor any of its Affiliates or Representatives is acting or has acted as an advisor to any Seller in deciding to invest in the JGW Stock.  Each Seller acknowledges that none of Buyer nor any of its Affiliates or Representatives has made any representation regarding the suitability of the JGW Stock for investment.  Each Seller understands that no federal or state agency has passed upon the merits or risks of an investment in the JGW Stock or made any finding or determination concerning the fairness or advisability of such an investment.

4.5                               Litigation.  No Actions are pending (or to such Seller’s Knowledge threatened in writing) against such Seller.

4.6                               Compliance with Laws.  Such Seller is in compliance in all material respects with all Laws applicable to such Seller.  Such Seller has not received any written communication from any Governmental Authority, the substance of which has not been resolved, regarding any actual or potential material violation by such Seller of, or failure of such Seller to comply with, any Law.

4.7                               Exclusivity of Representations.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE III THAT EXPRESSLY RELATE TO THE SELLERS AND  THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, (A) NONE OF SELLERS OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO SELLERS IN CONNECTION WITH THIS AGREEMENT, THE ESCROW AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, (B) NO PERSON HAS BEEN AUTHORIZED BY ANY OF SELLERS TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO SELLERS IN CONNECTION WITH THIS AGREEMENT OR THE ESCROW AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY SELLERS AND (C) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, INCLUDING ANY MATERIALS OR INFORMATION MADE AVAILABLE IN THE ELECTRONIC DATA ROOM HOSTED BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN CONNECTION WITH PRESENTATIONS BY THE COMPANY’S MANAGEMENT, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III OR ARTICLE IV; PROVIDED THAT NOTHING IN THIS SECTION 4.7 SHALL LIMIT OR BE CONSTRUED TO LIMIT BUYER’S RIGHTS AND REMEDIES IN THE CASE OF FRAUD.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in any forms, statements, documents, schedules or reports filed by Buyer with, or furnished to, the SEC and made publicly available on the EDGAR system during the two (2) years prior to the date of this Agreement (excluding any disclosures set forth therein in the sections entitled “Risk Factors” or “Forward-Looking Statements” and any other predictive or forward-looking statements set forth in other sections of such filings) and the Disclosure Schedules, Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

5.1                               Organization, Standing and Corporate Power.  Buyer is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted. Buyer is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

5.2                               Authority.  Buyer has all corporate power and corporate authority to enter into this Agreement and to consummate the Contemplated Transactions.  All necessary corporate action and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions have been duly taken.  This Agreement has been, and the Escrow Agreement will be, duly executed and delivered by or on behalf of Buyer and, assuming the due execution by the Company and Sellers of this Agreement and the Escrow Agreement, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Laws applicable to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies or by general principles of equity.

5.3                               No Conflict.

(a)                                 Except as set forth on Schedule 5.3(a), the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Contemplated Transactions will not:

(i)                                     violate or conflict with the organizational documents of Buyer;

(ii)                                  assuming the receipt of the Buyer Governmental Approvals, violate any provision of Law to which Buyer is subject or violate or conflict with any Order applicable to Buyer; or

(iii)                               violate, breach or constitute a default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any right, remedy or obligation under any term or provision of any material Contract to which Buyer is a party which breach could reasonably be expected to result in a Buyer Material Adverse Effect.

(b)                                 Except for the notices or consents listed on Schedule 5.3(b) (the “Buyer Governmental Approvals”), the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Contemplated Transactions do not require any consent from, registration, declarations or other filing with or approval or authorization of any Agency or other Governmental Authority by or with respect to Buyer.

(c)                                  Except for notices or consents listed on Schedule 5.3(c) (the “Buyer Third Party Consents”), the execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the consummation by Buyer of the Contemplated Transactions do not require any consent from, registration, declaration or other filing with or approval or authorization of any third party by or with respect to Buyer.

5.4                               Buyer SEC Documents; Financial Statements.

(a)                                 The audited consolidated financial statements and the unaudited quarterly financial statements of Buyer included in all reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC in the last two (2) years, when filed, or in any amended filing, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are expected to be material).

(b)                                 Since the date of filing of Buyer’s latest report on Form 10-Q, Buyer has not suffered a Buyer Material Adverse Effect.

5.5                               JGW Stock.  All shares of JGW Stock to be delivered to each Seller in connection with payment of the Stock Purchase Price at Closing will be duly authorized and validly issued, and fully paid and nonassessable.  Upon consummation of the Contemplated Transactions, each Seller will be the owner of the JGW Stock to be delivered to such Seller in connection with payment of the Stock Purchase Price at Closing, which in the hands of such Seller, will be free and clear of all Encumbrances created by Buyer, except with respect to those arising under applicable Securities Laws.

5.6                               Financing.  Buyer has, and will have as of the Closing, sufficient cash available to pay any expenses incurred by Buyer in connection with the Contemplated Transactions and the Final Cash Purchase Price.

5.7                               Solvency.  Buyer is not entering into this Agreement or the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors.  After giving effect to the Contemplated Transactions, at and immediately after the Closing, Buyer will be solvent and will have adequate capital and liquidity with which to engage in its businesses on a consolidated basis.

5.8                               Acquisition of Interests for Investment.  Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its participation in the Contemplated Transactions.  Buyer is acquiring the Purchased Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling capital stock of the Company.  Buyer understands and agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

5.9                               Brokers and Other Advisors. No agent, broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee, commission or any other similar fee from Buyer or any of its Affiliates in connection with the consummation of the Contemplated Transactions.

5.10                        No Regulatory or Agency Impediment.  To Buyer’s Knowledge, there is no fact relating to Buyer’s consolidated business, operations, financial condition or legal status, or its employees, officers or directors, that might reasonably be expected to impair in any material respect its ability to obtain all consents, orders, authorizations, and approvals from any Governmental Authority necessary for the consummation of the Contemplated Transactions within the time period contemplated by this Agreement.

5.11                        Exclusivity of Representations.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, (A) BUYER DOES NOT MAKE, AND HAS NOT MADE, ANY REPRESENTATION OR WARRANTY RELATING TO BUYER IN CONNECTION WITH THIS AGREEMENT, THE ESCROW AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND (B) NO PERSON HAS BEEN AUTHORIZED BY BUYER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE ESCROW AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY THE COMPANY OR ANY SELLER, OR ANY OF THEIR AFFILIATES, OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY BUYER; PROVIDED THAT NOTHING IN THIS SECTION 5.11 SHALL LIMIT OR BE CONSTRUED TO LIMIT SELLERS’ RIGHTS AND REMEDIES IN THE CASE OF FRAUD.

ARTICLE VI
COVENANTS

6.1                               Covenants of the Company.  The Company hereby covenants and agrees as follows:

(a)                                 Pre-Closing Access.  Prior to the Closing, the Company shall (i) give Buyer and its Representatives reasonable access to the Company’s personnel, books, records, offices and other facilities and properties of the Company during mutually agreeable business hours for the purpose of facilitating the Contemplated Transactions, and (ii) furnish to Buyer and its Representatives such information concerning the Company and the Business which is reasonably requested, and all such information provided to or received by Buyer and its Representatives shall be subject to the Confidentiality Agreement; provided, however, that any such access shall be granted at reasonable times during normal business hours, with advance notice to the Company of at least two (2) Business Days, and Buyer, on behalf of itself and its Representatives, agrees that any such access shall be conducted in such a manner as not to interfere with the normal business operations of the Company. In no event shall Buyer, nor shall it permit any of its Affiliates or their respective Representatives to, speak to or otherwise communicate with any employee, loan officer, customer, lender or other business relation of the Company without the prior written consent of Sellers, and any such communications permitted by Sellers shall be made in the presence of a designated representative of the Company. No investigation by Buyer or its Representatives pursuant to this Section 6.1(a) shall affect or be deemed to modify any representation or warranty made by the Company or any Seller herein or create or constitute any new representation or warranty of the Company or any Seller or any other Person.

(b)                                 Ordinary Conduct. From and after the date hereof and prior to the Closing Date or earlier termination of this Agreement, except (w) as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (x) to the extent required to comply with any Law or Applicable Requirements, (y) as set forth on Schedule 6.1(b), or (z) as otherwise contemplated by this Agreement, the Company shall:

(i)                                     conduct the Business in the Ordinary Course of Business;

(ii)                                  use commercially reasonable efforts to (A) maintain the Company’s corporate or other existence in good standing, (B) preserve its business organization in a commercially reasonable manner, (C) retain the Employees, (D) maintain business and accounting records relative to the Business at least as complete and accurate as is consistent with past practice, (E) preserve the goodwill of the suppliers, customers and others having substantial business dealings with the Company; (F) maintain the Company’s assets in good condition and repair, subject to ordinary wear and tear, (G) maintain procedures for protection of Company Intellectual Property, and (H) maintain presently existing insurance coverages with respect to the Business;

(iii)                               not enter into, amend or terminate any Material Contract except in the Ordinary Course of Business or as required by applicable Law;

(iv)                              not increase its work force except in the Ordinary Course of Business and not grant any salary, wage or compensation increase or increase any employee benefit for any Employee (including incentive, commission or bonus payments), except in either case in the Ordinary Course of Business or to satisfy contractual obligations existing as of the date hereof, which such Contracts containing such obligations have been disclosed to Buyer;

(v)                                 not sell, transfer, assign, pledge, lease, license or otherwise dispose of or encumber any of the Company’s assets in one transaction or a series of related transactions having a value in excess of $150,000, excluding the sale or financing of Mortgage Loans, real estate owned, or rights to service Mortgage Loans in the Ordinary Course of Business;

(vi)                              not cancel any debt or waive or compromise any claim or right relating to the Business in one transaction or a series of related transactions, in each case, having a value in excess of $150,000, other than compromising or waiving claims associated with routine borrower litigation and foreclosure processes;

(vii)                           not make any capital expenditure or commitment for capital expenditures in excess of $250,000;

(viii)                        not incur, assume or Guarantee or otherwise become responsible for any Indebtedness in excess of $250,000, excluding any advances made in the

Ordinary Course of Business in connection with the warehouse loan and credit agreements and repurchase agreements underlying the Warehouse Credit Facilities;

(ix)                              not enter into any joint venture, partnership or other similar arrangement, form any other new material arrangement in respect of the conduct of its Business or purchase any material assets or securities of any Person;

(x)                                 not terminate, cancel or amend any material insurance coverage with respect to the assets or activities of the Business which is not replaced by an adequate amount of insurance coverage at cost not materially exceeding the cost of the applicable terminated, cancelled, or amended insurance coverage;

(xi)                              not merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it;

(xii)                           except as necessary in order to comply with applicable Laws, Applicable Requirements, or this Agreement, not make any material changes in its policies and practices with respect to (A) underwriting, pricing, originating, acquiring or buying or selling rights to Service Mortgage Loans or (B) hedging the Pipeline Loans;

(xiii)                        not make any changes to its accounting methods, practices or policies, except as may be required under Law, Applicable Requirements, or GAAP, in each case as concurred in by the Company’s independent public accountant;

(xiv)                       not settle or consent to the settlement of any action filed or otherwise instituted against it, any Affiliate, or any officer or director of it or any Affiliate, or related to the Company’s Business, if such settlement would contain any material adverse relief against the Company or would otherwise materially adversely affect the Company’s assets, the Business, or Company’s operation of the Business;

(xv)                          not enter into any new master loan sale agreements with any Investors, or originate any new loan products or materially modify any existing loan products;

(xvi)                       maintain all existing state and federal governmental licenses, permits, registrations, consents and approvals necessary to operate the Business;

(xvii)                    not declare or pay any dividend on its capital stock, unless after such declaration or payment, the Total Equity of the Company is equal to or greater than the Total Equity Threshold;

(xviii)                 not (A) issue any capital stock or other equity interests, or rights, warrants or options to purchase its capital stock or other equity interests, (B) split, combine or reclassify any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or other equity interests, or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;

(xix)                       not amend its Articles of Incorporation or Bylaws;

(xx)                          not make any material tax election or settle or compromise any material Liability for Taxes, or agree to an extension of a statute of limitations for Taxes;

(xxi)                       not change an annual accounting period or surrender any right to claim a refund of taxes:

(xxii)                    engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Seller or any Affiliate, or make any payment or distribution to any Affiliate (other than payments in the Ordinary Course of Business for services as an officer, director or Employee of the Company);

(xxiii)                 enter into, establish, adopt or amend (except as may be required by applicable Law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to the Company or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

(xxiv)                other than in the Ordinary Course of Business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity;

(xxv)                   close or relocate any offices at which the Business is conducted or open any new offices; and

(xxvi)                not agree to do any of the foregoing.

(c)                                  It is acknowledged and agreed by the Parties hereto that, subject to the Company providing two (2) Business Days’ advance written notice to Buyer, taking any of the following actions by the Company shall not constitute a breach of any of the provisions of Section 6.1(b) or require Buyer’s consent: (A) any decrease in the financing commitment amount under any Warehouse Credit Facility of no more than 15% of such financing commitment amount, or (B) any increase in the financing commitment available under any Warehouse Credit Facility of no more than 15% of such financing commitment amount.

(d)                                 It is acknowledged and agreed by the Parties hereto that, subject to the Company complying with the provisions of this Section 6.1(d) and Section 9.2(q), the Company entering into a binding subservicing agreement to replace the Subservicing Agreement shall not constitute a breach of any of the provisions of Section 6.1(b) or require Buyer’s consent.  Prior to execution of the successor subservicing agreement, the Company shall notify Buyer and provide Buyer with a copy of the Subservicing Agreement together with all schedules and exhibits thereto as then in effect, a copy of the proposed successor subservicing agreement together with all exhibits and schedules thereto and such calculations, data, spreadsheets or other reasonably detailed documentation sufficient to support the Company’s position that the closing conditions set forth in Sections 9.2(q)(i), (ii) and (iii) would be satisfied upon execution of the proposed successor subservicing agreement (collectively, the “Subservicing Documentation”).  Upon receipt of the Subservicing Documentation, Buyer shall have ten (10) Business Days to review and notify the Company in writing if such Subservicing Documentation fails, or is insufficient, to establish that the proposed successor subservicing agreement would satisfy the requirements of Sections 9.2(q)(i), (ii) and (iii) if executed, which reply notice shall include a reasonably detailed explanation of Buyer’s position (the “Comments Notice”).  If Buyer delivers the Comments Notice to the Company within such ten (10) Business Day period, the Parties shall negotiate in good faith required changes to the proposed successor subservicing agreement within ten (10) Business Days of the delivery of the Comments Notice, and any subsequent version of the proposed successor subservicing agreement acceptable to the counterparty to such proposed successor subservicing agreement shall be provided to Buyer and be subject to the terms of this Section 6.1(d).  If Buyer agrees that the proposed successor subservicing agreement would satisfy the terms of Sections 9.2(q)(i), (ii) and (iii) if executed, then Buyer shall confirm to the Company, within ten (10) Business Days of the date on which Buyer received the Subservicing Documentation, that the closing conditions set forth in Sections 9.2(q)(i), (ii) and (iii) will be deemed satisfied upon execution by the Company and the applicable counterparty of the successor subservicing agreement in the form delivered to Buyer with the Supporting Documentation.  If Buyer fails to deliver the Comments Notice (or fails to include a reasonably detailed explanation of its position in the Comments Notice), or otherwise fails to communicate its acceptance of the proposed subservicing agreement, to the Company within ten (10) Business Days of the date on which Buyer received the Subservicing Documentation, then the Company shall again notify the Buyer and provide Buyer with another copy of the Subservicing Documentation.  Upon receipt of such second notice and Subservicing Documentation, Buyer shall have five (5) Business Days to review and either (i) provide the Company with a Comments Notice, in which case the Parties shall negotiate in good faith required changes to the proposed successor subservicing agreement within ten (10) Business Days of the delivery of the Comments Notice, and any subsequent version of the proposed successor subservicing agreement acceptable to the counterparty to such proposed successor subservicing agreement shall be provided to Buyer and be subject to the terms of this Section 6.1(d), or (ii) notify the Company that Buyer agrees that the proposed successor subservicing agreement would satisfy the terms of Sections 9.2(q)(i), (ii) and (iii) if executed, in which case the closing conditions set forth in Sections 9.2(q)(i), (ii) and (iii) will be deemed satisfied upon execution by the Company and the applicable counterparty of the successor subservicing agreement in the form delivered to Buyer with the Supporting Documentation.  If Buyer fails to deliver the Comments Notice after this second opportunity or otherwise notify the Company of its acceptance of the proposed subservicing agreement within such five (5) Business Day period, the closing conditions set forth in Sections 9.2(q)(i), (ii) and (iii) shall be deemed satisfied upon execution by the Company and the applicable counterparty of the successor subservicing agreement in the form delivered to Buyer with the Supporting Documentation.

6.2                               Cooperation; Efforts to Close.

(a)                                 Each of Buyer and the Company shall use its reasonable best efforts to take such actions and do such things reasonably necessary, proper, or advisable to consummate the Contemplated Transactions, make effective, and comply with all of the terms of this

Agreement (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article IX and including finalizing the successor subservicing agreement pursuant to Section 6.1(d)).  Each of Buyer and the Company shall reasonably cooperate with the other Party in connection with all actions to be taken in connection with the foregoing sentence (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article IX).

(b)                                 Each of Buyer and the Company shall keep the other Party apprised of the status of matters relating to the completion of the Contemplated Transactions and work cooperatively in connection with obtaining the requisite consents of each applicable Governmental Authority, Agency and third party, including:

(i)                                     cooperating with each other in connection with filings under applicable Laws or Applicable Requirements in connection with the Contemplated Transactions;

(ii)                                  furnishing to the other Party all information within its possession that is required for any notification or other filing to be made by the other Party pursuant to applicable Laws or Applicable Requirements in connection with the Contemplated Transactions;

(iii)                               promptly notifying each other of any communications from or with any Governmental Authority or Agency with respect to the Contemplated Transactions;

(iv)                              using commercially reasonable efforts to respond within five (5) Business Days (but in all events as soon as reasonably practicable) to any request by a Governmental Authority or Agency for information with respect to the Contemplated Transactions;

(v)                                 not agreeing to participate in any meeting with any Governmental Authority or Agency in connection with proceedings under or relating to applicable Laws or Applicable Requirements in connection with the Contemplated Transactions, unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and

(vi)                              consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to applicable Laws or Applicable Requirements in connection with the Contemplated Transactions.

(c)                                  Notwithstanding the foregoing or anything else in this Agreement to the contrary, no Party shall have any obligation to offer or pay any consideration (other than customary filing or processing fees with Governmental Authorities or Agencies) in order to obtain any consents, approvals or authorizations referred to in this Section 6.2.

6.3                               Publicity.  None of Buyer, Company or Sellers shall issue any press release or other public announcement, or otherwise communicate with the media, concerning the Contemplated Transactions without the prior consent of the other Parties hereto, except as such release or announcement may be required by Law, in which case the disclosing Party shall notify the other Parties hereto and, to the extent possible, allow such other Parties reasonable time to comment on such release or announcement in advance of such issuance.

6.4                               Further Assurances.   On and after the Closing Date, and for no further consideration, the Parties will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof or to more effectively complete the Contemplated Transactions.

6.5                               No Solicitation.  Sellers shall immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of this Agreement with any parties other than Buyer with respect to the sale of the Company or any material portion of the Company’s assets and shall not initiate or engage in any activities, discussions or negotiations after the date hereof with any third party regarding the foregoing.

6.6                               Notification of Certain Matters.   Each Party shall promptly notify the other Parties of any Action that shall be instituted or, to the Knowledge of such Party, threatened against such Party to restrain, prohibit or otherwise challenge the legality or validity of any of the Contemplated Transactions.  Sellers and the Company may, from time to time prior to or at the Closing, by notice to Buyer, supplement, amend or create any Disclosure Schedule, in order to add information or correct information provided on such Disclosure Schedule (each such notice, a “Schedule Update”).  Notwithstanding anything to the contrary in this Agreement, if, concurrently with the delivery of such Schedule Update, the Company informs Buyer in writing that, as a result of any matter or matters set forth in such Schedule Update the conditions set forth in Section 9.2(a) will not be satisfied at the Closing, Buyer shall have the right to terminate this Agreement pursuant to Section 11.3(a)(iv) within fifteen (15) Business Days following its receipt of such Schedule Update.  If Buyer fails to terminate this Agreement within such fifteen (15) Business Day period, then such Schedule Update shall amend the Disclosure Schedules (including the underlying representations and warranties) for purposes of Section 9.2(a) and Buyer will be deemed to have waived any right to indemnification pursuant to this Agreement with respect to the matter or matters set forth in such Schedule Update.  For the avoidance of doubt, a Schedule Update shall not operate to amend the Disclosure Schedules in any respect or for any purpose if concurrently with the delivery of such Schedule Update, the Company does not inform Buyer in writing that, as a result of any matter or matters set forth in such Schedule Update, the conditions set forth in Section 9.2(a) will not be satisfied at the Closing.

6.7                               Release of Personal Guarantees.  Schedule 6.7 lists all personal guarantees of Sellers (“Personal Guarantees”) in respect of obligations of the Company.  Prior to Closing, the Company shall send a written request to each counterparty of each of the Personal Guarantees requesting that the applicable Seller be released from such Personal Guaranty upon consummation of the Contemplated Transactions and Buyer shall take reasonable best efforts to cause such counterparties to fully release Sellers from any and all obligations under the Personal Guarantees and any other personal guarantees provided by Sellers for the benefit of the Company, effective as of the Closing.

6.8                               Waivers of Certain Rights.  Each Seller and the Company hereby waive all rights of first refusal, rights of first offer, repurchase rights, redemption rights and all other similar rights in favor of such Parties with respect to their equity securities in the Company that may be triggered by the Contemplated Transactions, whether set forth in the Articles of Incorporation, Shareholder Agreement or any other Contract.

6.9                               Indemnification and Insurance; Modifications to Organizational Documents of the Company.

(a)                                 Buyer shall cause the Company to maintain in effect for six (6) years from the Closing Date directors’ and officers’, fiduciary and employment practices liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’, fiduciary and employment practices liability insurance policy on terms not materially less favorable than those of such existing insurance coverage and on terms that are customary and appropriate for the Business, or a prepaid policy providing similar coverage.

(b)                                 Buyer agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing Date and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, managers, officers, employees, equity holders and agents of the Company (the “Company Agents”) as provided in the Company’s organizational documents (including its Articles of Incorporation and Bylaws) shall survive the Contemplated Transactions and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Company Agent.

(c)                                  In the event that Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall ensure that such Person assumes the obligations set forth in this Section 6.9; it being understood that such assumption shall not relieve Buyer of its obligations hereunder.

6.10                        Repurchase Reports; Sale of Repurchased Loans. From the Closing through expiration of the General Survival Period, Buyer shall, and shall cause the Company to, provide Sellers with (a) regular (at least monthly) reports of repurchase and indemnity claims made against the Company and involving any Previously Disposed of Mortgage Loans, (b) access to the personnel of Buyer and/or the Company responsible for handling such repurchase and indemnity claims, and (c) access to the systems and databases of Buyer and/or the Company that contain information on such repurchase and indemnity claims, provided that Buyer shall, and shall cause the Company to, provide Sellers with access to such personnel and information after expiration of the General Survival Period to the extent related to any pending indemnification claim under Section 10.2(c) and then only for the pendency of any such claim.  Sellers shall be entitled to review and discuss with Buyer and/or the Company any responses to repurchase and indemnity claims before such responses are delivered to the applicable party and the Company and Buyer shall incorporate any reasonable comments by Sellers.

6.11                        Registration Statement.  Buyer shall promptly prepare and file with the SEC (in no event more than 30 days after the date hereof) the Buyer Form S-4 Registration Statement.  Buyer shall: (a) cause the Buyer Form S-4 Registration Statement to comply with the applicable rules and regulations promulgated by the SEC; and (b) provide Sellers (and their counsel) with a reasonable opportunity to review and comment on the Buyer Form S-4 Registration Statement (and any amendment thereto) prior to filing the Buyer Form S-4 Registration Statement with the SEC.  Buyer shall use reasonable best efforts to: (i) respond promptly to any comments made by the SEC with respect to the Buyer Form S-4 Registration Statement after consultation with Sellers (and their counsel); and (ii) have the Buyer Form S-4 Registration Statement become effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable after it is filed with the SEC (it being understood that Buyer shall use reasonable best efforts to cause the Buyer Form S-4 Registration Statement to become effective under the Securities Act prior to the Termination Date).  The Company and Sellers shall (A) promptly furnish Buyer information concerning such party that may be required or reasonably requested in connection with the preparation and filing of the Buyer Form S-4 Registration Statement or in connection with the preparation and filing of any response to SEC comments, (B) notify Buyer as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Buyer Form S-4 Registration Statement or an amendment or supplement thereto, and (C) otherwise cooperate as reasonably requested by Buyer in connection with the preparation and filing of the Buyer Form S-4 Registration Statement, supplements and amendments thereto and related responses to SEC comments.  Buyer shall ensure that, other than information provided by the Company or Sellers in accordance with the immediately preceding sentence, none of the information included in the Buyer Form S-4 Registration Statement will, at the time the Buyer Form S-4 Registration Statement is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and the Company and Sellers shall ensure that none of the information provided by the Company or Sellers for inclusion in the Buyer Form S-4 Registration Statement will, at the time the Buyer Form S-4 Registration Statement is filed with the SEC or at the time it, or any amendment or supplement thereto, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The parties hereto acknowledge and agree that the filing of the Buyer Form S-4 Registration Statement and such Buyer Form S-4 Registration Statement becoming effective prior to the Closing are material and important to the Sellers and without such terms, the Sellers would not have entered into this Agreement.

ARTICLE VII
EMPLOYEES

7.1                               Employees; Employee Benefit Plans.

(a)                                 Except as otherwise required by applicable Law, after the Closing Date, the Company shall have no obligation to continue the employment or retain the services of any Employee for any period of time following the Closing Date.  Buyer shall be entitled to modify any compensation or benefits provided to any Employee and any other terms or conditions of employment with any Employee in its sole discretion.  Notwithstanding the foregoing, Buyer intends that as of the Closing Date the Company will provide Employees with health and welfare benefits similar to those benefits that Buyer provides to its similarly situated employees as of the date hereof.  Nothing contained in this Agreement shall be construed as an offer of employment or contract between Buyer and any Employee.

(b)                                 Without limiting the scope of this Section 7.1, Buyer shall cause the Company to arrange for each Employee (and his or her “eligible dependents,” as defined in the Employee Benefit Plans) to be covered immediately following the Closing Date by a group health plan that provides health benefits (within the meaning of Section 5000(b)(1) of the Code) that (i) does not limit or exclude coverage on the basis of any pre-existing condition of any Employees or their dependents (other than any limitation already in effect under the Company’s group health plan), and (ii) provide each Employee full credit, for the year during which the Closing occurs, for any deductible already incurred by the Employee under the Company’s group health plan and for any other out-of-pocket expenses that count against any maximum or minimum out-of-pocket expense provision of the Company’s group health plan or medical plan.

(c)                                  Buyer shall cause the Company to make any filings and shall deliver any notices required in connection with the Contemplated Transactions under the WARN Act, or any similar state or local law so that the Company shall have no Liability under the WARN Act or any similar state or local Law as a result of the Contemplated Transactions.  Buyer shall be solely responsible for any Liability under the WARN Act or any similar state or local Law, to any employee of the Company who is found to have suffered an “employment loss” under the WARN Act after the Closing, and any and all other Liabilities arising out of or resulting from any such employment loss or Buyer’s failure to cause the Company to employ such employees, serve sufficient notice, or provide pay in lieu of notice pursuant to the WARN Act or any similar state or local Law.  Subject to the limitations set forth in Section 10.5, Sellers shall be solely responsible for any Liability under the WARN Act or any similar state or local Law, to any employee of the Company who is found to have suffered an “employment loss” under the WARN Act before the Closing, and any and all other Liabilities arising out of or resulting from any such employment loss prior to the Closing or Sellers’ failure prior to the Closing to cause the Company to employ such employees, serve sufficient notice, or provide pay in lieu of notice pursuant to the WARN Act or any similar state or local Law.

(d)                                 Nothing in this Section 7.1 is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including, without limitation, the right of any Employee or other individual to seek to enforce any provision of this Section 7.1 or any right to compensation, benefits, or any other right or privilege of employment with the Company or Buyer.  Nothing in this Section 7.1 shall be construed or interpreted to be an amendment to any Employee Benefit Plan.

7.2                               Non-Solicitation; Non-Competition. At the Closing, Roger Jones and Kathleen Murphy-Zimpel shall each enter into an Employment Agreement in form substantially similar to the form attached hereto as Exhibit B and Walter Jones shall enter into a Non-Compete and Non-Solicitation Agreement in form substantially similar to the form attached hereto as Exhibit C.

ARTICLE VIII
TAX MATTERS

8.1                               Preparation of Tax Returns by Sellers.  Sellers shall, at their sole expense, prepare or cause to be prepared all income Tax Returns for the Company for all Pre-Closing Periods that have not yet been filed as of the Closing Date.  All such Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Laws.  At least 30 days prior to the due date for each such Tax Return prepared by Sellers, Sellers shall submit such Tax Return to Buyer for Buyer’s review, comment and approval, which approval may be withheld only if such Tax Return has not been prepared in accordance with the requirements of this Section 8.1; provided that Sellers shall incorporate any reasonable comments from Buyer.  Buyer will cause duly authorized officers of the Company (or any successor thereof) timely to execute and file such Tax Returns prepared in accordance with the requirements of this Section 8.1.

8.2                               Preparation of Tax Returns by Buyer.  Buyer shall, at its sole expense, prepare or cause to be prepared and file or cause to be filed (a) all income Tax Returns (if any) for the Company for all Straddle Periods and (b) all Tax Returns other than income Tax Returns for all Pre-Closing Periods and Straddle Periods that have not been filed as of the Closing Date.  All such Tax Returns shall be prepared consistent with the past practice of the Company, except as otherwise required by applicable Laws.  At least 30 days prior to the due date for each such Tax Return prepared by Buyer, Buyer shall submit such Tax Return to Sellers for Sellers’ review, comment and approval, which approval may be withheld only if such Tax Return has not been prepared in accordance with the requirements of this Section 8.2; provided that Buyer shall incorporate any reasonable comments from Sellers.

8.3                               Cooperation of Buyer and Sellers.  Buyer, the Company and Sellers shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.1 and Section 8.2, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Buyer shall (a) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Buyer, as the case may be, shall allow the other Party to take possession of such books and records.

8.4                               Transfer Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne solely by Buyer.

8.5                               Indemnity Payment.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

8.6                               Amended Returns.  Without the prior written consent of Sellers, Buyer will not (a) file or amend or permit any of the Company to file or amend any Tax Return relating to a Pre-Closing Period of the Company, (b) extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Period of the Company, or (c) make or change or permit the Company to make or change any Tax election or accounting method with respect to the Company that has retroactive effect to any Pre-Closing Period.

8.7                               Tax Indemnification.  From and after the Closing, each Seller (severally and not  jointly with the other Sellers) shall indemnify Buyer against and hold Buyer harmless from any loss, liability, damage or expense incurred by Buyer or the Company to the extent resulting from any Pre-Closing Taxes, other than any Taxes which are reflected as a liability on the Post-Closing Balance Sheet.  From and after the Closing, Buyer and the Company shall indemnify Sellers against and hold Sellers harmless from any loss, liability, damage or expense incurred by Sellers to the extent resulting from any Taxes of the Company, other than any Pre-Closing Taxes.

8.8                               Tax Withholding.  In the event any Tax withholding is required pursuant to any applicable Laws, with respect to any transaction contemplated by this Agreement, Buyer and the Company shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person, such amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to such applicable Laws.  To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer and the Company.

8.9                               Tax Election.

(a)                                 At the request and given in the sole discretion of Buyer, and in accordance with Buyer’s instructions, the Company and Sellers shall timely make an election under the Code (and any corresponding election under state, local, and foreign Tax Laws) with respect to treating the purchase and sale of the Purchased Shares hereunder as a purchase and sale of assets in accordance with the applicable Treasury Regulation section (the “Tax Election”). Subject to the instructions and review of Buyer, Sellers and the Company shall timely prepare and file such forms as may be contemplated by applicable Code sections or administrative practice to effect such Tax Election.  Without limiting the foregoing, Sellers and the Company shall file statements, amend Tax Returns, provide assistance and take such other action as Buyer determines in good faith are necessary to carry out the purposes and intent of the Section 8.9. Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Tax Election on their Tax Return to the extent required by applicable Laws.

(b)                                 Subject to Sellers’ reasonable approval, Buyer shall be responsible for determining and preparing the allocation of the Purchase Price (plus assumed liabilities and other items of the Company, to the extent properly taken into account under the Code and the Treasury

Regulations thereunder, as applicable) among the assets of the Company in accordance with the Code and Treasury Regulations thereunder (and any comparable provisions of state, local, or foreign Laws, as appropriate) (the “Asset Allocation,” and together with the Company Allocation Amount, the “Allocation”).  At the request of Buyer, the Company and Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation.  Buyer will be responsible for preparing and filing any Internal Revenue Service Forms 8883 and any other forms and documents necessary to make the Tax Election.

(c)                                  Buyer, the Company and Sellers agree to: (i) be bound by the Allocation and (ii) shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8883, as applicable) in all respects and for all purposes consistent with such Allocation.  None of Buyer, the Company or Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such Allocation except as may be required otherwise pursuant to a final determination within the meaning of Section 1313(a) of the Code or corresponding provision of state, local or foreign income Tax law (a “Final Determination”).

(d)                                 If an adjustment is made with respect to the Purchase Price pursuant to Section 2.5(b) or otherwise: (i) the Asset Allocation shall be adjusted in accordance with the Code, as applicable, and the Treasury Regulations thereunder (and any comparable provisions of state or local Laws, as appropriate) and as determined by Buyer and (ii) Buyer, the Company and Sellers agree to file any additional information return required to be filed pursuant to the Code, as applicable, and the Treasury Regulations thereunder (and any comparable provisions of state or local Laws, as appropriate) and to treat the Asset Allocation as adjusted in the manner described in above.

(e)                                  Notwithstanding anything herein to the contrary, Buyer shall pay or cause the Company to pay any Taxes (including any Taxes imposed pursuant to Section 1374 of the Code) imposed on the Company by reason of the Tax Election, and any such Taxes (including any Taxes imposed pursuant to Section 1374 of the Code) shall not: (i) be taken into account in the calculation of Purchase Price, (ii) otherwise reduce any amount payable to Sellers hereunder, or (iii) be required to be paid or indemnified by Sellers hereunder.  Notwithstanding anything to the contrary herein, Sellers shall have no obligation to pay any additional Taxes imposed on the Company as a result of an adjustment to the Allocation made pursuant to a Final Determination.

8.10                        Tax Adjustment.

(a)                                 Notwithstanding anything herein to the contrary and subject to Section 8.10(b), Buyer shall pay or cause to be paid to Sellers, in cash, the amounts (such amounts, collectively the “Tax Adjustment”) necessary to cause each Seller’s after-Tax net proceeds from the sale of the Purchased Shares pursuant to this Agreement, taking into account the Tax Election, to be equal to the after-Tax net proceeds that such Seller would have received (taking into account the applicability of the alternative minimum tax) had the Tax Election not been made, taking into account all appropriate federal, state, local and foreign Tax implications arising from the transactions contemplated by this Agreement, including any Taxes imposed on the Tax Adjustment; provided, however, that (i) the Tax Adjustment shall in no event be a negative number (that is, in no event shall any Seller be required to make a Tax Adjustment payment to

Buyer or the Company, even if making a Tax Election is more favorable to any Seller), and (ii) the Tax Adjustment shall not include any Taxes resulting from a breach of tax representation or warranty of the Company or Sellers.

(b)                                 In calculating the Tax Adjustment, (i) only the items of income, gain, deduction, loss, expense and credit or recapture of any of the foregoing items arising out of the transactions contemplated by this Agreement shall be considered (including without limitation any recognition of income, gain, deduction or loss or change in character thereof as a result of the transactions contemplated by this Agreement and the Tax Election), (ii) Sellers shall be treated as subject to the maximum combined federal and state marginal income tax rates (taking account of the character of the income and deductibility, if any, of state income taxes for federal income tax purposes) applicable to an individual residing in the State of New York, City of New York, (iii) notwithstanding any actual receipt thereof after the taxable year when Closing occurs, Sellers shall be deemed to have received during the taxable year when Closing occurs both the Tax Adjustment and the entire, maximum amount of the aggregate deemed price (as determined pursuant to the applicable Treasury Regulations) for the assets of the Company deemed acquired pursuant to the Tax Election, and (iv) it shall be assumed that Sellers would have elected out of the installment method of reporting any gain resulting from the transactions contemplated by this Agreement had the Tax Election not been made and any installment obligation would have been valued at face amount.

(c)                                  In connection with the preparation of the Allocation pursuant to Section 8.9(b), Buyer shall deliver its calculation of the Tax Adjustment to Sellers for their review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Sellers object to Buyer’s calculation of the Tax Adjustment by delivering to Buyer written notice setting forth in reasonable detail the basis of its objections within thirty (30) days after Sellers’ receipt thereof, Buyer and Sellers shall work in good faith and shall use commercially reasonable efforts to agree on a mutually agreed calculation of the Tax Adjustment; provided, that if Buyer and Sellers cannot, within sixty (60) days, mutually agree on the calculation of the Tax Adjustment, then all items of such calculation on which the Parties do not mutually agree shall be submitted to the Independent Accountant for resolution within ten (10) days of submission thereto, which resolution shall be made based solely upon the submissions made by Buyer and Sellers, and not upon an independent determination by the Independent Accountant.  Buyer and Sellers shall pay equal shares of the costs of the Independent Accountant.  The Parties will use their commercially reasonably efforts to finalize the calculation of the Tax Adjustment prior to the Closing Date.

(d)                                 No later than ten (10) days following the agreement of Buyer and Sellers on the Tax Adjustment (or, in the event of an unresolved disagreement regarding the Tax Adjustment that is referred to the Independent Accountant as provided in Section 8.10(c), no later than ten (10) days following the referral of such disagreement to the Independent Accountant), Buyer shall pay the Tax Adjustment as calculated as of such time.  If a disagreement regarding the amount of the Tax Adjustment is pending at that time, Buyer shall pay the undisputed portion thereof and shall pay any excess of the Tax Adjustment as then calculated by Sellers pursuant to the award of the Independent Accountant.

(e)                                  The obligations of Buyer to pay the Tax Adjustment shall survive until the expiration of all statutes of limitation with respect to Tax Returns of Sellers and the Company for the taxable years ending on or including the Closing Date and each succeeding taxable year until no portion of the Purchase Price remains to be paid, to the extent necessary to increase or decrease (but not below zero) the amount of the Tax Adjustment to reflect any Final Determination that would increase or decrease the amount of the Tax Adjustment had such Final Determination been taken into account previously in the calculation of the Tax Adjustment.  The amount of any such increase or decrease shall be determined by the preparation of a revised Tax Adjustment that takes into account such Final Determination, pursuant to the procedures set forth in this Section 8.10 (commencing with the date of notice of such Final Determination in lieu of the date the Allocation is determined), and Buyer shall pay any such increase or Sellers shall pay such decrease, as applicable, in the Tax Adjustment within ten (10) days after the amount of any such increase or decrease is determined in accordance with such procedures.  Each party shall promptly provide written notice to the other parties of any audit or other investigation that may be initiated in connection with the Tax Election or that may affect the amount of the Tax Adjustment.

8.11                        Conduct and Notice of Audits.  If an audit is commenced, an adjustment is proposed or any other claim is made by any Governmental Authority with respect to a Tax liability which is allocated to Sellers or for which they are liable or responsible under this Agreement, then Buyer or the Company shall promptly notify Sellers of such audit, proposed adjustment or claim.  The Company shall have control over the conduct of such audit and any related proceeding with respect to said adjustment or claim; provided, however, that in any audit or other proceeding regarding any such adjustment, claim or dispute, the Company shall be represented by tax counsel or a tax advisor designated by Sellers that is reasonably satisfactory to Buyer; and provided, further that, (a) Buyer shall (and shall cause the Company to) keep Sellers reasonably informed and consult in good faith with Sellers and their tax advisors with respect to any issue relating to such audit or dispute (and Sellers and the tax counsel or tax advisor appointed as provided above will be permitted to attend meetings with taxing authorities); (b) Buyer shall (and shall cause the Company to) timely provide Sellers with copies of all correspondence, notices and other written materials received from any taxing authorities and shall otherwise keep Sellers and their tax advisors advised of significant developments in the audit or dispute and of significant communications involving representatives of the taxing authorities; (c)  Sellers may require that the Company take a position in respect of such audit or proceeding, and the Company shall (and Buyer shall cause the Company to) do so, provided that (i) there exists a reasonable basis for such position (or, in the case of a proceeding in the United States Tax Court or a judicial proceeding, there exists substantial authority for such position within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), and (ii) the Company reasonably determines that the adoption of such position would not have an adverse effect on the tax liability of the Company for any period or portion thereof beginning after the Closing Date (unless Sellers agree on behalf of Sellers, in form and substance reasonably satisfactory to Buyer, to indemnify Buyer and the Company from such adverse effect); (d) Buyer shall provide (and cause the Company to provide) Sellers with a copy of any written submission to be sent to a taxing authority, administrative body or court at least five (5) Business Days prior to the submission thereof and shall give good faith consideration to any comments or suggested revisions that Sellers or their tax advisors may have with respect thereto and shall cause such submission to conform to any position required by Sellers to be taken therein in compliance with the immediately preceding clause (c); and (e) there shall be no settlement, resolution, or closing or other agreement with respect thereto (including any waiver or extension of a statute of limitations) without the consent of Sellers, which consent will not be unreasonably withheld, conditioned or delayed.  Buyer shall make available or shall cause the Company to make available to Sellers (and to the accountants and attorneys designated by Sellers) any and all books and records of the Company and other documents requested by Sellers and shall make available employees of the Company to enable Sellers to defend any audit or other proceeding with respect to any taxable period ending on or before or that includes the Closing Date and shall cooperate with Sellers in the conduct of such audits and other proceedings to the extent Sellers could be liable as a result thereof.

ARTICLE IX
CONDITIONS TO CLOSING

9.1                               Conditions to the Obligations of Buyer, the Company and Sellers.  The respective obligations of Buyer on one hand and the Company and Sellers on the other hand to effect the Contemplated Transactions shall be subject to the satisfaction or waiver by Buyer, the Company and Sellers, as applicable, at or prior to the Closing of the following:

(a)                                 No Law that materially restrains, enjoins or otherwise prohibits the Contemplated Transactions shall have been enacted, adopted or promulgated and be in effect;

(b)                                 No temporary restraining order, preliminary or permanent injunction, decree, judgment, legal restraint or other order of a court of competent jurisdiction or other Governmental Authority (an “Order”) which materially impairs, restrains, enjoins or otherwise prohibits the Contemplated Transactions shall have been issued, entered or enforced and be in effect; and

(c)                                  No action or proceeding by a Governmental Authority seeking an Order which materially impairs, restrains, enjoins or otherwise prohibits the Contemplated Transactions shall be pending.

(d)                                 Buyer shall have obtained the Required Buyer Approvals and the Company shall have obtained the Required Company Approvals, each in form and substance as reasonably satisfactory to the other Party.

9.2                               Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the Contemplated Transactions shall be subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  All representations and warranties of the Company and Sellers contained in this Agreement,

(i)                                     that are qualified as to materiality or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), and

(ii)                                  shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality or Company Material Adverse Effect qualifications set forth in any such representation or warranty) they have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Covenants and Agreements.  The Company and Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.

(c)                                  Company’s Officer’s Certificate.  The Company shall have delivered to Buyer a certificate from a duly authorized officer, dated as of the Closing Date, stating that the conditions applicable to the Company specified in subsections (a) and (b) of this Section 9.2 have been satisfied.

(d)                                 Sellers’ Certificate.  Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, stating that the conditions applicable to Sellers specified in subsections (a) and (b) of this Section 9.2 have been satisfied.

(e)                                  Company’s Secretary’s Certificate.  The Company shall have delivered to Buyer a certificate of its secretary certifying that it has corporate authority to execute this Agreement and consummate the Contemplated Transactions.

(f)                                   No Company Material Adverse Effect.  A Company Material Adverse Effect shall not have occurred.

(g)                                  Closing Deliveries. The Company and Sellers shall have delivered all of the closing deliverables set forth in Section 2.3(a), other than Section 2.3(a)(iv)(D).

(h)                                 Key Employees. As of the Closing, all Key Employees shall continue to be employed by the Company as employees and no Key Employee shall have given a written indication of intent to terminate his or her employment with the Company; provided, that this condition shall be deemed satisfied with respect to (i) a Key Employee (other than Roger Jones) in the event of the death of such Key Employee and (ii) a Key Employee who resigns from the Company by reason of a comment or promise by, or a discussion with, any representative of Buyer with respect to compensation, benefits, other terms of employment or Buyer’s plans with respect to such Key Employee following the Closing.

(i)                                     Minimum Total Equity.  Total Equity of the Company as reflected on the Closing Balance Sheet shall be at least $25 million.

(j)                                    Outstanding Repurchase Losses. The Repurchase Obligation Amount payable in respect of Repurchase Obligations (other than Repurchase Obligations set forth on Schedule 3.21) that are attributable to Previously Disposed of Mortgage Loans, shall not exceed $2,000,000.

(k)                                 Minimum Warehouse Financing. The Company shall have an aggregate financing commitment pursuant to the Warehouse Credit Facilities of an amount equal to or in excess of $175,000,000.

(l)                                     Directors’ and Officers’ Resignations.  All directors comprising the board of directors of the Company and all executive officers of the Company shall have delivered letters of resignation to the Company, with copies to Buyer, tendering their resignations as directors and officers effective as of the Closing.

(m)                             Affinity Agreements. None of the Affinity Agreements shall have been terminated and the Company shall not have received notice of termination of, or notice of intent to terminate, any such agreements.

(n)                                 Cure of Disproportionate Distributions. The Company shall have provided to Buyer or its Representatives (i) reconciliation and work papers for the variances and adjustments to shareholder equity and distribution accounts of the Company for the fiscal year ending December 31, 2014 (including distributions made during 2014); and (ii) audited financial statements of the Company for the fiscal year ending December 31, 2014, or unaudited financial statements of the Company such fiscal year if such audited financial statements are not available prior the Closing.

(o)                                 Registration Statement. The Buyer Form S-4 Registration Statement shall have been declared effective by the SEC and shall continue to be effective at and as of the Closing Date; provided, that if on the Termination Date, as the same may be extended pursuant to Section 11.3(a)(ii), the Buyer Form S-4 Registration Statement has not been declared effective by the SEC then (i) this closing condition shall be deemed to have been satisfied with respect to the Buyer’s conditions to close the Contemplated Transactions and (ii) upon the consummation of the Closing, Buyer shall pay Sellers 100% of the Initial Purchase Price Amount (subject to the Estimated Cash Adjustment) in cash.

(p)                                 Tax Election. Sellers shall have delivered to Buyer (on an irrevocable basis) such Internal Revenue Service form as may be contemplated by applicable Code sections or administrative practice to effect the Tax Election, as such form shall be filed by the Buyer in connection the Tax Election.

(q)                                 Subservicing Agreement. The Company shall have entered into a binding subservicing agreement to replace the Subservicing Agreement, which successor subservicing agreement (i) is by and between the Company and one of the Approved Servicers, or another successor servicer that is reasonably satisfactory to Buyer, (ii) includes an initial term of at least five (5) years, without a right of termination for convenience (i.e., termination without cause, excluding termination as a result of a breach by the Company) during the first one (1) year of the initial term of such successor subservicing agreement, and otherwise includes business terms substantially and materially similar to the Subservicing Agreement, (iii) includes aggregate net costs to the Company that do not exceed the aggregate net costs to the Company under the Subservicing Agreement by more than 10% (“Net Costs Cap”); and (iv) continues to be in effect through the Closing Date.  The Net Costs Cap shall be determined by comparing the aggregate net costs charged by the subservicer to the Company under the Subservicing Agreement during the three (3) calendar months prior to the date on which the Company entered into the successor subservicing agreement against the aggregate net costs that the successor subservicer would have charged to the Company during such three (3) calendar month period had the successor subservicing agreement been in effect during such time.  For the purposes of this Section 9.2(q), “net costs” shall be determined as the amount of aggregate servicing fees charged by the applicable subservicer to the Company, as offset by the aggregate amount of all revenue or expense reimbursements paid by the applicable subservicer to the Company under the applicable agreement during the applicable timeframe.  For the avoidance of doubt, “net cost” shall not include non-recurring costs, such as set up fees or exit fees charged by the subservicer.

9.3                               Conditions to the Obligations of the Company and Sellers.  The obligations of the Company and Sellers to effect the Contemplated Transactions shall be subject to the satisfaction or waiver by the Company or Sellers, as applicable, at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement,

(i)                                     that are qualified as to materiality or Buyer Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), and

(ii)                                  shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or in the case of any representation and warranty which specifically relates to an earlier date, as of such earlier date), except for the failure or failures of such representations and warranties to be so true and correct that (after excluding any effect of materiality or Buyer Material Adverse Effect qualifications set forth in any such representation or warranty) they have not had and would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)                                 Covenants and Agreements.  Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

(c)                                  Officer’s Certificate.  Buyer shall have delivered to Sellers a certificate from a duly authorized officer of Buyer, dated as of the Closing Date, stating that the applicable conditions specified in subsections (a) and (b) of this Section 9.3 have been satisfied.

(d)                                 Closing Deliveries.  Buyer shall have delivered all of the closing deliveries set forth in Section 2.3(b), other than Section 2.3(b)(iii)(E).

(e)                                  Release of Personal Guarantees.  Each Seller shall have been released from each Personal Guarantee for which he or she is a guarantor and any other personal guarantees provided by Sellers for the benefit of the Company that are discovered prior to the Closing.

(f)                                   No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred.

(g)                                  Registration Statement. The Buyer Form S-4 Registration Statement shall have been declared effective by the SEC and shall continue to be effective; provided, that if at and as of the Termination Date, as same may be extended pursuant to Section 11.3(a)(ii), the Buyer Form S-4 Registration Statement has not been declared effective by the SEC then this closing condition shall be deemed to have been satisfied upon the payment by Buyer to Sellers of 100% of the Initial Purchase Price Amount (subject to the Estimated Cash Adjustment) in cash.

ARTICLE X
INDEMNIFICATION

10.1                        Survival of Representations, Warranties and Covenants.

(a)                                 Except as set forth in this Section 10.1, all of the representations and warranties of the Company and Sellers contained in Article III and Article IV and all of the representations and warranties of Buyer contained in Article V shall survive the Closing and continue in full force and effect for a period of 21 months from the Closing Date (the “General Survival Period”); provided that (i) the Special Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers) plus 60 days (the “Special Survival Period”) and (ii) the Seller Fundamental Representations, the Buyer Fundamental Representations and fraud shall survive the Closing and continue in full force and effect indefinitely.

(b)                                 Except with respect to the Sellers Fundamental Representations, the Buyer Fundamental Representations and fraud, no Person may seek indemnification under this Article X with respect to a breach of a representation or warranty after the expiration of the General Survival Period or the Special Survival Period, as applicable.

(c)                                  If a requisite written notice was given by either Party to the other Party with respect to specific claims on or prior to the end of the General Survival Period or Special Survival Period, as applicable, then such requisite written notice shall effectively toll the General Survival Period or the Special Survival Period, as applicable, until such specific claims are resolved.

(d)                                 The Parties’ respective covenants and agreements to be performed at or after the Closing Date contained in this Agreement shall survive indefinitely unless otherwise set forth in such covenant or agreement; provided, however, that any such survival shall not be deemed, directly or indirectly, to affect the General Survival Period or Special Survival Period, as and if applicable, for representations and warranties.

(e)                                  The parties’ respective covenants and agreements to be performed prior to Closing shall terminate and be of no further force and effect upon the Closing.

10.2                        Indemnification by Sellers.  Subject to the limitations of Sections 10.1, 10.5 and 10.7 and this Section 10.2, from and after the Closing, each Seller (severally and not jointly with the other Sellers) agrees to indemnify Buyer and its Representatives (collectively, the “Buyer

Indemnified Parties”) and hold them harmless against any Losses which any of the Buyer Indemnified Parties actually suffer or incur that are caused by or are a result of or related to:

(a)                                 any inaccuracy in or breach of any representation or warranty of the Company or such Seller contained in this Agreement;

(b)                                 any breach of, or failure to perform, any covenant or agreement of the Company contained in this Agreement in each case to the extent such covenant or agreement is required to be performed prior to the Closing; and

(c)                                  Subject to Section 10.5(b), any Repurchase Liabilities (collectively, the “Buyer Losses”).

Each Seller (severally and not jointly with the other Sellers) shall indemnify the Buyer Indemnified Parties with respect to Buyer Losses resulting from (i) breaches of representations and warranties of the Company under Section 10.2(a), and (ii) all indemnification obligations under Section 10.2(b), Section 10.2(c), and 8.7, with respect to his or her proportional share of the applicable Buyer Loss, as such proportional share is determined in accordance with Schedule 1.1(f), without regard to the fault or responsibility, if any, of any individual Seller for the Event giving rise to the Buyer Loss.  Each Seller shall indemnify the Buyer Indemnified Parties severally and in full under Section 10.2(a) with respect to Buyer Losses resulting from breaches of representations and warranties of such Seller.

For purposes of the determination of the Buyer Losses indemnifiable under Section 10.2(a) only and attributable to a breach of a Company representation or warranty set forth in Article III or Seller representation or warranty set forth in Article IV (as applicable), all qualifications in the applicable representation or warranty as to materiality or Company Material Adverse Effect shall be disregarded.

10.3                        Indemnification by Buyer.  Subject to the limitations of Sections 10.1, 10.5 and 10.7 and this Section 10.3, from and after the Closing, Buyer agrees to indemnify Sellers and their Representatives (collectively, the “Seller Indemnified Parties”) and hold them harmless against any Losses which any of the Seller Indemnified Parties actually suffer or incur that are caused by or are a result of or related to:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; and

(b)                                 any breach of, or failure to perform, any covenant or agreement of Buyer contained in this Agreement or any covenant or agreement of the Company contained in this Agreement that the Company is required to perform after the Closing (collectively, the “Seller Losses”).

For purposes of the determination of the Seller Losses indemnifiable under Section 10.3(a) only and attributable to a breach of a Buyer representation or warranty set forth in Article V, all qualifications in the applicable representation or warranty as to materiality or Buyer Material Adverse Effect shall be disregarded.

10.4                        Determination of Losses; Method of Asserting Claims.

(a)                                 As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, and the “Indemnifying Party” shall refer to the Party hereto obligated to indemnify such Indemnified Party.

(b)                                 In the event that any of the Indemnified Parties is (i) made a defendant in or party to any Action or proceeding, judicial or administrative, instituted by any third party which may result in Losses (any such third-party Action or proceeding being referred to as a “Third-Party Action”) or (ii) otherwise receives a claim or demand by any third party which may result in Losses (any such third-party claim or demand being referred to as a “Claim”), then the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Action or Claim and the relevant sections of this Agreement under which the Indemnified Party believes that it is entitled to indemnification from the Indemnifying Parties (after taking into account all limitations on indemnification set forth in this Article X) within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third-Party Action or Claim; provided, however, that, notwithstanding the foregoing, with respect to any Third-Party Action, the Indemnified Party shall deliver to the Indemnifying Party copies of all notices, documents and court papers within seven (7) Business Days of the Indemnified Party’s receipt thereof.  Such notice of the Third-Party Action or Claim from the Indemnified Party shall contain a reference to the section of this Agreement upon which the Indemnified Party is basing its claim for indemnification, the facts giving rise to the basis for the claim and the amount of the Losses asserted against the Indemnifying Party.  The failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder (or limit such obligations) except to the extent that it shall have been prejudiced by such failure.

(c)                                  With respect to any Third-Party Action, the Indemnifying Party shall have the sole and absolute right, upon written notice thereof to the Indemnified Party provided within twenty (20) Business Days of its receipt of the notice of the Third-Party Action, at its option and at its own expense, to be represented by counsel of its choice and to control and assume the defense of such Third-Party Action; provided, however, that the Indemnified Party may participate in any such Third-Party Action with counsel of its choice and at its own expense.  The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Action and cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work product privileges.  Notwithstanding the foregoing, to the extent that (i) the Indemnifying Party elects not to defend such Third-Party Action (or fails to elect such defense within the twenty (20) Business-Day period referred to above) and the Indemnified Party defends against or otherwise handles any such Third-Party Action, or (ii) in the reasonable opinion of counsel for the Indemnified Party, there is a conflict or potential conflict of interest between the Indemnified Party and the Indemnifying Party in such Third-Party Action, then in each case (A) the Indemnified Party may retain counsel of its own choosing, with the reasonable fees and expenses of one law firm for the Indemnified Parties being at the expense of the Indemnifying Party, and the Indemnified Party may control and assume the defense of such Third-Party Action and (B) the Indemnifying Party may participate in such defense with counsel of its choice and at its own expense.  Neither the Indemnifying Party nor the Indemnified Party may settle any Third-Party Action which settlement obligates the other Party to pay money, perform obligations or admit liability without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, if the Indemnifying Party requests the Indemnified Party to accept a proposed financial settlement or financial compromise as the primary aspect of any such settlement with respect to any Third-Party Action and the Indemnified Party withholds its consent thereto, the obligation of the Indemnifying Party to the Indemnified Party under this Article X with respect to such Third-Party Action shall not thereafter exceed the aggregate amount that the Indemnifying Party would have paid hereunder in connection with such settlement or compromise (including reimbursable expenses to the date thereof).  After (x) any final judgment or award shall have been rendered by a court of competent jurisdiction establishing the Indemnified Party’s right to be paid by the Indemnifying Party in connection with an indemnification claim under the terms of this Agreement and the time in which to appeal therefrom has expired, (y) a settlement between the Indemnified Party and the Indemnifying Party with respect to an indemnification claim shall have been consummated or (z) the Indemnified Party and the Indemnifying Party shall arrive at a mutually binding agreement with respect to any matter alleged to be indemnified by the Indemnifying Party hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by it pursuant to Section 10.2 (and subject to the limitations on indemnification set forth in this Article X) with respect to such matter and the Indemnifying Party shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) Business Days after the date of such notice.

(d)                                 In the event that any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third-Party Action or Claim, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses related to such claim or claims and the section of this Agreement under which the Indemnified Party believes it is entitled to indemnification from the Indemnifying Party (after taking into account all limitations on indemnification set forth in this Article X), with reasonable promptness and in any event prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party disputes the claim described in such notice within ten (10) Business Days, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days.  If the Indemnifying Party disputes its liability to the Indemnified Party for the amount of the claim described in such notice and all or any part of such amount is subsequently determined in any settlement or final resolution by lawsuit to be owed to the Indemnified Party, Indemnifying Party shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within ten (10) Business Days following such settlement or resolution.

(e)                                  In the event that the Company has a claim for damages based on a breach by any Seller of any Employment Agreement or Non-Compete and Non-Solicitation Agreement, as applicable, to which such Seller is a party, Buyer or the Company shall deliver a notice of such claim to the applicable Seller, setting forth in reasonable detail the identity, nature and estimated amount of losses related to such claim, with reasonable promptness. If such Seller notifies Buyer or the Company, as applicable, that it disputes the claim described in such notice within ten (10) Business Days, the Seller and the Company will proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days.  If the Seller disputes its liability to the Company for the amount of the claim described in such notice and all or any part of such amount is subsequently determined in any settlement or final resolution by lawsuit to be owed to the Company, such Seller shall pay all of the sums so owing to the Company by wire transfer, certified or bank cashier’s check within ten (10) Business Days following such settlement or resolution.

(f)                                   In the event that the Indemnified Party initiates a proceeding to enforce its right to indemnification hereunder, the prevailing party in such proceeding shall be entitled to reimbursement from the other party for all costs and expenses related to such proceeding, including reasonable attorneys’ fees incurred in connection therewith.

10.5                        Limitations of Liability.

(a)                                 In addition to the other limitations contained in this Agreement and except as otherwise provided herein, the indemnification obligations of Sellers under this Article X are subject to the following terms and conditions:

(i)                                     Sellers shall be liable to the Buyer Indemnified Parties under Section 10.2(a) or Section 10.2(b) only if the Buyer Loss for which indemnification is claimed exceeds $5,000 (“De Minimis Amount”), provided that multiple claims related to a similar Event may be aggregated for purposes of reaching the De Minimis Amount; and

(ii)                                  Sellers shall be liable to the Buyer Indemnified Parties under Section 10.2(a) or Section 10.2(b) only if the aggregate amount of all Buyer Losses under Section 10.2(a) and Section 10.2(b) exceeds $300,000 (the “Threshold”), in which case Sellers shall be obligated to indemnify the Buyer Indemnified Parties for the amount of such Buyer Losses under Section 10.2(a) or Section 10.2(b) only in excess of the Threshold.

provided that (A) Sellers shall not have any indemnification obligations under Section 10.2(a) and Section 10.2(b) in an aggregate amount in excess of the Holdback Amount (which for the avoidance of doubt means the aggregate amount of $3,000,000 (in cash and JGW Stock, as the case may be, deposited in the Escrow Account) (“General Cap”), and (B) Sellers’ indemnification obligations under Section 10.2(c) shall be subject to Section 10.5(b) below; and provided further that, notwithstanding the foregoing, (i) the De Minimis Amount, Threshold and General Cap shall not apply with respect to any Buyer Losses arising from any breach of any Sellers Fundamental Representation which is a representation and warranty of the Company or Special Representation which is a representation and warranty of the Company or fraud by the Company and (ii) if the Buyer Losses arise from any breach of any Sellers Fundamental Representation which is a representation and warranty of a Seller or Special Representation which is a representation and warranty of a Seller or fraud by a Seller, then the De Minimis Amount, Threshold and General Cap shall not apply only with respect to the breaching Seller’s indemnification obligation resulting from such breach or fraud.  Without limiting any limitations on Sellers’ indemnification obligations contained in this Agreement, it is acknowledged and agreed that in no event shall any of Sellers be liable for Buyer Losses and any other Losses incurred by any Buyer Indemnified Party or the Company (including under Section 10.2 and

Section 8.7) in excess of an aggregate amount of Losses equal to one hundred (100%) of the portion of the Purchase Price received by such Seller pursuant to this Agreement.

(b)                                 Indemnification for Mortgage Loan Repurchase Liabilities.

(i)                                     From and after the Closing, Sellers shall indemnify and hold harmless the Buyer Indemnified Parties from and against 80% of Buyer Losses following the Closing but prior to the end of the General Survival Period arising from any Repurchase Liabilities (and thus the Buyer Indemnified Parties shall absorb 20% of such Buyer Losses), but only (A) as to which Repurchase Liabilities Buyer has provided written notice to Sellers prior to the expiration of the General Survival Period, (B) to the extent that the aggregate amount of such Repurchase Liabilities exceed the allowance for loan loss reserves set forth on the Interim Financial Statements for Repurchase Obligations and (C) up to a maximum aggregate amount for all Sellers (together with all other Losses incurred by the Buyer Indemnified Parties) equal to the portion of the Holdback Amount that, as of the time of determination, has not been previously paid to, and is not subject to any claim by, a Buyer Indemnified Party. For the avoidance of doubt, any Repurchase Liabilities subject to this Section 10.5(b) will be deemed a Third-Party Action and shall be handled in accordance with Section 10.4; provided, that (i) the Buyer Indemnified Party shall have the first right to assume the defense of and to compromise or settle any such claims in accordance with the terms of Section 10.4 and (ii) the Buyer Indemnified Party shall consult with Sellers, keep Sellers informed, and share copies of all documents relating to the claim with Sellers, during the negotiations of, and prior to accepting any resolution or settling such claim. “Repurchase Liabilities”  means any Repurchase Obligation with respect to a Previously Disposed of Mortgage Loan but only to the extent such Repurchase Obligation arises from (x) a breach by the Company of a representation or warranty made to any Person (other than a Party or any Affiliate thereof) relating to such Previously Disposed of Mortgage Loan, or (y) a breach of a covenant made by the Company with respect to the performance of such Previously Disposed of Mortgage Loan.

(ii)                                  For purposes of calculating the amount of Repurchase Liabilities under this Section 10.5(b), Repurchase Liabilities shall be limited to (A) with respect to claims for indemnity made by Investors or Insurers, the actual amount paid to such Investor or Insurer on account of such indemnity claim; provided, that if the indemnity claim relates to Mortgage Loans originated during both the pre-Closing and post-Closing periods, then the Parties shall mutually agree in good faith as to the amount paid by the Buyer Indemnified Parties on account of such claim for the period prior to Closing (the “Pre-Closing Indemnity Payment”), and Sellers’ obligations hereunder shall be limited and calculated by reference to the Pre-Closing Indemnity Payment, and (B) with respect to claims for repurchase of Mortgage Loans, the amount by which (x) the actual amount paid to repurchase such Mortgage Loan plus any third-party, out of pocket costs or expenses of sale, liquidation or other disposition of such asset exceeds (y) the amount collected on account of such asset following repurchase plus the amount realized upon the sale, liquidation or other disposition of such asset (such excess amount, the “Repurchase Obligation Amount”).  For the avoidance of doubt, and without limitation on the foregoing, Repurchase Liabilities shall not include or be deemed to have been incurred if the Company (i) changes its loan loss repurchase methodology or increases the amount of its loan loss reserves based upon the possibility or expectation of higher claim activity for the period prior to Closing, (ii) has repurchased a Mortgage Loan but has not finally sold, liquidated or disposed of such asset and/or (iii) has executed an indemnity letter which obligates the Company to indemnify the Investor or Insurer upon a subsequent default (if any) by the related borrower.

(iii)                               This Section 10.5(b) shall be the Buyer Indemnified Parties’ sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein that relates to any obligation of the Company to repurchase (including but not limited to any Repurchase Obligations), or otherwise indemnify any Person with respect to, any Mortgage Loan.

(c)                                  All claims for indemnification by any Sellers pursuant to Sections 8.7 and 10.2 and all claims related to breaches of any Employment Agreement or Non-Compete and Non-Solicitation Agreement pursuant to Section 10.4(e), may be asserted against the Holdback Amount and shall be recovered first from such Seller’s stock portion of the Holdback Amount in accordance with the Escrow Agreement, second from such Seller’s cash portion of the Holdback Amount in accordance with the Escrow Agreement, and third, to the extent the then remaining Holdback Amount is insufficient to pay the entire amount of such claim, directly from such Seller on a several basis. Upon the expiration of the General Survival Period, the Holdback Amount shall be released to Sellers, and otherwise in accordance with the Escrow Agreement, and allocated in accordance with Schedule 1.1(f), less any indemnification claims paid to or asserted by any Buyer Indemnified Party in an amount determined in good faith to such date pursuant to Section 10.2 hereof and Section 6 of the Escrow Agreement, adjusted for any amount paid to or claimed by any Buyer Indemnified Party that was not borne by each Seller proportionally.  Any amount withheld in the Escrow Account pursuant to the preceding sentence shall be released to the Sellers or Buyer (as applicable) upon the resolution of such pending claims pursuant to the terms of this Agreement and the Escrow Agreement. With respect to the release of any stock portion of the Holdback Amount, such stock shall be valued for the purposes of such release based upon the average of the closing stock prices of the JGW Stock as reported on its principal exchange over the 10-Business Day period immediately prior to the second Business Day prior to the Closing.  Any release of the Holdback Amount, or any portion thereof, shall not in any way reduce, diminish or impair the ability of any Buyer Indemnified Party to assert a claim for indemnification thereafter as otherwise permitted or authorized by this Agreement.  Notwithstanding the foregoing, each Seller required to make an indemnification payment pursuant to this Agreement and the Escrow Agreement, may elect to pay such indemnification payment first from the cash portion of the Holdback Amount applicable to such Seller, if any, and then from the stock portion of the Holdback Amount applicable to such Seller, if any.  For the avoidance of doubt, if the value of the JGW Stock held in the Holdback Amount has declined, then Sellers shall not be required to deposit any additional JGW Stock or cash to the Escrow Account to compensate for such decline in value of the JGW Stock.

(d)                                 The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2 for any Buyer Loss in the event that (i) such Buyer Loss was either reflected on the Post-Closing Balance Sheet as a specific line item or otherwise reflected or included in the calculations underlying any such line item, (ii) such Buyer Loss resulted from the failure of Buyer to use commercially reasonable efforts to mitigate or prevent such Buyer Loss, or (iii) such Buyer Loss results from the action or inaction of any Buyer Indemnified Parties after the Closing, provided, however, that in the case of Sections 10.5(d)(ii) and (iii), the Buyer Indemnified Parties’ rights to indemnification hereunder shall only be limited to that portion of the Buyer Loss caused by the Events set forth in Sections 10.5(d)(ii) or (iii), as applicable.

(e)                                  In any case where a Buyer Indemnified Party or Seller Indemnified Party, as applicable, recovers under any insurance policy an amount in respect of a matter for which such party was indemnified pursuant to Section 10.2 or 10.3, as applicable, such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly pay over to Buyer or Sellers (or, with respect to Sellers, to the Escrow Agent if any portion of the Holdback Amount is still subject to the Escrow Agreement), as applicable, the amount so recovered, after deducting therefrom the amount of the expenses incurred by such Buyer Indemnified Party or Seller Indemnified Party, as applicable, in procuring such recovery and any amount expended by Sellers or Buyer, as applicable, in pursuing or defending any claim arising out of such matter.  Notwithstanding the foregoing, in no event shall the amount reimbursed to Buyer or Sellers, as applicable, pursuant to this Section 10.5(e) exceed the amount of the underlying indemnification claim asserted pursuant to Section 10.2 or 10.3, as applicable.

(f)                                   [INTENTIONALLY OMITTED]

(g)                                  Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the transactions contemplated by this Agreement and the Escrow Agreement.  Buyer further acknowledges that, to the extent Buyer, or any of Buyer’s advisors, agents, consultants or representatives, by reason of such due diligence and investigation, whether or not undertaken, knew or should have known that any representation and warranty made herein by the Company or Sellers is or might be inaccurate or untrue, this constitutes a release and waiver of any and all actions, claims, suits, damages or rights to indemnity, at law or in equity, against Sellers by the Buyer Indemnified Parties arising out of breach of that representation and warranty.

(h)                                 In addition to the other limitations contained in this Agreement and except as otherwise provided herein, the indemnification obligations of Buyer under this Article X are subject to the following terms and conditions:

(i)                                     Buyer shall be liable to the Seller Indemnified Parties under Section 10.3(a) only if the Seller Loss for which indemnification is claimed exceeds the De Minimis Amount, provided that multiple claims related to a similar Event may be aggregated for purposes of reaching the De Minimis Amount; and

(ii)                                  Buyer shall be liable to the Seller Indemnified Parties under Section 10.3(a) only if the aggregate amount of all Seller Losses under Section 10.3(a) exceeds the Threshold, in which case Buyer shall be obligated to indemnify the Seller Indemnified Parties for the amount of such Seller Losses under Section 10.3(a) only in excess of the Threshold; and

(iii)                               Buyer shall not have any indemnification obligations under Section 10.3(a) in an aggregate amount in excess of the General Cap;

provided that, notwithstanding the foregoing, the De Minimis Amount, Threshold and General Cap shall not apply with respect to any Seller Losses arising from any breach of the Buyer Fundamental Representations or fraud by Buyer.

10.6                        Treatment of Indemnity Payments.  Amounts paid under this Article X shall be treated as an adjustment to the Purchase Price and the Parties will report such payments consistent with such treatment, unless there is no basis for doing so under applicable Law.

10.7                        Exclusive Remedy.  Except in the case where a Party seeks to obtain specific performance under Section 11.13 or for fraud, from and after the Closing the rights of the Buyer Indemnified Parties and Seller Indemnified Parties to indemnification pursuant to the provisions of this Article X shall be the sole and exclusive remedy for the Parties with respect to any matter arising from or relating to (a) this Agreement or its subject matter or (b) any other matter relating to any Seller or the Company prior to the Closing concerning the conduct of the Business prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters) regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.  Buyer and Sellers acknowledge and agree that the Buyer Indemnified Parties and Seller Indemnified Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a Party hereto (or a successor to a Party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The Parties agree that the provisions in this Article X were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the Purchase Price to be paid to Sellers hereunder.  Notwithstanding this Section 10.7 or any other provisions of this Agreement, Sellers, Buyer and the Company shall not be precluded from seeking any and all remedies related to or arising from any breaches of any Employment Agreement, Non-Compete and Non-Solicitation Agreement and the Nonsolicitation and Confidentiality Agreement.

ARTICLE XI
MISCELLANEOUS

11.1                        Assignment.  This Agreement and the rights hereunder shall not be assignable or transferable by any Party hereto without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, (a) after Closing Buyer shall have the right to assign this Agreement in connection with a sale of capital stock, by operation of Law in connection with a merger or in connection with the sale of substantially all of its assets and (b) Buyer shall have the right to assign this Agreement and all or any part of its rights hereunder and to delegate all or any part of its obligations hereunder to any Affiliate of Buyer; provided, however that Buyer shall not assign its obligations with respect to the issuance of the JGW Stock or filing of the Buyer Form S-4 Registration Statement; and, provided further, that Buyer shall either pay or cause its Affiliate to pay the cash portion of Purchase Price in accordance with the terms set forth in this Agreement. Buyer shall remain subject to all other obligations under this Agreement.

Notwithstanding the above, this Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and permitted assigns of the Parties.

11.2                        No Third-Party Beneficiaries.  Except for the provisions of Article X relating to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person (including Employees), other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.3                        Termination.

(a)                                 This Agreement may be terminated by written notice (given by Buyer to Sellers or by all of Sellers collectively to Buyer, as the case may be):

(i)                                     by the mutual written consent of Sellers and Buyer;

(ii)                                  by either Sellers or Buyer, if the Closing shall not have occurred on or before the date that is 180 days from the date of this Agreement, which such 180 days shall be subject to an extension of up to five (5) calendar days to accommodate the last clause of Section 2.2, if applicable (the “Termination Date”) (unless the failure to consummate the Contemplated Transactions is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any obligation required to be performed by such Party at or prior to the Closing); provided, however, that at any time prior to five (5) Business Days prior to the Termination Date, upon written notice given by either Buyer or Sellers to the other Party, if (A) any Company Required Approval or Buyer Required Approval has not been obtained, (B) any Personal Guarantee has not been released, and/or (C) the SEC has not declared the Buyer Form S-4 Registration Statement effective, and, in each case, all other conditions in Article VIII have theretofore been satisfied or are reasonably capable of being satisfied, Buyer or Sellers, as applicable, may extend the Termination Date for an additional sixty (60) days to obtain such approvals, obtain the release of such Personal Guarantees and/or seek to have the Buyer Form S-4 Registration Statement deemed effective by the SEC; provided that, for the avoidance of doubt, this Agreement may not be terminated pursuant to this Section 11.3(a)(ii) solely by virtue of the fact that the Buyer Form S-4 Registration Statement is not effective upon the conclusion of such sixty (60) day extension period;

(iii)                               by either Sellers or Buyer, if (A) any Governmental Authority which must grant a Required Company Approval has denied such approval and such denial has become final and nonappealable and Buyer does not waive the requirement of such approval or (B) any Governmental Authority shall have issued a final nonappealable Order enjoining or otherwise prohibiting the consummation of the Contemplated Transactions (for the avoidance of doubt, except for failure by the SEC to declare the Buyer Form S-4 Registration Statement effective);

(iv)                              by Buyer, if it is not in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of the

Company or any Seller herein become untrue or inaccurate such that Section 9.2(a) would not be satisfied or (B) there has been a breach on the part of the Company or any Seller of any of its covenants or agreements contained in this Agreement such that Section 9.2(b) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after Buyer has provided written notice of such breach to Sellers; or

(v)                                 by Sellers, if neither the Company nor any Seller is in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of Buyer herein become untrue or inaccurate such that Section 9.3(a) would not be satisfied or (B) there has been a breach on the part of Buyer of any of its covenants or agreements contained in this Agreement such that Section 9.3(b) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after Sellers have provided written notice of such breach to Buyer.

(b)                                 In the event of termination by Sellers or Buyer pursuant to Section 11.3(a), written notice thereof shall forthwith be given to the other Parties, this Agreement shall become void and have no effect, the Contemplated Transactions shall be terminated without further action by any Party, and except as provided in this Section 11.3(b) there shall be no Liability on the part of any Party to any other Party.  If the Contemplated Transactions are terminated as provided herein:

(i)                                     Buyer shall return to the Company all documents and other material received from the Company or its respective Affiliates or Representatives relating to the Contemplated Transactions, whether so obtained before or after the execution hereof;

(ii)                                  all confidential information received by Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement by and among Buyer, the Company and Sellers, dated April 30,  2014 (the “Confidentiality Agreement”) , which shall remain in full force and effect notwithstanding the termination of this Agreement; and

(iii)                               the provisions of this Article XI shall remain in full force and effect.

(iv)                              The termination of this Agreement shall not relieve any Party from Liability for fraud or breach of this Agreement that occurred prior to such termination.

11.4                        Expenses.  Except as otherwise provided herein, the Company, Sellers and Buyer will each be liable for their own respective costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, whether or not the Closing shall have occurred.  The Company shall be responsible for all costs and expenses incurred in connection with obtaining the Company Third Party Consents.  The Company and Buyer shall be equally responsible for all costs and expenses incurred in connection with obtaining the

Company Governmental Approvals.  Buyer shall be liable for all costs and expenses incurred in connection with obtaining the Buyer Governmental Approvals and Buyer Third Party Consents.

11.5                        Amendment and Modification.  This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

11.6                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of transmission if sent via email or facsimile transmission to the email address or facsimile number given below, with confirmation of delivery, (c) on the Business Day after delivery to a reputable nationally recognized overnight courier service or (d) upon receipt after being mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses:

(i)	If to Buyer or the Company after Closing, to:

The J.G. Wentworth Company
201 King of Prussia Road, Suite 501
Radnor, PA 19087
Attention: Stephen A. Kirkwood - Executive Vice President & General Counsel
E-mail: skirkwood@jgwentworth.com
Facsimile: (855) 285-5089

With required copies to (which shall not constitute notice):

K&L Gates LLP
1601 K Street, NW
Washington, DC 20006
Attention: Thomas F. Cooney
E-mail: thomas.cooney@klgates.com
Facsimile: (202) 778-9100

Reed Smith LLP
Three Logan Square
1717 Arch Street, Suite 3100
Philadelphia, PA 19103
Attention: Lori Lasher
E-mail: llasher@reedsmith.com
Facsimile: (215) 851-1420

(ii)	If to the Company prior to Closing, to:

WestStar Mortgage, Inc.
3350 Commission Court
Woodbridge, VA 22192
Attention: Walter F. Jones, Kathleen Murphy-Zimpel, and Roger W. Jones

E-mail: walter.jones@weststarmortgage.com, kzimpel@weststarmortgage.com, rwjones@weststarmortgage.com
Facsimile: (571) 408-2724

With a required copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, CA 90071
Attention: David Sands
Email: dsands@sheppardmullin.com
Facsimile: (213) 620-1398

and

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Ariel Yehezkel
Email: ayehezkel@sheppardmullin.com
Facsimile: (212) 655-1715

(iii)	If to Sellers, to:

Walter F. Jones
8009 Whitting Drive
Manassas, VA 20112

Kathleen Murphy-Zimpel
460 Belmont Bay Drive
Woodbridge, VA 22191

Roger W. Jones
10801 Crockett Road
Nokesville, VA 20181

With a required copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
333 S. Hope Street, 43rd Floor
Los Angeles, CA 90071
Attention: David Sands
Email: dsands@sheppardmullin.com
Facsimile: (213) 620-1398

and

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: Ariel Yehezkel
Email: ayehezkel@sheppardmullin.com
Facsimile: (212) 655-1715

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 11.6 (provided that no such notice shall be effective until it is received by the other Party hereto).

11.7                        Governing Law.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the Parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any of the above-named courts.

(b)                                 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.7.

11.8                        Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the legality, validity or enforceability of any other provision hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons  or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.9                        Waiver.  Waiver of any term or condition of this Agreement by any Party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.10                 Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties.  Signatures of the Parties transmitted by facsimile or other electronic communication means shall be binding and effective for all purposes.

11.11                 Entire Agreement.  This Agreement, including the Disclosure Schedules and Exhibits hereto, and the Escrow Agreement contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

11.12                 Interpretation.  All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  Whenever the words “made available to Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information as the Company has provided to Buyer in electronic form or as have otherwise been provided by the Company to Buyer at the Company’s office facilities.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.  Nothing in this Agreement shall be construed to require any Party hereto to violate any Law.

11.13                 Enforcement in Equity and at Law.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity in each case without the need to post a bond or provide other security.

11.14                 Certain Matters Regarding Representation of Sellers and the Company.   Sheppard Mullin Richter & Hampton, LLP (“SMRH”)  has acted as counsel for Sellers and the Company in connection with this Agreement (the “Acquisition Engagement”) and in that connection not as counsel for any other Person, including without limitation, Buyer.  SMRH has also represented on or prior to the Closing, and may also thereafter represent, the Company and its subsidiaries in respect of other matters (“Company Engagements”).

(a)                                 Acquisition Engagement.  Only Sellers shall be considered clients of SMRH in the Acquisition Engagement.  All communications between Sellers or the Company and SMRH in the course of the Acquisition Engagement shall be deemed to be attorney-client confidences that belong solely to Sellers.  Accordingly, Buyer shall not have access to any such communications, or to the files of SMRH relating to the Acquisition Engagement, whether or not the Closing occurs.  Without limiting the generality of the foregoing, upon and after the Closing, (i) Sellers and SMRH shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Company nor Buyer shall be a holder thereof, (ii) to the extent that files of SMRH in respect of the Acquisition Engagement constitute property of the client, only Sellers shall hold such property rights, and (iii) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between SMRH and the Company or otherwise.

(b)                                 Company Engagements.  The Parties acknowledge the community of interest between the Company and Sellers in view of the fact that Sellers hold all the equity of the Company.  Accordingly, Buyer agrees that the principles that apply to the Acquisition Engagement regarding client confidences, attorney-client communications, attorney-client privilege, client files and disclosures shall also apply to Company Engagements initiated prior to the Closing.  Thus, notwithstanding that the Company is or was a client in the Company Engagements, from and after the Closing, (i) all communications between Sellers or the Company and SMRH in the course of all Company Engagements initiated prior to the Closing shall be deemed to be attorney-client confidences that belong solely to Sellers and not the Company, (ii) Buyer shall not have access to any such communications, or to the files of SMRH relating to any such Company Engagement, (iii) Sellers and SMRH shall be the sole holders of the attorney-client privilege with respect to each such Company Engagement initiated prior the Closing, and neither the Company nor Buyer shall be a holder thereof, (iv) to the extent that files of SMRH in respect of any such Company Engagement constitute property of the client, only  Sellers shall hold such property rights, and (v) SMRH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or Buyer by reason of any attorney-client relationship between SMRH and the Company or otherwise.

(c)                                  Post-Closing Representation of Sellers, Including Matters Relating to the Acquisition.  If Sellers so desire, and without the need for any consent or waiver by the Company or Buyer, SMRH shall be permitted to represent Sellers after the Closing in connection with any matter, including without limitation anything related to the Contemplated Transactions or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent Sellers, any of their agents and affiliates, or any one or more of them, in connection with any matter whatsoever, including, without limitation, any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, any Contemplated Transaction, and any related matter (such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement), whether or not such matter is related to the Acquisition Engagement or any Company Engagement.

(d)                                 Cessation of Attorney-Client Relationship With Company.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with SMRH, including with respect to any Company Engagements, unless after the Closing SMRH is subsequently engaged in writing by the Company to represent the Company and either such engagement involves no conflict of interest with respect to Sellers or Sellers consent in writing to such engagement.  Any such representation of the Company by SMRH after Closing shall not affect the provisions of this Section 11.14.  For example, and not by way of limitation, even if SMRH is representing the Company after the Closing, SMRH shall be permitted simultaneously to represent Sellers in any matter, including, without limitation, any dispute relating to this Agreement.  Furthermore, SMRH shall be permitted to withdraw from any Company Engagement in order to be able to represent or continue so representing Sellers, even if such withdrawal causes the Company or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

(e)                                  Consent and Waiver of Conflicts of Interest.  Sellers, the Company and Buyer consent to the arrangements in this Section 11.14 and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

BUYER

THE J.G. WENTWORTH COMPANY

BY:	/s/ Stewart A. Stockdale
NAME: Stewart A. Stockdale
TITLE: Chief Executive Officer

Signature Page to Stock Purchase Agreement

SELLERS

/s/ Walter F. Jones
WALTER F. JONES

/s/ Kathleen Murphy-Zimpel
KATHLEEN MURPHY-ZIMPEL

/s/ Roger W. Jones
ROGER W. JONES

Signature Page to Stock Purchase Agreement

COMPANY

WESTSTAR MORTGAGE, INC.

BY:	/s/ Walter Jones
	NAME:	Walter Jones
	TITLE:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation and amended and restated bylaws of The J.G. Wentworth Company, a Delaware corporation (“JGW”).

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that JGW may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of JGW—by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

As permitted by the DGCL, Article V of JGW’s amended and restated certificate of incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to JGW or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize further elimination or limiting of directors’ personal liability, then JGW’s Amended and Restated Certificate of Incorporation provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the DGCL.

As permitted by the DGCL, Article XI of JGW’s amended and restated certificate of incorporation provides that (a) JGW is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (b) JGW may indemnify its other employees and agents as set forth in the DGCL, (c) JGW is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain conditions and (d) the rights conferred by the amended and restated certificate of incorporation and bylaws are not exclusive.

The DGCL authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

(a)         for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

(b)         for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;

(c)          for knowing violations of the law;

(d)         for any transaction from which the directors derived an improper personal benefit; and

(e)          for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the DGCL.

The DGCL requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

JGW maintains a director and officer insurance policy which insures the directors and officers of JGW against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 21. Exhibits Schedule.

Exhibit Number	Description

2.1

Stock Purchase Agreement, dated as of March 6, 2015, by and among The J.G. Wentworth Company, a Delaware corporation, WestStar Mortgage, Inc., a Virginia corporation, Walter F. Jones, Kathleen Murphy-Zimpel, and Roger W. Jones (included as Annex A to the prospectus that forms a part of this Registration Statement on Form S-4)†

5.1	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of the securities being registered *

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for the Registrant *

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 5.1) *

*                 Filed herewith

†                 Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

Item 22. Undertakings.

(1)                                 The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(2)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4)                                 The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5)                                 The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)                                 The undersigned registrant hereby undertakes as follows:

(a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(b) That every prospectus (i) that is filed pursuant to paragraph 6(a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Radnor, State of Pennsylvania, on the 26th day of June, 2015.

THE J.G. WENTWORTH COMPANY

By:	/s/ Stewart A. Stockdale
	Name:	Stewart A. Stockdale
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the date indicated.

Signature	Title	Date

/s/ Stewart A. Stockdale	Chief Executive Officer and Director	June 26, 2015
Stewart A. Stockdale	(Principal Executive Officer)

/s/ John R. Schwab	Chief Financial Officer	June 26, 2015
John R. Schwab	(Principal Financial and Accounting
Officer)

/s/ Alexander R. Castaldi	Chairman, Director	June 26, 2015
Alexander R. Castaldi

/s/ Paul S. Levy	Director	June 26, 2015
Paul S. Levy

/s/ Francisco J. Rodriguez	Director	June 26, 2015
Francisco J. Rodriguez

/s/ Kevin Hammond	Director	June 26, 2015
Kevin Hammond

/s/ William J. Morgan	Director	June 26, 2015
William J. Morgan

/s/ Robert N. Pomroy	Director	June 26, 2015
Robert N. Pomroy

/s/ Robert C. Griffin	Director	June 26, 2015
Robert C. Griffin